                         SECURITIES EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               File No. 005-56295
              -----------------------------------------------------

                                 SCHEDULE 13D/A
                                 (Rule 13d-101)

                                Amendment No. 42

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
                   RULE 13d-1(a) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(a)

                          The Goldman Sachs Group, Inc.

                              ---------------------
                                (Name of Issuer)

                     Common Stock, par value $.01 per share

                    -----------------------------------------
                         (Title of Class of Securities)

                                   38141G 10 4

                              ---------------------
                                 (CUSIP Number)

                                 Gregory K. Palm
                                 Esta E. Stecher
                                 James B. McHugh
                          The Goldman Sachs Group, Inc.
                                 85 Broad Street
                            New York, New York 10004
                            Telephone: (212) 902-1000

                              --------------------
          (Name, Address and Telephone Number of Persons Authorized to
                       Receive Notices and Communications)

                                  June 30, 2003

                              --------------------
             (Date of Event which Requires Filing of this Statement)

 If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].

                         (Continued on following pages)

--------------------
CUSIP NO. 38141G 104                     13D

--------------------

--------------------------------------------------------------------------------
1.  NAMES OF REPORTING PERSONS:  Each of the persons identified on Appendix A.
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    As to a group consisting solely of Covered Persons(1)             (a)    [x]
    As to a group consisting of persons other than Covered Persons    (b)    [x]
--------------------------------------------------------------------------------
3.  SEC USE ONLY
--------------------------------------------------------------------------------
4. SOURCE OF FUNDS: OO as to Covered Shares(1), OO and PF as to Uncovered Shares(2) (Applies to each person listed on Appendix A.)
--------------------------------------------------------------------------------
5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED                 [ ]
    PURSUANT TO ITEM 2(d) OR 2(e) (Applies to each person listed on Appendix A.)
--------------------------------------------------------------------------------
6. CITIZENSHIP OR PLACE OF ORGANIZATION United States unless otherwise indicated on Appendix A.
--------------------------------------------------------------------------------
                          7.  SOLE VOTING POWER (See Item 6)
     NUMBER OF                As to Covered Shares, 0
      SHARES                  As to Uncovered Shares, as stated in Appendix A
    BENEFICIALLY          ------------------------------------------------------
     OWNED BY             8.  SHARED VOTING POWER (See Item 6) (Applies to
     REPORTING                   each person listed on Appendix A.)
      PERSON                  175,702,899 Covered Shares held by Covered Persons
       WITH                   19,066 Uncovered Shares held by Covered Persons(3)
                              1,778,694 other Uncovered Shares held by Covered
                              Persons(4)
                          ------------------------------------------------------
                          9.  SOLE DISPOSITIVE POWER (See Item 6)
                              As to Covered Shares, less than 1%
                              As to Uncovered Shares, as stated in Appendix A
                          ------------------------------------------------------
                          10. SHARED DISPOSITIVE POWER (See Item 6):
                              As to Covered Shares, 0
                              As to Uncovered Shares, as stated in Appendix A
--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING           177,500,659
     PERSON
--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                  [ ]
     CERTAIN SHARES
--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                 36.15%
--------------------------------------------------------------------------------
14. TYPE OF REPORTING PERSON: OO as to persons listed in Appendix A under the captions "Trusts" and "Limited Liability Companies"; PN as to persons listed in Appendix A under the caption "Partnerships"; CO as to persons listed in Appendix A under the caption "Corporations"; IN as to all other persons listed in Appendix A.
--------------------------------------------------------------------------------

(1)   For a definition of this term, please see Item 2.

(2)   For a definition of this term, please see Item 3.

(3) These are Uncovered Shares also described in Row 7 which each Covered Person is deemed to beneficially own by application of Rule 13d-5(b)(1), but do not include the Uncovered Shares described in note 4. Each Covered Person disclaims beneficial ownership of Uncovered Shares held by each other Covered Person.

(4) These are Uncovered Shares held by 84 private charitable foundations established by 84 Covered Persons each of whom is a co-trustee of one or more of such private charitable foundations and may be deemed to beneficially own such Uncovered Shares. Each other Covered Person may be deemed to beneficially own such Uncovered Shares by application of Rule 13d-5(b)(1). Each such Covered Person disclaims beneficial ownership of such Uncovered Shares, and each other Covered Person also disclaims beneficial ownership of such Uncovered Shares.

                                                                      APPENDIX A

                                                            ITEM 7        ITEM 8        ITEM 9          ITEM 10
                                          ITEM 6             SOLE         SHARED         SOLE           SHARED
                                        CITIZENSHIP         VOTING        VOTING      DISPOSITIVE     DISPOSITIVE
                                      (UNITED STATES       POWER OF      POWER OF      POWER OF         POWER OF
        ITEM 1                       UNLESS OTHERWISE      UNCOVERED     UNCOVERED     UNCOVERED       UNCOVERED
NAMES OF REPORTING PERSONS               INDICATED)         SHARES        SHARES        SHARES          SHARES
--------------------------           ----------------      ---------     ---------    -----------     -----------
Bradley I. Abelow                                             0             0             0               0
Peter C. Aberg                                                0             0             0               0
Daniel A. Abut                       Argentina                0             0             0               0
Hilary E. Ackermann                                           0             0             0               0
Jeffrey D. Adams                                              0             0             0               0
Alberto F. Ades                      Argentina                0             0             0               0
Ben I. Adler                                                  0             0             0               0
Gregory A. Agran                                              0             0             0               0
Raanan A. Agus                                                0             0             0               0
Syed H. Ahmad                        Pakistan                 0             0             0               0
Jonathan R. Aisbitt                  UK                       0             0             0               0
Yusuf A. Aliredha                    Bahrain                  0             0             0               0
Andrew M. Alper                                               0             0             0               0
Philippe J. Altuzarra                France                   0             0             0               0
Ignacio Alvarez-Rendueles            Spain                    0             0             0               0
Rebecca Amitai                                                0             0             0               0
Elizabeth D. Anderson                                         0             0             0               0
Jason R. Anderson                                             0             0             0               0
John G. Andrews                      USA/UK                   0             0             0               0
Francois Andriot                     France                   0             0             0               0
Douglas M. Angstrom                                           0             0             0               0
Arnaud M. Apffel                     France                   0             0             0               0
Lori B. Appelbaum                                             0             0             0               0
William W. Archer                                             0             0             0               0
Jesus A. Arias                       Spain                    0             0             0               0
Philip S. Armstrong                  UK                       0             0             0               0
John A. Ashdown                      UK                       0             0             0               0
Akio Asuke                           Japan                    0             0             0               0
David M. Atkinson                    UK                       0             0             0               0
Neil Z. Auerbach                                              0             0             0               0
Armen A. Avanessians                                          0             0             0               0
Dean C. Backer                                                0             0             0               0
William A. Badia                                              0             0             0               0
Charles Baillie                                               0             0             0               0
Bernardo Bailo                       Italy                    0             0             0               0
Andrew G. Baird                      UK                       0             0             0               0
Mona H. Baird                                                 0             0             0               0
Michiel J. Bakker                    The                      0             0             0               0
                                     Netherlands
Mark E. Bamford                                               0             0             0               0
William J. Bannon                                             0             0             0               0
John S. Barakat                                               0             0             0               0
Scott B. Barringer                                            0             0             0               0
Steven M. Barry                                               0             0             0               0
Christopher M. Barter                                         0             0             0               0
Stacy Bash-Polley                                             0             0             0               0
Christopher A. Bates                                          0             0             0               0
David Baum                                                    0             0             0               0

                                                            ITEM 7        ITEM 8        ITEM 9          ITEM 10
                                          ITEM 6             SOLE         SHARED         SOLE           SHARED
                                        CITIZENSHIP         VOTING        VOTING      DISPOSITIVE     DISPOSITIVE
                                      (UNITED STATES       POWER OF      POWER OF      POWER OF         POWER OF
        ITEM 1                       UNLESS OTHERWISE      UNCOVERED     UNCOVERED     UNCOVERED       UNCOVERED
NAMES OF REPORTING PERSONS               INDICATED)         SHARES        SHARES        SHARES          SHARES
--------------------------           ----------------      ---------     ---------    -----------     -----------
Andrew T. Bednar                                              0             0             0               0
Frank A. Bednarz                                              0             0             0               0
Jonathan A. Beinner                                           0             0             0               0
Douglas S. Bell                      UK                       0             0             0               0
Janet L. Bell                                                 0             0             0               0
Ron E. Beller                                                 0             0             0               0
Driss Ben-Brahim                     Morocco                  0             0             0               0
Jordan M. Bender                                              0             0             0               0
Tarek M. Ben Halim                   Saudi Arabia             0             0             0               0
Anna Maria J. Bentley                UK                       0             0             0               0
Susan M. Benz                                                 0             0             0               0
Kenneth Berents                                               0             0             0               0
Michael G. Berini                                             0             0             0               0
Milton R. Berlinski                  The                      0             0             0               0
                                     Netherlands
Andrew S. Berman                                              0             0             0               0
Frances R. Bermanzohn                                         0             0             0               0
Paul D. Bernard                                               0             0             0               0
Anthony D. Bernbaum                  UK                       0             0             0               0
Stuart N. Bernstein                                           0             0             0               0
Robert A. Berry                      UK                       0             0             0               0
John D. Bertuzzi                                              0             0             0               0
Elizabeth E. Beshel                                           0             0             0               0
Andrew M. Bevan                      UK                       0             0             0               0
Jean-Luc Biamonti                    Monaco                   0             0             0               0
Andrew C. Bieler                                              0             0             0               0
James J. Birch                       UK                       0             0             0               0
Gary D. Black                                                 0             0             0               0
Lloyd C. Blankfein                                            0             0             0               0
Abraham Bleiberg                     Mexico                   0             0             0               0
Dorothee Blessing                    Germany                  0             0             0               0
David W. Blood                                                0             0             0               0
Randall A. Blumenthal                                         0             0             0               0
David R. Boles                                                0             0             0               0
Johannes M. Boomaars                 The                      0             0             0               0
                                     Netherlands
Douglas L. Borden                                             0             0             0               0
Antonio Borges                       Portugal                 0             0             0               0
J. Theodore Borter                                            0             0             0               0
Alastair M. Borthwick                UK                       0             0             0               0
Alison L. Bott                       UK                       0             0             0               0
Charles W.A. Bott                    UK                       0             0             0               0
George M. Brady                                               0             0             0               0
Mairtin Brady                        Ireland                  0             0             0               0
Benjamin S. Bram                                              0             0             0               0
Graham Branton                       UK                       0             0             0               0
Thomas C. Brasco                                              0             0             0               0
Alan J. Brazil                                                0             0             0               0
Timothy J. Bridges                   UK                       0             0             0               0
Victoria A. Bridges                                           0             0             0               0

                                                            ITEM 7      ITEM 8          ITEM 9        ITEM 10
                                          ITEM 6             SOLE       SHARED           SOLE         SHARED
                                        CITIZENSHIP         VOTING      VOTING        DISPOSITIVE   DISPOSITIVE
                                      (UNITED STATES       POWER OF    POWER OF        POWER OF      POWER OF
        ITEM 1                       UNLESS OTHERWISE      UNCOVERED   UNCOVERED       UNCOVERED     UNCOVERED
NAMES OF REPORTING PERSONS               INDICATED)         SHARES      SHARES          SHARES        SHARES
--------------------------           ----------------      ---------   ---------      -----------   -----------
Peter L. Briger, Jr.                                          0           0               0             0
Craig W. Broderick                                            0           0               0             0
Richard J. Bronks                    UK                       0           0               0             0
Julia A. Bronson                                              0           0               0             0
Holger Bross                         Germany                  0           0               0             0
Julian J. Brown                      UK                       0           0               0             0
Kathleen Brown                                                0           0               0             0
Melissa R. Brown                                              0           0               0             0
Peter D. Brundage                                             0           0               0             0
John J. Bu                                                    0           0               0             0
Lawrence R. Buchalter                                         0           0               0             0
David D. Buckley                     UK                       0           0               0             0
Mark J. Buisseret                    UK                       0           0               0             0
Steven M. Bunson                                              0           0               0             0
Timothy B. Bunting                   UK                       0           0               0             0
Nicholas F. Burgin                                            0           0               0             0
Andrew J. Burke-Smith                Canada                   0           0               0             0
Michael S. Burton                    UK                       0           0               0             0
Joseph M. Busuttil                                            0           0               0             0
George H. Butcher III                                         0           0               0             0
Mary D. Byron                                                 0           0               0             0
Jin Yong Cai                         China                    0           0               0             0
Lawrence V. Calcano                                           0           0               0             0
Elizabeth V. Camp                                             0           0               0             0
John D. Campbell                                              0           0               0             0
Laurie G. Campbell                   Canada                   0           0               0             0
Richard M. Campbell-Breeden          UK                       0           0               0             0
Sally W. Cantwell                    UK                       0         600(5)            0           600(5)
Gerald J. Cardinale                                           0           0               0             0
Mark M. Carhart                                               0           0               0             0
Mark J. Carlebach                                             0           0               0             0
Mariafrancesca Carli                 Italy                    0           0               0             0
Valentino D. Carlotti                                         0           0               0             0
Mark J. Carney                       Canada                   0           0               0             0
Anthony H. Carpet                                             0           0               0             0
Michael J. Carr                                               0           0               0             0
Christopher J. Carrera                                       10           0              10             0
Mark Carroll                                                  0           0               0             0
Virginia E. Carter                                            0           0               0             0
Mary Ann Casati                                               0           0               0             0
Chris Casciato                                                0           0               0             0
Eduardo Centola                      Brazil                   0           0               0             0
Lik Shuen David Chan                 Hong Kong                0           0               0             0
David K. Chang                       Taiwan                   0           0               0             0
Amy L. Chasen                                                 0           0               0             0
Sacha A. Chiaramonte                 Germany                  0           0               0             0

-------------------------
(5)   Shared with family members.

                                                          ITEM 7        ITEM 8        ITEM 9          ITEM 10
                                          ITEM 6           SOLE         SHARED         SOLE            SHARED
                                        CITIZENSHIP       VOTING        VOTING      DISPOSITIVE     DISPOSITIVE
                                      (UNITED STATES     POWER OF      POWER OF      POWER OF        POWER OF
         ITEM 1                      UNLESS OTHERWISE    UNCOVERED     UNCOVERED     UNCOVERED       UNCOVERED
NAMES OF REPORTING PERSONS               INDICATED)       SHARES        SHARES        SHARES          SHARES
--------------------------           ----------------    ---------     ---------    -----------     -----------
Andrew A. Chisholm                   Canada                  0            0              0              0
W. Reed Chisholm, II                                       497            0            497              0
Thomas V. Cholnoky                                           0            0              0              0
Robert J. Christie                                           0            0              0              0
Jane P. Chwick                                               0            0              0              0
Peter T. Cirenza                                             0            0              0              0
Geoffrey G. Clark                    Canada                  0            0              0              0
James B. Clark                                               0            0              0              0
Kent A. Clark                        Canada                  0            0              0              0
Alexander Classen                    Switzerland             0            0              0              0
Catherine M. Claydon                 Canada                  0            0              0              0
Zachariah Cobrinik                                           0            0              0              0
Abby Joseph Cohen                                            0            0              0              0
Lawrence A. Cohen                                          400            0            400              0
Marc I. Cohen                                                0            0              0              0
Gary D. Cohn                                                 0            0              0              0
Christopher A. Cole                                          0            0              0              0
Timothy J. Cole                                              0            0              0              0
Colin Coleman                        South Africa            0            0              0              0
Marcus R. Colwell                                            0            0              0              0
Peter H. Comisar                                             0            0              0              0
Laura C. Conigliaro                                          0            0              0              0
William Connell                                              0            0              0              0
Thomas G. Connolly                   Ireland/USA             0            0              0              0
Frank T. Connor                                              0            0              0              0
Karen R. Cook                        UK                      0            0              0              0
Edith W. Cooper                                              0            0              0              0
Philip A. Cooper                                             0            0              0              0
Kenneth W. Coquillette                                       0            0              0              0
Carlos A. Cordeiro                                           0            0              0              0
Henry Cornell                                                0            0              0              0
E. Gerald Corrigan                                           0            0              0              0
Claudio Costamagna                   Italy                   0            0              0              0
Marta Z. Cotton                                              0            0              0              0
James A. Coufos                                              0            0              0              0
Frank L. Coulson, Jr.                                        0            0              0              0
Kenneth Courtis                                              0            0              0              0
Eric J. Coutts                       UK                      0            0              0              0
Beverley M. Covell                   UK                      0            0              0              0
Randolph L. Cowen                                            0            0              0              0
Brahm S. Cramer                      Canada                  0            0              0              0
Nicholas P. Crapp                    UK                      0            0              0              0
Michael J. Crinieri                                          0            0              0              0
Craig W. Crossman                    Australia               0            0              0              0
Neil D. Crowder                                              0            0              0              0
Michael L. Crowl                                             0            0              0              0
Eduardo A. Cruz                                              0            0              0              0
Jeffrey R. Currie                                            0            0              0              0
John P. Curtin, Jr.                                          0            0              0              0
John W. Curtis                                               0            0              0              0

                                                            ITEM 7        ITEM 8        ITEM 9          ITEM 10
                                          ITEM 6             SOLE         SHARED         SOLE           SHARED
                                        CITIZENSHIP         VOTING        VOTING      DISPOSITIVE     DISPOSITIVE
                                      (UNITED STATES       POWER OF      POWER OF      POWER OF         POWER OF
        ITEM 1                       UNLESS OTHERWISE      UNCOVERED     UNCOVERED     UNCOVERED       UNCOVERED
NAMES OF REPORTING PERSONS               INDICATED)         SHARES        SHARES        SHARES          SHARES
--------------------------           ----------------      ---------     ---------    -----------     -----------
Matthew H. Cyzer                     UK                       0             0             0               0
Michael D. Daffey                    Australia                0             0             0               0
Stephen C. Daffron                                            0             0             0               0
Linda S. Daines                                               0             0             0               0
Paul B. Daitz                                                 0             0             0               0
John S. Daly                         Ireland                  0             0             0               0
Stephen D. Daniel                    Canada                   0             0             0               0
Philip M. Darivoff                                            0             0             0               0
Matthew S. Darnall                                            0             0             0               0
Timothy D. Dattels                   Canada                   0             0             0               0
Gavyn Davies                         UK                       0             0             0               0
Stephen Davies                       UK                       0             0             0               0
Katherine R. Davisson                                         0             0             0               0
Oral W. Dawe                         Canada                   0             0             0               0
Diego De Giorgi                      Italy                    0             0             0               0
Michael G. De Lathauwer              Belgium                  0             0             0               0
Jean A. De Pourtales                 France/UK                0             0             0               0
Giorgio De Santis                    Italy                    0             0             0               0
Luigi de Vecchi                      Italy                    0             0             0               0
David A. Dechman                                              0             0             0               0
Daniel L. Dees                                                0             0             0               0
Bradley S. DeFoor                                             0             0             0               0
Mark Dehnert                                                  0             0             0               0
Paul C. Deighton                     UK                       0             0             0               0
Alvaro del Castano                   Spain                    0             0             0               0
James Del Favero                     Australia                0             0             0               0
Juan A. Del Rivero                   Spain                    0             0             0               0
Robert V. Delaney, Jr.                                        0             0             0               0
Joseph Della Rosa                                             0             0             0               0
Roger E. Denby-Jones                 UK                       0             0             0               0
Neil V. DeSena                                                0             0             0               0
Martin R. Devenish                   UK                       0             0             0               0
Andrew C. Devenport                  UK                       0             0             0               0
Stephen D. Dias                      UK                       0             0             0               0
Armando A. Diaz                                               0             0             0               0
Alexander C. Dibelius                Germany                  0             0             0               0
David G. Dick                        UK                       0             0             0               0
James D. Dilworth                                             0             0             0               0
Simon P. Dingemans                   UK                       0             0             0               0
Joseph P. DiSabato                                            0             0             0               0
Michele I. Docharty                                           0             0             0               0
Paula A. Dominick                                             0             0             0               0
Noel B. Donohoe                      Ireland                  0             0             0               0
Suzanne O. Donohoe                                            0             0             0               0
James H. Donovan                                              0             0             0               0
Jana Hale Doty                                                0             0             0               0
Robert G. Doumar, Jr.                                         0             0             0               0
Thomas M. Dowling                                             0             0             0               0
John O. Downing                                               0             0             0               0
Mario Draghi                         Italy                    0             0             0               0

                                                            ITEM 7        ITEM 8        ITEM 9          ITEM 10
                                          ITEM 6             SOLE         SHARED         SOLE           SHARED
                                        CITIZENSHIP         VOTING        VOTING      DISPOSITIVE     DISPOSITIVE
                                      (UNITED STATES       POWER OF      POWER OF      POWER OF         POWER OF
        ITEM 1                       UNLESS OTHERWISE      UNCOVERED     UNCOVERED     UNCOVERED       UNCOVERED
NAMES OF REPORTING PERSONS              INDICATED)          SHARES        SHARES        SHARES          SHARES
--------------------------           ----------------      ---------     ---------    -----------     -----------
Michael B. Dubno                                              0             0             0               0
Connie K. Duckworth                                           0             0             0               0
William C. Dudley                                             0             0             0               0
Donald J. Duet                                                0             0             0               0
Brian J. Duffy                                                0             0             0               0
Brian Duggan                                                  0             0             0               0
Matthieu B. Duncan                                            0             0             0               0
C. Steven Duncker                                             0             0             0               0
Karlo J. Duvnjak                     Canada                   0             0             0               0
Jay S. Dweck                                                  0             0             0               0
Michael L. Dweck                                              0             0             0               0
Gordon E. Dyal                                                0             0             0               0
Isabelle Ealet                       France                   0             0             0               0
Glenn P. Earle                       UK                       0             0             0               0
David C. Earling                                              0             0             0               0
Seaborn S. Eastland                                           0             0             0               0
Kenneth M. Eberts, III                                        0             0             0               0
Paul S. Efron                                                 0             0             0               0
Herbert E. Ehlers                                             0             0             0               0
Robert K. Ehudin                                              0             0             0               0
John E. Eisenberg                                             0             0             0               0
Edward K. Eisler                     Austria                  0             0             0               0
Jason H. Ekaireb                     UK                       0             0             0               0
Gregory H. Ekizian                                            0             0             0               0
Aubrey J. Ellis                                               0             0             0               0
Kathy G. Elsesser                                             0             0             0               0
Glenn D. Engel                                                0             0             0               0
Peter C. Enns                        Canada                   0             0             0               0
Katherine B. Enquist                                          0             0             0               0
Earl S. Enzer                                                 0             0             0               0
Christopher H. Eoyang                                         0             0             0               0
Christian Erickson                                            0             0             0               0
Fred W. Esiri                        UK                       0             0             0               0
James P. Esposito                                             0             0             0               0
Michael P. Esposito                                           0             0             0               0
George C. Estey                      Canada                   0             0             0               0
Mark D. Ettenger                                              0             0             0               0
Bruce J. Evans                                                0             0             0               0
Ian J. Evans                         UK                       0             0             0               0
J. Michael Evans                     Canada                   0             0             0               0
W. Mark Evans                        Canada                   0             0             0               0
Charles P. Eve                       UK                       0             0             0               0
Elizabeth C. Fascitelli                                       0             0             0               0
Jeffrey F. Fastov                                             0             0             0               0
Douglas L. Feagin                                             0             0             0               0
Regina M. Feeney                                              0             0             0               0
Pieter Maarten Feenstra              The                      0             0             0               0
                                     Netherlands
Norman Feit                                                   0             0             0               0
Steven M. Feldman                                             0             0             0               0

                                                            ITEM 7       ITEM 8        ITEM 9         ITEM 10
                                          ITEM 6             SOLE        SHARED         SOLE          SHARED
                                        CITIZENSHIP         VOTING       VOTING      DISPOSITIVE    DISPOSITIVE
                                      (UNITED STATES       POWER OF     POWER OF      POWER OF        POWER OF
        ITEM 1                       UNLESS OTHERWISE      UNCOVERED    UNCOVERED     UNCOVERED      UNCOVERED
NAMES OF REPORTING PERSONS               INDICATED)         SHARES       SHARES        SHARES         SHARES
--------------------------           ----------------      ---------    ---------    -----------    -----------
Laurie R. Ferber                                              0             0             0               0
Luca D. Ferrari                                               0             0             0               0
John A. Ferro, Jr.                                            0             0             0               0
Gail S. Fierstein                                             0             0             0               0
David A. Fishman                                              0             0             0               0
Lawton W. Fitt                                                0             0             0               0
Stephen C. Fitzgerald                Australia                0             0             0               0
Thomas M. Fitzgerald III                                      0             0             0               0
Daniel M. FitzPatrick                                         0             0             0               0
James A. Fitzpatrick                                          0             0             0               0
Pierre-Henri Flamand                 France                   0             0             0               0
David N. Fleischer                                            0             0             0               0
Alexander W. Fletcher                UK                       0             0             0               0
Mark C. Fletcher                     UK                       0             0             0               0
David B. Ford                                                 0           134(6)          0             134(6)
Edward C. Forst                                               0             0             0               0
George B. Foussianes                                          0             0             0               0
Stephen H. Frank                                              0             0             0               0
Oliver L. Frankel                                             0             0             0               0
Orit P. Freedman                     Israel                   0             0             0               0
Matthew T. Fremont-Smith                                      0             0             0               0
Christopher G. French                UK                       0             0             0               0
Timothy G. Freshwater                UK                       0             0             0               0
Jacob Y. Friedman                                             0             0             0               0
Richard A. Friedman                                           0             0             0               0
Matthias K. Frisch                   Switzerland              0             0             0               0
Robert K. Frumkes                                             0             0             0               0
C. Douglas Fuge                                               0             0             0               0
Shirley Fung                         UK                       0             0             0               0
Timothy T. Furey                                              0             0             0               0
Enrico S. Gaglioti                                            0             0             0               0
Maryann L. Gallivan                                           0          2000(7)          0            2000(7)
Gonzalo R. Garcia                    Chile                    0             0             0               0
James R. Garvey                      Ireland                  0             0             0               0
Joseph D. Gatto                                               0             0             0               0
Richard A. Genna                                              0             0             0               0
Hywel D. George                      UK                       0             0             0               0
Peter C. Gerhard                                              0             0             0               0
Kenneth K. Gershenfeld                                        0             0             0               0
Rajiv A. Ghatalia                    India                    0             0             0               0
Robert R. Gheewalla                                           0             0             0               0
Nomi P. Ghez                         Israel/USA               0             0             0               0
Scott A. Gieselman                                            0             0             0               0
Gary T. Giglio                                                0             0             0               0
H. John Gilbertson, Jr.                                       0             0             0               0

-------------------------
(6)   Shared with family members.

(7)   Shared with family members.

                                                            ITEM 7        ITEM 8       ITEM 9          ITEM 10
                                           ITEM 6            SOLE         SHARED        SOLE            SHARED
                                        CITIZENSHIP         VOTING        VOTING     DISPOSITIVE     DISPOSITIVE
                                      (UNITED STATES       POWER OF      POWER OF      POWER OF        POWER OF
         ITEM 1                      UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        UNCOVERED
NAMES OF REPORTING PERSONS              INDICATED)          SHARES        SHARES        SHARES          SHARES
--------------------------           ----------------     ---------     ---------    -----------     -----------
Nicholas G. Giordano                                          0           300(8)          0             300(8)
Joseph H. Gleberman                                           0             0             0               0
Nancy S. Gloor                                                0             0             0               0
Justin G. Gmelich                                             0             0             0               0
Richard J. Gnodde                    Ireland/South            0             0             0               0
                                     Africa
Jeffrey B. Goldenberg                                         0         2,860(9)          0           2,860(9)
Jacob D. Goldfield                                            0             0             0               0
Daniel C. Goldwater                  UK                       0             0             0               0
James S. Golob                                                0             0             0               0
Gregg A. Gonsalves                                            0             0             0               0
Amy O. Goodfriend                                             0             0             0               0
Jay S. Goodgold                                               0             0             0               0
Larry J. Goodwin                                              0             0             0               0
Andrew M. Gordon                                              0             0             0               0
Robert D. Gottlieb                                            0             0             0               0
Gregory M. Gould                                              0             0             0               0
Frank J. Governali                                            0             0             0               0
Lorenzo Grabau                       Italy                    0             0             0               0
Geoffrey T. Grant                                             0             0             0               0
William M. Grathwohl                                          0             0             0               0
Pedro Gonzalez Grau                  Spain                    0             0             0               0
Eldridge F. Gray                                              0             0             0               0
Michael J. Graziano                                           0             0             0               0
Carmen A. Greco                                               0             0             0               0
Stefan Green                         Australia                0             0             0               0
David J. Greenwald                                            0             0             0               0
Louis S. Greig                       UK                       0             0             0               0
William W. Gridley                                            0             0             0               0
Peter W. Grieve                                               0             0             0               0
Christopher Grigg                    UK                       0             0             0               0
Edward Sebastian Grigg               UK/France                0             0             0               0
Michael J. Grimaldi                                           0             0             0               0
Douglas C. Grip                                               0             0             0               0
Peter Gross                                                   0             0             0               0
David J. Grounsell                   UK                       0             0             0               0
Eric P. Grubman                                               0             0             0               0
Arun M. Gunewardena                  Sri Lanka                0             0             0               0
Celeste A. Guth                                               0             0             0               0
Joseph D. Gutman                                              0             0             0               0
Douglas A. Guzman                    Canada                   0             0             0               0
Erol Hakanoglu                       Turkey                   0             0             0               0
David R. Hansen                      Australia                0             0             0               0
Mary L. Harmon                                                0             0             0               0
Roger C. Harper                                               0             0             0               0
Robert S. Harrison                                            0             0             0               0
Valerie J. Harrison                  UK                       0             0             0               0

-------------------------
(8)   Shared with family members.

(9)   Shared with family members.

                                                           ITEM 7         ITEM 8       ITEM 9          ITEM 10
                                          ITEM 6            SOLE          SHARED        SOLE            SHARED
                                        CITIZENSHIP        VOTING         VOTING     DISPOSITIVE     DISPOSITIVE
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF        POWER OF
         ITEM 1                      UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        UNCOVERED
NAMES OF REPORTING PERSONS              INDICATED)         SHARES         SHARES        SHARES          SHARES
--------------------------           ----------------     ---------     ---------    -----------     -----------
Shelley A. Hartman                                            0             0             0               0
Paul R. Harvey                                                0             0             0               0
Rumiko Hasegawa                      Japan                    0             0             0               0
Arthur J. Hass                                                0             0             0               0
Nobumichi Hattori                    Japan                    0             0             0               0
Stephen J. Hay                       UK                       0             0             0               0
Keith L. Hayes                       UK                       0             0             0               0
Edward A. Hazel                                             879           300(10)       879             300(10)
Thomas J. Healey                                              0             0             0               0
Robert C. Heathcote                  UK                       0             0             0               0
Sylvain M. Hefes                     France                   0             0             0               0
Douglas C. Heidt                                              0             0             0               0
David B. Heller                                               0             0             0               0
Steven M. Heller                                              0             0             0               0
William L. Hemphill                                           0             0             0               0
Ruud G. Hendriks                     The Netherlands          0             0             0               0
David P. Hennessey                                            0             0             0               0
R. Douglas Henderson                                          0             0             0               0
David L. Henle                                                0             0             0               0
Mary C. Henry                                                 0             0             0               0
Benoit Herault                       France                   0             0             0               0
Peter C. Herbert                                              0             0             0               0
Bruce A. Heyman                                               0             0             0               0
Stephen Hickey                                                0             0             0               0
Melina E. Higgins                                             0             0             0               0
Robert E. Higgins                                             0             0             0               0
Joanne M. Hill                                                0             0             0               0
Michael I. Hill                      UK                       0             0             0               0
M. Roch Hillenbrand                                           0             0             0               0
Donald W. Himpele                                             0             0             0               0
Kenneth W. Hitchner                                           0             0             0               0
Maykin Ho                                                     0             0             0               0
Timothy E. Hodgson                   Canada                   0             0             0               0
Axel Hoerger                         Germany                  0             0             0               0
Jacquelyn M. Hoffman-Zehner          Canada                   0             0             0               0
Christopher G. Hogg                  New Zealand/USA          0             0             0               0
Simon N. Holden                      UK                       0             0             0               0
Margaret J. Holen                                             0             0             0               0
Daniel E. Holland III                                         0             0             0               0
Teresa E. Holliday                                            0             0             0               0
Peter Hollmann                       Germany                  0             0             0               0
Philip Holzer                        Germany                  0             0             0               0
Gregory T. Hoogkamp                                           0             0             0               0
Sean C. Hoover                                                0             0             0               0

-------------------------
(10)  Shared with family members.

                                                           ITEM 7         ITEM 8       ITEM 9          ITEM 10
                                          ITEM 6            SOLE          SHARED        SOLE            SHARED
                                        CITIZENSHIP        VOTING         VOTING     DISPOSITIVE     DISPOSITIVE
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF        POWER OF
         ITEM 1                      UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        UNCOVERED
NAMES OF REPORTING PERSONS              INDICATED)         SHARES         SHARES        SHARES          SHARES
--------------------------           ----------------     ---------     ---------    -----------     -----------
Shin Horie                           Japan                    0             0             0               0
Jay D. Horine                                                 0             0             0               0
Robert D. Hormats                                             0             0             0               0
Robert G. Hottensen, Jr.                                    576             0           576               0
Thomas J. Houle                                               0             0             0               0
Michael R. Housden                   UK                       0             0             0               0
Zu Liu Frederick Hu                  China                    0             0             0               0
Paul J. Huchro                                                0             0             0               0
James A. Hudis                                                0             0             0               0
Terry P. Hughes                      Ireland                  0             0             0               0
Bimaljit S. Hundal                   UK                       0             0             0               0
Edith A. Hunt                                                 0             0             0               0
Susan J. Hunt                        UK                       0             0             0               0
Janet T. Hurley                                               0             0             0               0
Fern Hurst                                                    0             0             0               0
Robert J. Hurst                                             100             0           100               0
Elizabeth A. Husted                                           0             0             0               0
Walter V. Hutcherson                                          0             0             0               0
Phillip S. Hylander                  UK                       0             0             0               0
John S. Iglehart                                              0             0             0               0
Robert F. Incorvaia                                           0             0             0               0
Toni-Dara Infante                                             0             0             0               0
Francis J. Ingrassia                                          0             0             0               0
Timothy J. Ingrassia                                          0             0             0               0
Margaret H. Isdale                                            0             0             0               0
Hideki Ishibashi                     Japan                    0             0             0               0
Raymond J. Iwanowski                                          0             0             0               0
Walter A. Jackson                                             0             0             0               0
William L. Jacob III                                          0             0             0               0
Arthur L. Jacobson, Jr.                                       0             0             0               0
James A. Jacobson                                             0             0             0               0
Richard I. Jaffee                                             0             0             0               0
Stefan J. Jentzsch                   Germany                  0             0             0               0
Andrew R. Jessop                     UK                       0             0             0               0
Dan H. Jester                                                 0             0             0               0
Thomas Jevon                                                  0             0             0               0
Daniel J. Jick                                                0             0             0               0
David M. Jimenez-Blanco              Spain                    0             0             0               0
Peter T. Johnston                                           522             0           522               0
Andrew J. Jonas                                               0             0             0               0
Adrian M. Jones                      Ireland                  0             0             0               0
Emerson P. Jones                                              0             0             0               0
Robert C. Jones                                               0             0             0               0
Terrence O. Jones                                             0             0             0               0
William J. Jones                                              0             0             0               0
Roy R. Joseph                        Guyana                   0             0             0               0
Kenneth L. Josselyn                                           0             0             0               0
Chansoo Joung                                                 0             0             0               0
Andrew J. Kaiser                                              0             0             0               0
Ann F. Kaplan                                                21             0            21               0

                                                           ITEM 7         ITEM 8       ITEM 9          ITEM 10
                                          ITEM 6            SOLE          SHARED        SOLE            SHARED
                                        CITIZENSHIP        VOTING         VOTING     DISPOSITIVE     DISPOSITIVE
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF        POWER OF
         ITEM 1                      UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        UNCOVERED
NAMES OF REPORTING PERSONS              INDICATED)         SHARES         SHARES        SHARES          SHARES
--------------------------           ----------------     ---------     ---------    -----------     -----------
Barry A. Kaplan                                               0             0             0               0
David A. Kaplan                                               0             0             0               0
Jason S. Kaplan                                               0             0             0               0
Robert S. Kaplan                                              0             0             0               0
Scott B. Kapnick                                              0           1666(11)        0              1666(11)
Atul Kapur                           India                    0             0             0               0
Erland S. Karlsson                   Sweden                   0             0             0               0
James M. Karp                                                 0             0             0               0
Toshinobu Kasai                      Japan                    0             0             0               0
Shunji Katayama                      Japan                    0             0             0               0
Richard Katz                                                  0             0             0               0
Robert J. Katz                                                0             0             0               0
James C. Katzman                                              0             0             0               0
David K. Kaugher                                              0             0             0               0
Alan S. Kava                                                  0             0             0               0
Larry M. Kellerman                                            0             0             0               0
John L. Kelly                                                 0             0             0               0
Carsten Kengeter                     Germany                  0             0             0               0
Kevin W. Kennedy                                              0             0             0               0
Gioia M. Kennett                                              0             0             0               0
William J. Kenney                                             0             0             0               0
Thomas J. Kenny                                               0             0             0               0
Steven Kerr                                                   0             0             0               0
John G. Ketterer III                                          0             0             0               0
Lawrence S. Keusch                                            0             0             0               0
Rustom N. Khandalavala                                        0             0             0               0
Philippe Khuong-Huu                  France                   0             0             0               0
Peter A. Kiernan                     UK                       0             0             0               0
Peter D. Kiernan III                                          0             0             0               0
Sun Bae Kim                          Canada                   0             0             0               0
Douglas W. Kimmelman                                        444             0           444               0
Colin E. King                        Canada                 427             0           427               0
Robert C. King, Jr.                                           0             0             0               0
Timothy M. Kingston                                           0             0             0               0
Shigeki Kiritani                     Japan                    0             0             0               0
Ewan M. Kirk                         UK                       0             0             0               0
Remy Klammers                        France                   0             0             0               0
Daniel H. Klebes II                                           0             0             0               0
Michael Klimek                                                0             0             0               0
Michael K. Klingher                                           0             0             0               0
Jonathan R. Knight                   UK                       0             0             0               0
Bradford C. Koenig                                            0             0             0               0
Andreas Koernlein                    Germany                  0             0             0               0
Mark J. Kogan                                                 0             0             0               0
J. Christopher A. Kojima             Canada                   0             0             0               0
Kazuaki Kojima                       Japan                    0             0             0               0
Jonathan L. Kolatch                                           0             0             0               0
Jeffrey A. Kolitch                                            0             0             0               0
Richard E. Kolman                                             0             0             0               0
Takahiro Komatsu                     Japan                    0             0             0               0

-------------------------
(11) Shared with family members.

                                                           ITEM 7         ITEM 8       ITEM 9          ITEM 10
                                          ITEM 6            SOLE          SHARED        SOLE            SHARED
                                        CITIZENSHIP        VOTING         VOTING     DISPOSITIVE     DISPOSITIVE
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF        POWER OF
         ITEM 1                      UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        UNCOVERED
NAMES OF REPORTING PERSONS              INDICATED)         SHARES         SHARES        SHARES          SHARES
--------------------------           ----------------     ---------     ---------    -----------     -----------
Philip J. Kopp III                                            0             0             0               0
David J. Kostin                                               0             0             0               0
Koji Kotaka                          Japan                    0             0             0               0
Peter S. Kraus                                               15             0            15               0
Srihari Kumar                        India                    0             0             0               0
Mary Lyn Valkenburg Kurish                                    0             0             0               0
Eiichiro Kuwana                      Japan                    0             0             0               0
Joon Kwun                            South Korea              0             0             0               0
Peter Labbat                                                  0             0             0               0
Peggy A. Lamb                                                 0             0             0               0
Simon M. Lamb                        UK                       0             0             0               0
David G. Lambert                                              0             0             0               0
Joseph A. LaNasa III                                          0             0             0               0
Eric S. Lane                                                  0             0             0               0
Thomas K. Lane                                                0             0             0               0
Rudolf N. Lang                       Germany                  0             0             0               0
Gary R. Lapidus                                               0             0             0               0
Bruce M. Larson                                               0             0             0               0
Thomas D. Lasersohn                                           0             0             0               0
Anthony D. Lauto                                              0             0             0               0
John J. Lauto                                                 0             0             0               0
Matthew Lavicka                                               0             0             0               0
Peter T. Lawler                                               0             0             0               0
David N. Lawrence                                             0             0             0               0
Peter Layton                                                  0             0             0               0
Susan R. Leadem                                               0             0             0               0
Andrew D. Learoyd                    UK                       0             0             0               0
Brian J. Lee                                                  0             0             0               0
Chan-Keun Lee                        South Korea              0             0             0               0
George C. Lee                                                 0             0             0               0
Gregory D. Lee                       Australia                0             0             0               0
Kenneth H. M. Leet                                            0             0             0               0
Richard O. Leggett                                            0             0             0               0
Tim Leissner                         Brazil                   0             0             0               0
Anthony J. Leitner                                            0             0             0               0
Todd W. Leland                                                0             0             0               0
Paulo C. Leme                                                 0             0             0               0
Gregg R. Lemkau                                               0             0             0               0
Remco O. Lenterman                   The Netherlands          0             0             0               0
Hughes B. Lepic                      France                   0             0             0               0
Johan H. Leven                       Sweden                   0             0             0               0
Ronald S. Levin                                               0             0             0               0
Allan S. Levine                                               0             0             0               0
Brian T. Levine                                               0             0             0               0
Jack Levy                                                     0             0             0               0
Richard J. Levy                      UK                       0             0             0               0
Tobin V. Levy                                                 0             0             0               0
P. Jeremy Lewis                                               0             0             0               0

                                                           ITEM 7         ITEM 8       ITEM 9          ITEM 10
                                          ITEM 6            SOLE          SHARED        SOLE            SHARED
                                        CITIZENSHIP        VOTING         VOTING     DISPOSITIVE     DISPOSITIVE
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF        POWER OF
         ITEM 1                      UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        UNCOVERED
NAMES OF REPORTING PERSONS              INDICATED)         SHARES         SHARES        SHARES          SHARES
--------------------------           ----------------     ---------     ---------    -----------     -----------
Thomas B. Lewis, Jr.                                          0             0             0               0
Mark E. Leydecker                                             0             0             0               0
Matthew G. L'Heureux                                          0             0             0               0
Michael Liberman                                              0             0             0               0
George C. Liberopoulos               Canada/USA               0             0             0               0
Gwen R. Libstag                                               0             0             0               0
Stephen C. Lichtenauer                                        0             0             0               0
Roger A. Liddell                     UK                       0             0             0               0
Richard J. Lieb                                               0             0             0               0
Lisette M. Lieberman                                        757             0           757               0
Mitchell J. Lieberman                                         0             0             0               0
Richerd C. Lightburn                                          0             0             0               0
Terence Tayseop Lim                  South Korea              0             0             0               0
Ryan D. Limaye                                                0             0             0               0
Josephine Linden                     UK                       0             0             0               0
Lawrence H. Linden                                            0             0             0               0
Anthony W. Ling                      UK                       0             0             0               0
Bonnie S. Litt                                                0             0             0               0
Robert Litterman                                              0             0             0               0
Robert H. Litzenberger                                        0             0             0               0
David McD. A. Livingstone            Australia                0             0             0               0
Jill E. Lohrfink                                              0             0             0               0
Douglas F. Londal                                             0             0             0               0
Jacques M. Longerstaey               USA/Belgium              0             0             0               0
Joseph Longo                                                  0             0             0               0
Jonathan M. Lopatin                                           0             0             0               0
Francisco Lopez-Balboa                                        0             0             0               0
Victor M. Lopez-Balboa                                        0             0             0               0
Antigone Loudiadis                   UK                       0             0             0               0
Kevin L. Lundeen                                              0             0             0               0
Mark A. Lynch                        UK                       0             0             0               0
Michael R. Lynch                                              0             0             0               0
Richard E. Lyon, III                                          0             0             0               0
Peter B. MacDonald                   UK                       0             0             0               0
Mark G. Machin                       UK                       0             0             0               0
Paula B. Madoff                                               0             0             0               0
Shogo Maeda                          Japan                    0             0             0               0
Christopher J. Magarro                                        0             0             0               0
John A. Mahoney                                               0             0             0               0
Sean O. Mahoney                                               0             0             0               0
Russell E. Makowsky                                           0             0             0               0
Keith A. Malas                                                0             0             0               0
Puneet Malhi                         UK                       0             0             0               0
Peter G. C. Mallinson                UK                       0             0             0               0
John V. Mallory                                               0             0             0               0
Kathleen M. Maloney                                           0             0             0               0
Jean E. Manas                        Greece                   0             0             0               0
Charles G. R. Manby                  UK                       0             0             0               0
Robert S. Mancini                                             0             0             0               0
Barry A. Mannis                                               0             0             0               0

                                                           ITEM 7         ITEM 8       ITEM 9          ITEM 10
                                          ITEM 6            SOLE          SHARED        SOLE            SHARED
                                        CITIZENSHIP        VOTING         VOTING     DISPOSITIVE     DISPOSITIVE
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF        POWER OF
         ITEM 1                      UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        UNCOVERED
NAMES OF REPORTING PERSONS              INDICATED)         SHARES         SHARES        SHARES          SHARES
--------------------------           ----------------     ---------     ---------    -----------     -----------
Simon I. Mansfield                                            0             0             0               0
Elizabeth C. Marcellino                                       0             0             0               0
Ronald G. Marks                                               0             0             0               0
Robert J. Markwick                   UK                       0             0             0               0
Nicholas I. Marovich                                          0             0             0               0
David J. Marshall                                             0             0             0               0
Allan S. Marson                      UK                       0             0             0               0
Eff W. Martin                                                 0             0             0               0
Jacques Martin                       Canada                   0             0             0               0
Alison J. Mass                                                0             0             0               0
Robert A. Mass                                                0             0             0               0
John J. Masterson                                             0             0             0               0
David J. Mastrocola                                           0             0             0               0
Blake W. Mather                                               0             0             0               0
Kathy M. Matsui                                               0             0             0               0
Naomi Matsuoka                       Japan                    0             0             0               0
George N. Mattson                                             0             0             0               0
Thomas J. McAdam                                             82             0            82               0
Richard F. McArdle                                            0             0             0               0
John J. McCabe                                                0             0             0               0
Theresa E. McCabe                                             0             0             0               0
Joseph M. McConnell                                           0             0             0               0
Ian R. McCormick                     UK                       0             0             0               0
Lynn M. McCormick                                             0             0             0               0
Gordon R. McCulloch                  UK                       0             0             0               0
Mark E. McGoldrick                                            0             0             0               0
Joseph P. McGrath, Jr.                                        0             0             0               0
Stephen J. McGuinness                                         0             0             0               0
John C. McIntire                                              0             0             0               0
Matthew B. McLennan                  Australia                0             0             0               0
John W. McMahon                                               0             0             0               0
Geraldine F. McManus                                          0             0             0               0
Gerald C. McNamara, Jr.                                       0             0             0               0
James A. McNamara                                             0           215(12)         0             215(12)
Richard P. McNeil                    Jamaica                  0             0             0               0
Audrey A. McNiff                                              0             0             0               0
John P. McNulty                                               0             0             0               0
Stuart G. McPherson                  UK                       0             0             0               0
Robert A. McTamaney                                           0             0             0               0
E. Scott Mead                                               160             0           160               0
Lance P. Meaney                                               0             0             0               0
Sharon I. Meers                                               0             0             0               0
David M. Meerschwam                  The Netherlands          0             0             0               0
Sanjeev K. Mehra                     India                    0             0             0               0
Christian A. Meissner                Austria                  0             0             0               0
Stephen J. Mellas                                             0             0             0               0
Andrew J. Melnick                                             0             0             0               0

-------------------------
(12)  Shared with family members.

                                                           ITEM 7         ITEM 8       ITEM 9          ITEM 10
                                          ITEM 6            SOLE          SHARED        SOLE            SHARED
                                        CITIZENSHIP        VOTING         VOTING     DISPOSITIVE     DISPOSITIVE
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF        POWER OF
         ITEM 1                      UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        UNCOVERED
NAMES OF REPORTING PERSONS              INDICATED)         SHARES         SHARES        SHARES          SHARES
--------------------------           ----------------     ---------     ---------    -----------     -----------
Bruce H. Mendelsohn                                         100           400(13)       100             400(13)
Michael A. Mendelson                                          0             0             0               0
Bernard A. Mensah                    UK                       0             0             0               0
Garry E. Menzel                      UK                       0             0             0               0
T. Willem Mesdag                                              0             0             0               0
Andrew L. Metcalfe                   UK                       0             0             0               0
Julian R. Metherell                  UK                       0             0             0               0
Michael R. Miele                                              0             0             0               0
Therese L. Miller                                             0             0             0               0
Michael J. Millette                                           0             0             0               0
James E. Milligan                                             0             0             0               0
Milton R. Millman                                             0             0             0               0
Eric M. Mindich                                               0             0             0               0
Luciana D. Miranda                   Brazil                   0             0             0               0
Edward S. Misrahi                    Italy                    0             0             0               0
Masatoki J. Mitsumata                Japan                    0             0             0               0
Steven T. Mnuchin                                             0             0             0               0
Masanori Mochida                     Japan                    0             0             0               0
Timothy H. Moe                                                0             0             0               0
Douglas D. Moffitt                                            0             0             0               0
Philip J. Moffitt                    Australia                0             0             0               0
Karsten N. Moller                    Denmark                  0             0             0               0
Thomas K. Montag                                              0             0             0               0
William C. Montgomery                                         0             0             0               0
Wayne L. Moore                                                0             0             0               0
J. Ronald Morgan, III                                         0             0             0               0
Yukihiro Moroe                       Japan                    0             0             0               0
James P. Morris                                               0             0             0               0
R. Scott Morris                                               0             0             0               0
Robert B. Morris III                                          0             0             0               0
Simon P. Morris                      UK                       0             0             0               0
Thomas C. Morrow                                              0             0             0               0
Jeffrey M. Moslow                                             0             0             0               0
Sharmin Mossavar-Rahmani             UK                       0             0             0               0
Gregory T. Mount                                              0             0             0               0
Ian Mukherjee                        UK                       0             0             0               0
Edward A. Mule                                                0             0             0               0
Donald R. Mullen                                              0             0             0               0
Eric D. Mullins                                               0             0             0               0
Donald J. Mulvihill                                           0             0             0               0
Patrick E. Mulvihill                 Ireland                  0             0             0               0
Alvise J. Munari                     UK                       0             0             0               0
Robert G. Munro                      UK                       0             0             0               0
Rie Murayama                         Japan                    0             0             0               0
Richard A. Murley                    UK                       0             0             0               0
Patrick E. Murphy                                             0             0             0               0
Philip D. Murphy                                              0             0             0               0
Thomas S. Murphy, Jr.                                         0             0             0               0

-------------------------
(13)  Shared with family members.

                                                           ITEM 7         ITEM 8       ITEM 9          ITEM 10
                                          ITEM 6            SOLE          SHARED        SOLE            SHARED
                                        CITIZENSHIP        VOTING         VOTING     DISPOSITIVE     DISPOSITIVE
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF        POWER OF
         ITEM 1                      UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        UNCOVERED
NAMES OF REPORTING PERSONS              INDICATED)         SHARES         SHARES        SHARES          SHARES
--------------------------           ----------------     ---------     ---------    -----------     -----------
Gaetano J. Muzio                                              0             0             0               0
Marc O. Nachmann                     Germany                  0             0             0               0
Michiya Nagai                        Japan                    0             0             0               0
Avi M. Nash                                                   0             0             0               0
Kevin D. Naughton                                           227             0           227               0
Mark J. Naylor                       UK                       0             0             0               0
Jeffrey P. Nedelman                                           0             0             0               0
Daniel M. Neidich                                            58             0            58               0
Kipp M. Nelson                                                0             0             0               0
Leslie S. Nelson                                              0             0             0               0
Robin Neustein                                                0             0             0               0
Claire M. Ngo                                                 0             0             0               0
Duncan L. Niederauer                                          0             0             0               0
Theodore E. Niedermayer              USA/France               0             0             0               0
Erik F. Nielsen                      Denmark                  0             0             0               0
Hideya Niimi                         Japan                    0             0             0               0
Susan M. Noble                       UK                       0             0             0               0
Markus J. Noe-Nordberg               Austria                  0             0             0               0
Suok J. Noh                                                   0             0             0               0
David J. Nolan                       Australia                0             0             0               0
Suzanne M. Nora Johnson                                       0             0             0               0
Christopher K. Norton                                         0             0             0               0
Michael E. Novogratz                                          0             0             0               0
Jay S. Nydick                                                 0             0             0               0
Katherine K. Oakley                                           0             0             0               0
Eric M. Oberg                                                 0             0             0               0
Alok Oberoi                          India                    0             0             0               0
Gavin G. O'Connor                                             0             0             0               0
Fergal J. O'Driscoll                 Ireland                  0             0             0               0
L. Peter O'Hagan                     Canada                   0             0             0               0
Terence J. O'Neill                   UK                       0             0             0               0
Timothy J. O'Neill                                            0             0             0               0
Richard T. Ong                       Malaysia                 0             0             0               0
Ronald M. Ongaro                                              0             0             0               0
Taneki Ono                           Japan                    0             0             0               0
Donald C. Opatrny, Jr.                                        0             0             0               0
Daniel P. Opperman                                            0             0             0               0
Daniel B. O'Rourke                                            0             0             0               0
Roderick S. Orr                      UK                       0             0             0               0
Calum M. Osborne                     UK                       0             0             0               0
Robert J. O'Shea                                              0             0             0               0
Joel D. Ospa                                                  0             0             0               0
Greg M. Ostroff                                               0             0             0               0
Nigel M. O'Sullivan                  UK                       0             0             0               0
James B. Otness                                               0             0             0               0
Terence M. O'Toole                                            0             0             0               0
Brett R. Overacker                                            0             0             0               0
Todd G. Owens                                                 0             0             0               0
Fumiko Ozawa                         Japan                    0             0             0               0
Robert J. Pace                                                0             0             0               0

                                                           ITEM 7         ITEM 8       ITEM 9          ITEM 10
                                          ITEM 6            SOLE          SHARED        SOLE            SHARED
                                        CITIZENSHIP        VOTING         VOTING     DISPOSITIVE     DISPOSITIVE
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF        POWER OF
         ITEM 1                      UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        UNCOVERED
NAMES OF REPORTING PERSONS              INDICATED)         SHARES         SHARES        SHARES          SHARES
--------------------------           ----------------     ---------     ---------    -----------     -----------
Helen Paleno                                                  0             0             0               0
Gregory K. Palm                                               0             0             0               0
Bryant F. Pantano                                             0             0             0               0
Massimo Pappone                      Italy                    0             0             0               0
James R. Paradise                    UK                       0             0             0               0
Mukesh K. Parekh                                              0             0             0               0
Simon Y. Park                                                 0             0             0               0
Geoffrey M. Parker                                            0             0             0               0
Archie W. Parnell                                           100           100(14)       100             100(14)
Ketan J. Patel                       UK                       0             0             0               0
Sheila H. Patel                                               0             0             0               0
Douglas S. Patterson                                          0             0             0               0
Henry M. Paulson, Jr.                                         0             0             0               0
David T. Pearson                                              0             0             0               0
Arthur J. Peponis                                           287
0           287               0
David E. Perlin                                               0             0             0               0
David B. Philip                                               0             0             0               0
Paul A. Phillips                                              0             0             0               0
Todd J. Phillips                                              0             0             0               0
Alberto M. Piedra, Jr.                                        0             0             0               0
Stephen R. Pierce                                             0             0             0               0
Philip J. Pifer                                               0             0             0               0
Steven M. Pinkos                                              0             0             0               0
Scott M. Pinkus                                               0             0             0               0
Timothy C. Plaut                     Germany                  0             0             0               0
Andrea Ponti                         Italy/USA                0             0             0               0
Ellen R. Porges                                               0             0             0               0
Wiet H.M. Pot                        The Netherlands          0             0             0               0
Michael J. Poulter                   UK                       0             0             0               0
John J. Powers                                                0             0             0               0
Richard H. Powers                                             0             0             0               0
Alberto Pravettoni                   Italy                    0             0             0               0
Michael A. Price                                              0             0             0               0
Scott Prince                                                  0             0             0               0
Anthony J. Principato                                        35             0            35               0
Steven D. Pruett                                              0             0             0               0
Andrew F. Pyne                                                0             0             0               0
Kevin A. Quinn                                                0             0             0               0
Stephen D. Quinn                                              0             0             0               0
William M. Quinn                                              0             0             0               0
B. Andrew Rabin                                               0             0             0               0
Jean Raby                            Canada                   0             0             0               0
John J. Rafter                       Ireland                  0             0             0               0
Jonathan Raleigh                                              0             0             0               0
Dioscoro-Roy I. Ramos                Philippines              0             0             0               0
Gregory G. Randolph                                           0             0             0               0

-------------------------
(14)  Shared with family members.

                                                         ITEM 7       ITEM 8        ITEM 9        ITEM 10
                                         ITEM 6           SOLE        SHARED         SOLE         SHARED
                                       CITIZENSHIP       VOTING       VOTING      DISPOSITIVE   DISPOSITIVE
                                     (UNITED STATES     POWER OF     POWER OF      POWER OF      POWER OF
          ITEM 1                     UNLESS OTHERWISE   UNCOVERED    UNCOVERED     UNCOVERED     UNCOVERED
NAMES OF REPORTING PERSONS              INDICATED)       SHARES       SHARES        SHARES        SHARES
--------------------------           ----------------   ---------   -----------   -----------   -----------
Charlotte P. Ransom                  UK                     0           0              0             0
Michael G. Rantz                                            0           0              0             0
Philip A. Raper                      UK                     0           0              0             0
Alan M. Rapfogel                                            0           0              0             0
Sandy C. Rattray                     UK                     0           0              0             0
Joseph Ravitch                                              0           0              0             0
Sara E. Recktenwald                                         0           0              0             0
Girish V. Reddy                                             0           0              0             0
Nicholas T. Reid                     UK                     0           0              0             0
David Reilly                         UK                     0           0              0             0
Gene Reilly                                                 0           0              0             0
Arthur J. Reimers III                                       0           0              0             0
Filip A. Rensky                                             0           0              0             0
Jeffrey A. Resnick                                          0           0              0             0
Richard J. Revell                    UK                     0           0              0             0
Craig Reynolds                                              0           0              0             0
Peter Richards                       UK                     0           0              0             0
Michael J. Richman                                          0           0              0             0
Andrew J. Rickards                   UK                     0           0              0             0
Thomas S. Riggs, III                                        0           0              0             0
James P. Riley, Jr.                                         0           0              0             0
Kirk L. Rimer                                               0           0              0             0
Kimberly E. Ritrievi                                        0           0              0             0
Paul M. Roberts                      UK                     0           0              0             0
Richard T. Roberts                                          6           0              6             0
William M. Roberts                                          0           0              0             0
Simon M. Robertson                   UK                     0           0              0             0
Juliet A. Robinson                   UK                     0           0              0             0
Normann G. Roesch                    Germany                0           0              0             0
Marina L. Roesler                    USA/Brazil             0           0              0             0
James H. Rogan                                              0           0              0             0
J. David Rogers                                             0         200(15)          0           200(15)
John F. W. Rogers                                           0           0              0             0
Emmanuel Roman                       France                 0           0              0             0
Eileen P. Rominger                                          0           0              0             0
Pamela P. Root                                              0           0              0             0
Ralph F. Rosenberg                                          0           0              0             0
David J. Rosenblum                                          0           0              0             0
Jacob D. Rosengarten                                        0           0              0             0
Richard J. Rosenstein                                       0           0              0             0
Ivan Ross                                                   0           0              0             0
Marc A. Rothenberg                                          0           0              0             0
Stuart M. Rothenberg                                        0           0              0             0
Michael S. Rotter                                           0           0              0             0
Thomas A. Roupe                                             0           0              0             0
Michael S. Rubinoff                                         0           0              0             0
Paul M. Russo                                               0           0              0             0

-------------------------
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                                       20

                                                         ITEM 7       ITEM 8        ITEM 9        ITEM 10
                                         ITEM 6           SOLE        SHARED         SOLE         SHARED
                                       CITIZENSHIP       VOTING       VOTING      DISPOSITIVE   DISPOSITIVE
                                     (UNITED STATES     POWER OF     POWER OF      POWER OF      POWER OF
          ITEM 1                     UNLESS OTHERWISE   UNCOVERED    UNCOVERED     UNCOVERED     UNCOVERED
NAMES OF REPORTING PERSONS              INDICATED)       SHARES       SHARES        SHARES        SHARES
--------------------------           ----------------   ---------   -----------   -----------   -----------
John P. Rustum                       Ireland/USA            0           0              0             0
Richard M. Ruzika                                           0           0              0             0
David C. Ryan                                               0           0              0             0
David M. Ryan                        Australia              0           0              0             0
Jeri Lynn Ryan                                              0           0              0             0
John C. Ryan                                                0           0              0             0
Michael D. Ryan                                             0           0              0             0
Katsunori Sago                       Japan                  0           0              0             0
Pablo J. Salame                      Ecuador                0           0              0             0
Roy J. Salameh                                              0           0              0             0
J. Michael Sanders                                          0           0              0             0
Allen Sangines-Krause                Mexico               212           0            212             0
Richard A. Sapp                                             0           0              0             0
Neil I. Sarnak                                              0           0              0             0
Joseph Sassoon                       Israel                 0           0              0             0
Atsuko Sato                          Japan                  0           0              0             0
Tsutomu Sato                         Japan                240           0            240             0
Muneer A. Satter                                            0           0              0             0
Marc P. Savini                                              0           0              0             0
Jonathan S. Savitz                                          0           0              0             0
Peter Savitz                                                0           0              0             0
James E. Sawtell                     UK                     0           0              0             0
Paul S. Schapira                     Italy                  0           0              0             0
P. Sheridan Schechner                                   1,000           0          1,000             0
Marcus Schenck                       Germany                0           0              0             0
Susan J. Scher                                              0           0              0             0
Gary B. Schermerhorn                                        0           0              0             0
Stephen M. Scherr                                           0           0              0             0
Howard B. Schiller                                          0           0              0             0
Erich P. Schlaikjer                                         0           0              0             0
Daniel Schmitz                       Germany                0           0              0             0
Jeffrey W. Schroeder                                        0           0              0             0
Matthew L. Schroeder                                        0           0              0             0
Antoine Schwartz                     France                 0           0              0             0
Eric S. Schwartz                                            0           0              0             0
Harvey M. Schwartz                                          0           0              0             0
Mark Schwartz                                               0           0              0             0
Thomas M. Schwartz                                          0       1,900(16)          0         1,900(16)
Steven M. Scopellite                                        0           0              0             0
David J. Scudellari                                         0           0              0             0
Charles B. Seelig, Jr.                                      0           0              0             0
Peter A. Seibold                                            0           0              0             0
Karen D. Seitz                                              0           0              0             0
Hiran N. Selvaratnam                 Australia              0           0              0             0
Anik Sen                             UK                     0           0              0             0
Randolph Sesson, Jr.                                        0           0              0             0
Steven M. Shafran                                           0           0              0             0
Lisa M. Shalett                                             0           0              0             0

-------------------------
(16)  Shared with family members.

                                                         ITEM 7       ITEM 8        ITEM 9        ITEM 10
                                         ITEM 6           SOLE        SHARED         SOLE         SHARED
                                       CITIZENSHIP       VOTING       VOTING      DISPOSITIVE   DISPOSITIVE
                                     (UNITED STATES     POWER OF     POWER OF      POWER OF      POWER OF
          ITEM 1                     UNLESS OTHERWISE   UNCOVERED    UNCOVERED     UNCOVERED     UNCOVERED
NAMES OF REPORTING PERSONS              INDICATED)       SHARES       SHARES        SHARES        SHARES
--------------------------           ----------------   ---------   -----------   -----------   -----------
Richard S. Sharp                     UK                     0           0              0             0
John P. Shaughnessy                                         0           0              0             0
Robert J. Shea, Jr.                                         0           0              0             0
Daniel M. Shefter                                           0           0              0             0
David G. Shell                                              0           0              0             0
James M. Sheridan                                           0           0              0             0
Richard G. Sherlund                                         0           0              0             0
Michael S. Sherwood                  UK                     0           0              0             0
Masaru Shibata                       Japan                  0           0              0             0
David A. Shiffman                                           0           0              0             0
Abraham Shua                                                0           0              0             0
Susan E. Sidd                                               0           0              0             0
Michael H. Siegel                                           0           0              0             0
Daniel J. Silber                                            0           0              0             0
Leslie C. Sillcox                                           0           0              0             0
Ralph J. Silva                                              0           0              0             0
Harry Silver                                                0           0              0             0
Howard A. Silverstein                                       0           0              0             0
Richard P. Simon                                            0           0              0             0
Victor R. Simone, Jr.                                       0           0              0             0
David T. Simons                                             0           0              0             0
Christine A. Simpson                                        0           0              0             0
Dinakar Singh                                               0           0              0             0
Ravi M. Singh                                               0           0              0             0
Ravi Sinha                           India/USA              0           0              0             0
Edward M. Siskind                                           0           0              0             0
Christian J. Siva-Jothy              UK                     0           0              0             0
Mark F. Slaughter                                           0           0              0             0
Guy C. Slimmon                       UK                     0           0              0             0
Jeffrey S. Sloan                                            0           0              0             0
Linda J. Slotnick                                           0           0              0             0
Cody J Smith                                                0       1,000(17)          0         1,000(17)
Derek S. Smith                                              0           0              0             0
Michael M. Smith                                            0           0              0             0
Sarah E. Smith                       UK                     0           0              0             0
Trevor A. Smith                      UK                     0           0              0             0
John E. Smollen                                             0           0              0             0
Randolph C. Snook                                           0           0              0             0
Jonathan S. Sobel                                           0           0              0             0
David M. Solomon                                            0           0              0             0
Judah C. Sommer                                             0           0              0             0
Theodore T. Sotir                                           0           0              0             0
Sergio E. Sotolongo                                         0           0              0             0
Vickrie C. South                                            0           0              0             0
Daniel L. Sparks                                            0           0              0             0
Claudia Spiess                       Switzerland            0           0              0             0
Marc A. Spilker                                             0           0              0             0

-------------------------
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                                       22

                                                         ITEM 7       ITEM 8        ITEM 9        ITEM 10
                                         ITEM 6           SOLE        SHARED         SOLE         SHARED
                                       CITIZENSHIP       VOTING       VOTING      DISPOSITIVE   DISPOSITIVE
                                     (UNITED STATES     POWER OF     POWER OF      POWER OF      POWER OF
          ITEM 1                     UNLESS OTHERWISE   UNCOVERED    UNCOVERED     UNCOVERED     UNCOVERED
NAMES OF REPORTING PERSONS              INDICATED)       SHARES       SHARES        SHARES        SHARES
--------------------------           ----------------   ---------   -----------   -----------   -----------
Howard Q. Spooner                    UK                     0           0              0             0
Joseph F. Squeri                                            0           0              0             0
Christoph W. Stanger                 Austria                0           0              0             0
Daniel W. Stanton                                           0           0              0             0
Steven R. Starker                                           0           0              0             0
Keith G. Starkey                     UK                     0           0              0             0
Esta E. Stecher                                             0           0              0             0
Cathrine Steck                                              0           0              0             0
Fredric E. Steck                                            0           0              0             0
Robert K. Steel                                             0           0              0             0
Jean-Michel Steg                     France                 0           0              0             0
Joseph P. Stevens                                           0           0              0             0
Chase O. Stevenson                                          0           0              0             0
Richard J. Stingi                                           0           0              0             0
Raymond S. Stolz                                            0           0              0             0
Timothy T. Storey                    Canada                 0           0              0             0
George C. Strachan                                          0           0              0             0
Raymond B. Strong, III                                      0           0              0             0
Steven H. Strongin                                          0           0              0             0
Andrew J. Stuart                     Australia              0           0              0             0
Nobumichi Sugiyama                   Japan                  0           0              0             0
Christopher P. Sullivan              USA/Ireland            0           0              0             0
Patrick Sullivan                                            0           0              0             0
Johannes R. Sulzberger               Austria                0           0              0             0
Hsueh J. Sung                        Taiwan                 0           0              0             0
Howard B. Surloff                                           0           0              0             0
Richard J. Sussman                                          0           0              0             0
Peter D. Sutherland S.C.             Ireland                0           0              0             0
Watanan Suthiwartnarueput            Thailand               0           0              0             0
Gary J. Sveva                                               0           0              0             0
Eric S. Swanson                                             0           0              0             0
Gene T. Sykes                                               0           0              0             0
Shahriar Tadjbakhsh                                         0           0              0             0
Kunio Tahara                         Japan                  0           0              0             0
Ronald K. Tanemura                   UK/USA                 0           0              0             0
Kui F. Tang                          China (PRC)            0           0              0             0
Caroline H. Taylor                   UK                     0           0              0             0
John H. Taylor                                              0           0              0             0
Greg W. Tebbe                                               0           0              0             0
Roland W. Tegeder                    Germany                0           0              0             0
David H. Tenney                                             0           0              0             0
Mark R. Tercek                                              0           0              0             0
Donald F. Textor                                            0           0              0             0
John A. Thain                                               0           0              0             0
John L. Thornton                                            0           0              0             0
Stephen M. Thurer                                           0           0              0             0
Nicolas F. Tiffou                    France                 0           0              0             0
Jason A. Tilroe                                             0           0              0             0
Daisuke Toki                         Japan                  0           0              0             0
Peter K. Tomozawa                                           0           0              0             0

                                                         ITEM 7       ITEM 8        ITEM 9        ITEM 10
                                         ITEM 6           SOLE        SHARED         SOLE         SHARED
                                       CITIZENSHIP       VOTING       VOTING      DISPOSITIVE   DISPOSITIVE
                                     (UNITED STATES     POWER OF     POWER OF      POWER OF      POWER OF
          ITEM 1                     UNLESS OTHERWISE   UNCOVERED    UNCOVERED     UNCOVERED     UNCOVERED
NAMES OF REPORTING PERSONS              INDICATED)       SHARES       SHARES        SHARES        SHARES
--------------------------           ----------------   ---------   -----------   -----------   -----------
Massimo Tononi                       Italy                  0           0              0             0
Brian J. Toolan                                             0           0              0             0
John R. Tormondsen                                          0           0              0             0
John L. Townsend III                                        0           0              0             0
Mark J. Tracey                       UK                     0           0              0             0
Stephen S. Trevor                                           0           0              0             0
Byron D. Trott                                              0           0              0             0
Michael A. Troy                                             0           0              0             0
Daniel Truell                        UK                     0           0              0             0
Donald J. Truesdale                                         0           0              0             0
Irene Y. Tse                         Hong Kong              0           0              0             0
Robert B. Tudor III                                         0           0              0             0
Keith Tuffley                        Australia              0           0              0             0
Thomas E. Tuft                                              0           0              0             0
John Tumilty                         UK                     0           0              0             0
Barry S. Turkanis                                           0           0              0             0
Malcolm B. Turnbull                  Australia              0           0              0             0
Christopher H. Turner                                       0           0              0             0
Gareth N. Turner                     Canada                 0           0              0             0
Eiji Ueda                            Japan                  0           0              0             0
Scott B. Ullem                                              0           0              0             0
Kaysie P. Uniacke                                           0           0              0             0
Can Uran                                                    0           0              0             0
John E. Urban                                               0           0              0             0
Lucas van Praag                      UK                     0           0              0             0
Hugo H. Van Vredenburch              The Netherlands        0           0              0             0
Frederick G. Van Zijl                                       0           0              0             0
Lee G. Vance                                                0           0              0             0
Ashok Varadhan                                              0           0              0             0
Corrado P. Varoli                    Canada                 0           0              0             0
John J. Vaske                                               0           0              0             0
Robin A. Vince                       UK                     0           0              0             0
David A. Viniar                                             0           0              0             0
Andrea A. Vittorelli                 Italy                  0           0              0             0
Barry S. Volpert                                           20           0             20             0
Casper W. Von Koskull                Finland                0           0              0             0
David H. Voon                                               0           0              0             0
Robert T. Wagner                                            0           0              0             0
John E. Waldron                                             0           0              0             0
George H. Walker IV                                         0          10(18)          0            10(18)
Joann B. Walker                                             0           0              0             0
Thomas B. Walker III                                        0           0              0             0
Robert P. Wall                                              0           0              0             0
Steven A. Wallace                    UK                     0           0              0             0
Berent A. Wallendahl                 Norway                 0           0              0             0
Alastair J. Walton                   UK/Australia           0           0              0             0

-------------------------
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                                       24

                                                         ITEM 7       ITEM 8        ITEM 9        ITEM 10
                                         ITEM 6           SOLE        SHARED         SOLE         SHARED
                                       CITIZENSHIP       VOTING       VOTING      DISPOSITIVE   DISPOSITIVE
                                     (UNITED STATES     POWER OF     POWER OF      POWER OF      POWER OF
          ITEM 1                     UNLESS OTHERWISE   UNCOVERED    UNCOVERED     UNCOVERED     UNCOVERED
NAMES OF REPORTING PERSONS              INDICATED)       SHARES       SHARES        SHARES        SHARES
--------------------------           ----------------   ---------   -----------   -----------   -----------
David R. Walton                      UK                     0           0              0             0
Hsueh-Ming Wang                                             0           0              0             0
Theodore T. Wang                     China (PRC)            0           0              0             0
Patrick J. Ward                                             0           0              0             0
Michael W. Warren                    UK                     0           0              0             0
Haruko Watanuki                      Japan                  0           0              0             0
Jerry T. Wattenberg                                         0           0              0             0
Mark K. Weeks                        UK                     0           0              0             0
David M. Weil                                               0           0              0             0
Theodor Weimer                       Germany                0           0              0             0
John S. Weinberg                                            0           0              0             0
Peter A. Weinberg                                           0           0              0             0
Gregg S. Weinstein                                          0           0              0             0
Scott R. Weinstein                                          0           0              0             0
Mark S. Weiss                                               0           0              0             0
George W. Wellde, Jr.                                       0           0              0             0
Christopher S. Wendel                                       0           0              0             0
Martin M. Werner                     Mexico                 0           0              0             0
Richard T. Wertz                                            0           0              0             0
Lance N. West                                               0           0              0             0
Matthew Westerman                    UK                     0           0              0             0
Barbara A. White                                            0           0              0             0
Melanie J. White                     UK                     0           0              0             0
William Wicker                                              0           0              0             0
A. Carver Wickman                                           0           0              0             0
Elisha Wiesel                                               0           0              0             0
C. Howard Wietschner                                        0           0              0             0
David D. Wildermuth                                         0           0              0             0
Edward R. Wilkinson                                        77           0             77             0
Kevin L. Willens                                            0           0              0             0
Susan A. Willetts                                           0           0              0             0
Anthony G. Williams                  UK                     0           0              0             0
Christopher G. Williams              UK                     0           0              0             0
Gary W. Williams                                            0           0              0             0
Meurig R. Williams                   UK                     0           0              0             0
Todd A. Williams                                           90           0             90             0
John S. Willian                                             0           0              0             0
Kenneth W. Willman                                          0           0              0             0
Keith R. Wills                       UK                     0           0              0             0
Andrew F. Wilson                     New Zealand            0           0              0             0
Kendrick R. Wilson III                                      0           0              0             0
Kurt D. Winkelmann                                          0           0              0             0
Jon Winkelried                                              0           0              0             0
Steven J. Wisch                                             0           0              0             0
Michael S. Wishart                                          0           0              0             0
Richard E. Witten                                           0           0              0             0
Alexander D. Wohl                                           0           0              0             0
William H. Wolf, Jr.                                        0           0              0             0
Melinda B. Wolfe                                            0           0              0             0
Tracy R. Wolstencroft                                       0           0              0             0

                                                         ITEM 7       ITEM 8        ITEM 9        ITEM 10
                                         ITEM 6           SOLE        SHARED         SOLE         SHARED
                                       CITIZENSHIP       VOTING       VOTING      DISPOSITIVE   DISPOSITIVE
                                     (UNITED STATES     POWER OF     POWER OF      POWER OF      POWER OF
              ITEM 1                 UNLESS OTHERWISE   UNCOVERED    UNCOVERED     UNCOVERED     UNCOVERED
    NAMES OF REPORTING PERSONS          INDICATED)       SHARES       SHARES        SHARES        SHARES
    --------------------------       ----------------   ---------   -----------   -----------   -----------
Jon A. Woodruf                                              0               0         0                  0
Neil J. Wright                       UK                     0               0         0                  0
Denise A. Wyllie                     UK                     0               0         0                  0
Zi Wang Xu                           Canada/China           0               0         0                  0
                                     (PRC)
Richard A. Yacenda                                          0               0         0                  0
Tetsufumi Yamakawa                   Japan                  0               0         0                  0
Yasuyo Yamazaki                      Japan                  0               0         0                  0
Anne Yang                                                   0               0         0                  0
Danny O. Yee                                                0               0         0                  0
Jaime E. Yordan                                             0               0         0                  0
W. Thomas York, Jr.                                         0               0         0                  0
Wassim G. Younan                     Lebanon                0               0         0                  0
Paul M. Young                                               0               0         0                  0
William J. Young                                            0               0         0                  0
Sanaz Zaimi                          UK                     0               0         0                  0
Michael J. Zamkow                                           0              40(19)     0                 40(19)
Paolo Zannoni                        Italy                  0               0         0                  0
Yoel Zaoui                           France                 0               0         0                  0
Gregory H. Zehner                                           0               0         0                  0
Jide J. Zeitlin                                             0               0         0                  0
Gregory Zenna                                               0               0         0                  0
Yi Kevin Zhang                       China (PRC)            0               0         0                  0
Joan H. Zief                                                0               0         0                  0
John W. Ziegler                                             0               0         0                  0
Joseph R. Zimmel                                            0               0         0                  0
James P. Ziperski                                           0               0         0                  0
Barry L. Zubrow                                             0               0         0                  0
Mark A. Zurack                                              0               0         0                  0

Shares held by 84 private            N/A                    0       1,778,694         0          1,778,694
charitable foundations established
by 84 Covered Persons each of
whom is a co-trustee of one or
more of such private charitable
foundations(20)

-------------------------
(19)  Shared with family members.

(20) Each Covered Person disclaims beneficial ownership of all such shares of Common Stock.

                                                  ITEM 6         ITEM 7       ITEM 8        ITEM 9        ITEM 10
                                                 PLACE OF         SOLE        SHARED         SOLE         SHARED
                                               ORGANIZATION      VOTING       VOTING      DISPOSITIVE   DISPOSITIVE
                                                 (NEW YORK      POWER OF     POWER OF      POWER OF      POWER OF
                  ITEM 1                     UNLESS OTHERWISE   UNCOVERED    UNCOVERED     UNCOVERED     UNCOVERED
        NAMES OF REPORTING PERSONS              INDICATED)       SHARES       SHARES        SHARES        SHARES
        --------------------------           ----------------   ---------   -----------   -----------   -----------
TRUSTS

2000 John A. Thain Grantor Retained Annuity
     Trust                                                          0            0             0             0
2001 John A. Thain Grantor Retained Annuity
     Trust                                                          0            0             0             0
2002 Avi M. Nash Grantor Retained Annuity
     Trust                                                          0            0             0             0
2002 Danny O. Yee Grantor Retained Annuity
     Trust                                                          0            0             0             0
2002 Douglas W. Kimmelman Grantor Retained
     Annuity Trust                                                  0            0             0             0
2002 James M. Sheridan Grantor Retained
     Annuity Trust                                                  0            0             0             0
2002 John A. Thain Grantor Retained
     Annuity Trust                                                  0            0             0             0
2002 Mary Ann Casati Grantor Retained
     Annuity Trust                                                  0            0             0             0
2002 Scott S. Prince Grantor Retained
     Annuity Trust                                                  0            0             0             0
2003 Scott S. Prince Grantor Retained
     Annuity Trust                                                  0            0             0             0
2003 John A. Thain Grantor Retained Annuity
     Trust                                                          0            0             0             0
2003 Danny O. Yee Grantor Retained Annuity
     Trust                                                          0            0             0             0
The Abby Joseph Cohen 2000 Family Trust                             0            0             0             0
The Abby Joseph Cohen 2002 Annuity Trust I                          0            0             0             0
The Abby Joseph Cohen 2002 Annuity Trust II                         0            0             0             0
The Abby Joseph Cohen 2003 Annuity Trust I                          0            0             0             0
The Abby Joseph Cohen 2003 Annuity Trust II                         0            0             0             0
The Adina R. Lopatin 2000 Trust                                     0            0             0             0
The Alexander H. Witten 2000 Trust                                  0            0             0             0
The Alexander I. Berlinski 2000 Trust                               0            0             0             0
The Alexander Litzenberger Remainder Trust                          0            0             0             0
The Alexandra D. Steel 2000 Trust

                                                  ITEM 6         ITEM 7       ITEM 8        ITEM 9        ITEM 10
                                                 PLACE OF         SOLE        SHARED         SOLE         SHARED
                                               ORGANIZATION      VOTING       VOTING      DISPOSITIVE   DISPOSITIVE
                                                 (NEW YORK      POWER OF     POWER OF      POWER OF      POWER OF
                  ITEM 1                     UNLESS OTHERWISE   UNCOVERED    UNCOVERED     UNCOVERED     UNCOVERED
        NAMES OF REPORTING PERSONS               INDICATED)       SHARES       SHARES        SHARES        SHARES
        --------------------------           ----------------   ---------   -----------   -----------   -----------
The Alexis Blood 2000 Trust
The Alyssa Blood 2000 Trust                                         0             0            0             0
The Amanda Liann Mead 2000 Trust                                    0             0            0             0
Anahue Trust(21)                             Jersey                 0             0            0             0
Andrew L. Fippinger-Millennium Trust(22)                            0             0            0             0
The Andrew M. Alper 2002 Annuity Trust I                            0             0            0             0
The Andrew M. Alper 2002 Annuity Trust II                           0             0            0             0
The Andrew M. Alper 2003 Annuity Trust I                            0             0            0             0
The Andrew M. Alper 2003 Annuity Trust II                           0             0            0             0
The Andrew M. Gordon 2000 Family Trust                              0             0            0             0
The Anne R. Witten 2000 Trust                                       0             0            0             0
The Anne Sullivan Wellde 2000 Trust                                 0             0            0             0
The Anthony D. Lauto 2000 Family Trust                              0             0            0             0
The Anthony D. Lauto 2002 Annuity Trust I                           0             0            0             0
The Anthony D. Lauto 2002 Annuity Trust II                          0             0            0             0
The Anthony D. Lauto 2003 Annuity Trust I                           0             0            0             0
The Anthony D. Lauto 2003 Annuity Trust II                          0             0            0             0
The Arthur J. Reimers, III Defective Trust
     2000                                    Connecticut            0             0            0             0
The Avi M. Nash 2000 Family Trust                                   0             0            0             0
The Bari Marissa Schwartz 2000 Trust                                0             0            0             0
Barry A. Kaplan 2000 Family Trust                                   0             0            0             0
Barry A. Kaplan 2002 GRAT                                           0             0            0             0
Barry A. Kaplan 2003 GRAT                                           0             0            0             0
The Barry L. Zubrow 2000 Family Trust                               0             0            0             0
The Barry L. Zubrow 2002 Annuity Trust I                            0             0            0             0
The Barry L. Zubrow 2002 Annuity Trust II                           0             0            0             0
Beller 2002 GRAT                                                    0             0            0             0

-------------------------
(21)  Created by Andrew A. Chisholm.

(22)  Created by Ann F. Kaplan.

                                                  ITEM 6         ITEM 7       ITEM 8        ITEM 9        ITEM 10
                                                 PLACE OF         SOLE        SHARED         SOLE         SHARED
                                               ORGANIZATION      VOTING       VOTING      DISPOSITIVE   DISPOSITIVE
                                                 (NEW YORK      POWER OF     POWER OF      POWER OF      POWER OF
                  ITEM 1                     UNLESS OTHERWISE   UNCOVERED    UNCOVERED     UNCOVERED     UNCOVERED
        NAMES OF REPORTING PERSONS              INDICATED)       SHARES       SHARES        SHARES        SHARES
        --------------------------           ----------------   ---------   -----------   -----------   -----------
Beller 2003 GRAT                                                    0            0             0             0
Beller 2003 Family Trust                                            0            0             0             0
The Beller/Moses Trust                                              0            0             0             0
The Benjamin H. Sherlund 2000 Trust                                 0            0             0             0
The Benjamin Kraus 2000 Trust                                       0            0             0             0
The Bradford C. Koenig 2001 Family Trust                            0            0             0             0
The Bradford C. Koenig 2002 Annuity Trust I                         0            0             0             0
The Bradley Abelow Family 2000 Trust                                0            0             0             0
The Brian Patrick Minehan 2001 Trust(23)                            0            0             0             0
The Caceres Novogratz Family Trust                                  0            0             0             0
The Carlos A. Cordeiro Trust                                        0            0             0             0
The Charlotte Steel 2000 Trust                                      0            0             0             0
The Charlotte Textor 2000 Trust                                     0            0             0             0
The Christopher A. Cole 2000 Family Trust                           0            0             0             0
The Christopher A. Cole 2002 Annuity
     Trust I                                                        0            0             0             0
The Christopher A. Cole 2002 Annuity
     Trust II                                                       0            0             0             0
The Christopher A. Cole 2003 Annuity
     Trust I                                                        0            0             0             0
The Christopher A. Cole 2003 Annuity
     Trust II                                                       0            0             0             0
The Christopher K. Norton 2000 Family
     Trust                                                          0            0             0             0
The Christopher Palmisano Remainder
     Trust(24)                                                      0            0             0             0
The Christopher Ryan Tortora 2000 Trust                             0            0             0             0
The Cody J Smith 2000 Family Trust                                  0            0             0             0
The Cody J Smith 2002 Annuity Trust I                               0            0             0             0
The Cody J Smith 2002 Annuity Trust II                              0            0             0             0
The Connie K. Duckworth 2000 Family Trust                           0            0             0             0
Dangui Trust(25)                                                    0            0             0             0

-------------------------
(23)  Created by E. Gerald Corrigan.

(24)  Created by Robert H. Litzenberger.

(25)  Created by Emmanuel Roman.

                                                  ITEM 6         ITEM 7       ITEM 8        ITEM 9        ITEM 10
                                                 PLACE OF         SOLE        SHARED         SOLE         SHARED
                                               ORGANIZATION      VOTING       VOTING      DISPOSITIVE   DISPOSITIVE
                                                 (NEW YORK      POWER OF     POWER OF      POWER OF      POWER OF
                 ITEM 1                      UNLESS OTHERWISE   UNCOVERED    UNCOVERED     UNCOVERED     UNCOVERED
       NAMES OF REPORTING PERSONS               INDICATED)       SHARES       SHARES        SHARES        SHARES
       --------------------------            ----------------   ---------   -----------   -----------   -----------
The Daniel Alexander Schwartz 2000 Trust                            0           0              0             0
The Daniel M. Neidich 2002 Annuity Trust I                          0           0              0             0
The Daniel M. Neidich 2002 Annuity Trust II                         0           0              0             0
The Daniel M. Neidich 2003 Annuity Trust I                          0           0              0             0
The Daniel M. Neidich 2003 Annuity Trust II                         0           0              0             0
The Daniel W. Stanton 2002 Annuity Trust I                          0           0              0             0
The Daniel W. Stanton 2002 Annuity Trust II                         0           0              0             0
The Daniel W. Stanton II 2000 Trust                                 0           0              0             0
The Danny O. Yee Trust                                              0           0              0             0
The David B. Ford 2002 Annuity Trust dtd as
     of 6/26/2002                            Pennsylvania           0           0              0             0
The David B. Ford 2003 Annuity Trust dtd as
     of 6/26/2003                            Pennsylvania           0           0              0             0
The David B. Heller 2000 Family Trust                               0           0              0             0
The David G. Lambert 2000 Family Trust                              0           0              0             0
The David G. Lambert 2002 Annuity Trust I                           0           0              0             0
The David G. Lambert 2002 Annuity Trust II                          0           0              0             0
The David L. Henle 2000 Family Trust                                0           0              0             0
The David L. Henle 2002 Annuity Trust I                             0           0              0             0
The David L. Henle 2002 Annuity Trust II                            0           0              0             0
The David L. Henle 2003 Annuity Trust I                             0           0              0             0
The David L. Henle 2003 Annuity Trust II                            0           0              0             0
The David M. Baum Family 2000 Trust          New Jersey             0           0              0             0
The David Viniar 2002 Annuity Trust I                               0           0              0             0
The David Viniar 2002 Annuity Trust II                              0           0              0             0
The David Viniar 2003 Annuity Trust I                               0           0              0             0
The David Viniar 2003 Annuity Trust II                              0           0              0             0

                                                             ITEM 6           ITEM 7        ITEM 8       ITEM 9         ITEM 10
                                                            PLACE OF           SOLE         SHARED        SOLE          SHARED
                                                          ORGANIZATION        VOTING        VOTING     DISPOSITIVE    DISPOSITIVE
                                                           (NEW YORK         POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                                  UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED     UNCOVERED
      NAMES OF REPORTING PERSONS                           INDICATED)         SHARES        SHARES        SHARES        SHARES
-------------------------------------------             ----------------     ---------     ---------   -----------    -----------
The David W. Blood 2002 Annuity Trust I                                          0             0             0             0
The David W. Blood 2002 Annuity Trust II                                         0             0             0             0
The Donald F. Textor 2002 Annuity Trust I                                        0             0             0             0
The Donald F. Textor 2002 Annuity Trust II                                       0             0             0             0
The Donald F. Textor 2003 Annuity Trust I                                        0             0             0             0
The Donald F. Textor 2003 Annuity Trust II                                       0             0             0             0
The Douglas W. Kimmelman Trust                                                   0             0             0             0
The E. Gerald Corrigan 2002 Annuity Trust I                                      0             0             0             0
The E. Gerald Corrigan 2003 Annuity Trust I                                      0             0             0             0
The Eaddy Adele Kiernan 2000 Trust                                               0             0             0             0
The Edward C. Forst 2000 Family Trust                                            0             0             0             0
The Edward C. Forst 2002 Annuity Trust I                                         0             0             0             0
The Edward C. Forst 2002 Annuity Trust II                                        0             0             0             0
The Edward Scott Mead 2001 Annuity Trust I                                       0             0             0             0
The Edward Scott Mead 2002 Annuity Trust I                                       0             0             0             0
The Edward Scott Mead 2002 Annuity Trust II                                      0             0             0             0
The Edward Scott Mead 2003 Annuity Trust I                                       0             0             0             0
The Edward Scott Mead 2003 Annuity Trust II                                      0             0             0             0
Eff Warren Martin 2000 Children's Trust                 California               0             0             0             0
The Elizabeth Anne Corrigan 2000 Trust                                           0             0             0             0
The Elizabeth H. Coulson 2000 Trust                                              0             0             0             0
The Elizabeth L. Heller 2000 Trust                                               0             0             0             0
The Elizabeth Lin Mead 2000 Trust                                                0             0             0             0
The Elizabeth M. Stanton 2000 Trust                                              0             0             0             0
The Elizabeth Steel 2000 Trust                                                   0             0             0             0

                                                             ITEM 6           ITEM 7        ITEM 8        ITEM 9        ITEM 10
                                                            PLACE OF           SOLE         SHARED         SOLE         SHARED
                                                          ORGANIZATION        VOTING        VOTING     DISPOSITIVE    DISPOSITIVE
                                                           (NEW YORK         POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                                  UNLESS OTHERWISE    UNCOVERED      UNCOVERED     UNCOVERED     UNCOVERED
        NAMES OF REPORTING PERSONS                          INDICATED)         SHARES        SHARES        SHARES        SHARES
-------------------------------------------             ----------------     ---------     ---------   -----------    -----------
The Ellie Dorit Neustein 2000 Trust                                              0             0             0              0
The Emily Austen Katz 2000 Trust                                                 0             0             0              0
The Emily Stecher 2000 Trust                                                     0             0             0              0
The Emma M.L. Mead 2000 Trust                                                    0             0             0              0
The Eric Fithian 2000 Trust(26)                                                  0             0             0              0
The Erin Marie Tormondsen 2000 Trust                                             0             0             0              0
The Esta Eiger Stecher 2002 Annuity Trust I                                      0             0             0              0
The Esta Eiger Stecher 2002 Annuity Trust II                                     0             0             0              0
The Esta Eiger Stecher 2003 Annuity Trust I                                      0             0             0              0
The Esta Eiger Stecher 2003 Annuity Trust II                                     0             0             0              0
The Evans Trust(27)                                                              0             0             0              0
The Francis J. Ingrassia 2000 Family Trust                                       0             0             0              0
The Francis J. Ingrassia 2002 Annuity Trust I                                    0             0             0              0
The Francis J. Ingrassia 2002 Annuity Trust II                                   0             0             0              0
The Frank L. Coulson III 2000 Trust                                              0             0             0              0
The Fredric E. Steck 2000 Family Trust                                           0             0             0              0
The Fredric E. Steck 2002 Annuity Trust I                                        0             0             0              0
The Fredric E. Steck 2002 Annuity Trust II                                       0             0             0              0
The Fredric E. Steck 2003 Annuity Trust I                                        0             0             0              0
The Fredric E. Steck 2003 Annuity Trust II                                       0             0             0              0
Gary D. Cohn 2000 Family Trust                                                   0             0             0              0
The Gary W. Williams 2001 Trust                                                  0             0             0              0
The Gene Tiger Sykes 2001 Family Trust                                           0             0             0              0
The Gene Tiger Sykes 2002 Annuity Trust I                                        0             0             0              0
The Gene Tiger Sykes 2002 Annuity Trust II                                       0             0             0              0

-------------------------
(26)  Created by David A. Viniar.

(27)  Created by W. Mark Evans.

                                                             ITEM 6           ITEM 7        ITEM 8        ITEM 9        ITEM 10
                                                            PLACE OF           SOLE         SHARED         SOLE         SHARED
                                                          ORGANIZATION        VOTING        VOTING     DISPOSITIVE    DISPOSITIVE
                                                           (NEW YORK         POWER OF      POWER OF      POWER OF      POWER OF
                  ITEM 1                                UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED     UNCOVERED
         NAMES OF REPORTING PERSONS                        INDICATED)         SHARES        SHARES        SHARES        SHARES
-----------------------------------------------         ----------------     ---------     ---------   -----------    -----------
The Gene Tiger Sykes 2003 Annuity Trust I                                        0             0             0              0
The Gene Tiger Sykes 2003 Annuity Trust II                                       0             0             0              0
The Geoffrey T. Grant 2000 Family Trust                                          0             0             0              0
The George H. Walker 2000 Family Trust                                           0             0             0              0
The George H. Walker 2002 Annuity Trust I                                        0             0             0              0
The George H. Walker 2002 Annuity Trust II                                       0             0             0              0
The George W. Wellde, Jr. 2002 Annuity Trust I                                   0             0             0              0
The George W. Wellde, Jr. 2002 Annuity Trust II                                  0             0             0              0
The George William Wellde III 2000 Trust                                         0             0             0              0
Ghez 2000 GRAT                                                                   0             0             0              0
Ghez 2000 Non-GST-Exempt Trust                                                   0             0             0              0
The Girish V. Reddy 2001 Trust                                                   0             0             0              0
The Girish V. Reddy Trust                                                        0             0             0              0
The Goldenberg 2000 Family Trust                                                 0             0             0              0
The Greg M. Ostroff 2000 Family Trust                                            0             0             0              0
The Gregory D. Cohen 2000 Trust                                                  0             0             0              0
The Gregory H. Zehner 2000 Family Trust                                          0             0             0              0
The Gregory K. Palm 2000 Family Trust                                            0             0             0              0
The Gregory K. Palm 2002 Annuity Trust I                                         0             0             0              0
The Gregory K. Palm 2002 Annuity Trust II                                        0             0             0              0
The Gregory K. Palm 2003 Annuity Trust I                                         0             0             0              0
The Gregory K. Palm 2003 Annuity Trust II                                        0             0             0              0
The Guapulo Trust(28)                                   Jersey                   0             0             0              0
The Howard A. Silverstein 2000 Family Trust                                      0             0             0              0
The Howard A. Silverstein 2002 Annuity Trust I                                   0             0             0              0

-------------------------
(28)  Created by Erland S. Karlsson.

                                                             ITEM 6           ITEM 7        ITEM 8        ITEM 9        ITEM 10
                                                            PLACE OF           SOLE         SHARED         SOLE         SHARED
                                                          ORGANIZATION        VOTING        VOTING     DISPOSITIVE    DISPOSITIVE
                                                           (NEW YORK         POWER OF      POWER OF     POWER OF        POWER OF
                  ITEM 1                                UNLESS OTHERWISE     UNCOVERED     UNCOVERED    UNCOVERED      UNCOVERED
         NAMES OF REPORTING PERSONS                        INDICATED)         SHARES        SHARES        SHARES        SHARES
-----------------------------------------------         ----------------     ---------     ---------   -----------    -----------
The Howard A. Silverstein 2002 Annuity Trust II                                  0             0             0              0
The Howard A. Silverstein 2003 Annuity Trust I                                   0             0             0              0
The Howard A. Silverstein 2003 Annuity Trust II                                  0             0             0              0
The Isabelle M.L. Mead 2000 Trust                                                0             0             0              0
The J. David Rogers 2002 Annuity Trust I                                         0             0             0              0
The J. David Rogers 2002 Annuity Trust II                                        0             0             0              0
The J. David Rogers 2003 Annuity Trust I                                         0             0             0              0
The J. David Rogers 2003 Annuity Trust II                                        0             0             0              0
The James Alexander Mead 2000 Trust                                              0             0             0              0
The James M. Sheridan Shares Trust                                               0             0             0              0
The James M. Sheridan Trust                                                      0             0             0              0
The James Nicholas Katz 2000 Trust                                               0             0             0              0
James P. Riley, Jr. 2000 Family Trust                                            0             0             0              0
The James P. Riley, Jr. 2002 Family GST Trust                                    0             0             0              0
The Jason Kraus 2000 Trust                              UK                       0             0             0              0
The Jason William Tortora 2000 Trust                                             0             0             0              0
The Jeffrey D. Witten 2000 Trust                                                 0             0             0              0
The Jennifer Lauren Alper 2000 Trust                                             0             0             0              0
JG 2000 Trust(28)                                                                0             0             0              0
JG 2000 Trust (continuing trust)(29)                                             0             0             0              0
JG 2002 GRAT(28)                                                                 0             0             0              0
JG 2003 GRAT(28)                                                                 0             0             0              0
JG 2003 Family Trust(28)                                                         0             0             0              0
The John A. Thain Trust                                                          0             0             0              0
The John J. Powers 2000 Family Trust                                             0             0             0              0
The John O. Downing 2000 Family Trust                                            0             0             0              0
The John O. Downing 2002 Annuity Trust I                                         0             0             0              0

-------------------------
(29)  Created by Jocob D. Goldfield.

                                                             ITEM 6           ITEM 7        ITEM 8        ITEM 9        ITEM 10
                                                            PLACE OF           SOLE         SHARED         SOLE         SHARED
                                                          ORGANIZATION        VOTING        VOTING     DISPOSITIVE    DISPOSITIVE
                                                           (NEW YORK         POWER OF      POWER OF     POWER OF        POWER OF
                ITEM 1                                  UNLESS OTHERWISE     UNCOVERED     UNCOVERED    UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS                           INDICATED)         SHARES        SHARES        SHARES        SHARES
-------------------------------------------             ----------------     ---------     ---------   -----------    -----------
The John O. Downing 2002 Annuity Trust II                                        0             0             0              0
The John O. Downing 2003 Annuity Trust I                                         0             0             0              0
The John P. Curtin, Jr. 2000 Family Trust                                        0             0             0              0
The John P. Curtin, Jr. 2001 Annuity Trust I                                     0             0             0              0
The John R. Tormondsen 2002 Annuity Trust I                                      0             0             0              0
The John R. Tormondsen 2002 Annuity Trust II                                     0             0             0              0
The John R. Tormondsen 2003 Annuity Trust I                                      0             0             0              0
The John R. Tormondsen 2003 Annuity Trust II                                     0             0             0              0
The John R. Tormondsen, Jr. 2000 Trust                                           0             0             0              0
The John S. Weinberg 2000 Family Trust                                           0             0             0              0
The John S. Weinberg 2002 Annuity Trust I                                        0             0             0              0
The John S. Weinberg 2002 Annuity Trust II                                       0             0             0              0
The John S. Weinberg 2003 Annuity Trust I                                        0             0             0              0
The John S. Weinberg 2003 Annuity Trust II                                       0             0             0              0
The Jonathan G. Neidich 2000 Trust                                               0             0             0              0
The Jonathan L. Cohen 2002 Annuity Trust I                                       0             0             0              0
The Jonathan M. Lopatin 2002 Annuity Trust I                                     0             0             0              0
The Jonathan M. Lopatin 2002 Annuity Trust II                                    0             0             0              0
The Jordan Viniar 2000 Trust                                                     0             0             0              0
The Joseph Della Rosa 2000 Family Trust                                          0             0             0              0
The Joseph Della Rosa 2002 Annuity Trust I                                       0             0             0              0
The Joseph Della Rosa 2002 Annuity Trust II                                      0             0             0              0
The Joseph H. Gleberman 2000 Family Trust                                        0             0             0              0
The Joseph H. Gleberman 2002 Annuity Trust I                                     0             0             0              0
The Karen Barlow Corrigan 2000 Trust                                             0             0             0              0

                                                             ITEM 6           ITEM 7        ITEM 8        ITEM 9        ITEM 10
                                                            PLACE OF           SOLE         SHARED         SOLE         SHARED
                                                          ORGANIZATION        VOTING        VOTING     DISPOSITIVE    DISPOSITIVE
                                                           (NEW YORK         POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                                  UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS                           INDICATED)         SHARES        SHARES        SHARES        SHARES
-------------------------------------------             ----------------     ---------     ---------   -----------    -----------
The Karen Rebecca Alper 2000 Trust                                               0             0             0              0
The Karsten Moller & Barbara Kahn-Moller Trust          Jersey                   0             0             0              0
The Katherine A. M. Stanton 2000 Trust                                           0             0             0              0
The Katheryn C. Coulson 2000 Trust                                               0             0             0              0
The Kathryn Margaret Wellde 2000 Trust                                           0             0             0              0
The Kelsey Fithian 2000 Trust(30)                                                0             0             0              0
The Kenneth Litzenberger Remainder Trust                                         0             0             0              0
The Kevin W. Kennedy 2000 Family Trust                                           0             0             0              0
The Kevin W. Kennedy 2001 Siblings Trust                                         0             0             0              0
The Kevin W. Kennedy 2002 Annuity Trust I                                        0             0             0              0
The Kevin W. Kennedy 2002 Annuity Trust II                                       0             0             0              0
The Kevin W. Kennedy 2002 Annuity Trust III                                      0             0             0              0
The Kevin W. Kennedy 2003 Annuity Trust I                                        0             0             0              0
The Kevin W. Kennedy 2003 Annuity Trust II                                       0             0             0              0
The Kevin W. Kennedy 2003 Annuity Trust III                                      0             0             0              0
The Kimberly Lynn Macaione 2000 Trust(31)                                        0             0             0              0
The Kimberly R. Textor 2000 Trust                                                0             0             0              0
The Kipp M. Nelson Trust                                                         0             0             0              0
The Kuala Trust(32)                                     Jersey                   0             0             0              0
The Kyle F. Textor 2000 Trust
The Lauren Schiller 2000 Trust                                                   0             0             0              0
The Lawrence R. Buchalter 2000 Family Trust                                      0             0             0              0
Lawrence R. Buchalter 2002 Annuity Trust I                                       0             0             0              0
The Lawrence R. Buchalter 2002 Annuity Trust II                                  0             0             0              0
The Lee G. Vance 2000 Family Trust                                               0             0             0              0

-------------------------
(30)  Created by David A. Viniar.

(31)  Created by Frank L. Coulson, Jr.

(32)  Created by Sylvain M. Hefes.

                                                             ITEM 6           ITEM 7        ITEM 8        ITEM 9        ITEM 10
                                                            PLACE OF           SOLE         SHARED         SOLE         SHARED
                                                          ORGANIZATION        VOTING        VOTING     DISPOSITIVE    DISPOSITIVE
                                                           (NEW YORK         POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                                  UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS                           INDICATED)         SHARES        SHARES        SHARES        SHARES
-------------------------------------------             ----------------     ---------     ---------   -----------    -----------
The Lee G. Vance 2002 Annuity Trust I                                            0             0             0              0
The Leslie C. Sillcox 2003 Annuity Trust I                                       0             0             0              0
The Leslie C. Sillcox 2003 Annuity Trust II                                      0             0             0              0
The Leslie C. Tortora 2002 Annuity Trust I                                       0             0             0              0
The Leslie C. Tortora 2002 Annuity Trust II                                      0             0             0              0
Lloyd C. Blankfein 2000 Family Trust                                             0             0             0              0
The Lloyd C. Blankfein 2002 Annuity Trust I                                      0             0             0              0
The Louise Rice Townsend 2000 Trust                                              0             0             0              0
M. Roch Hillenbrand Trust f/b/o
    C. Justin Hillenbrand                               New Jersey               0             0             0              0
M. Roch Hillenbrand Trust f/b/o
    Molly D. Hillenbrand                                New Jersey               0             0             0              0
The Mallory G. Neidich 2000 Trust                                                0             0             0              0
The Marc A. Spilker 2000 Family Trust                                            0             0             0              0
The Mark A. Zurack 2000 Family Trust                                             0             0             0              0
The Mark A. Zurack 2000 Issue Trust                                              0             0             0              0
The Mark A. Zurack 2002 Annuity Trust I                                          0             0             0              0
The Mark A. Zurack 2002 Annuity Trust II                                         0             0             0              0
The Mark A. Zurack 2003 Annuity Trust I
Mark Dehnert Living Trust                               Illinois                 0             0             0              0
The Mark Tercek 2000 Family Trust                                                0             0             0              0
The Mark Tercek 2002 Annuity Trust I                                             0             0             0              0
The Mark Tercek 2002 Annuity Trust II                                            0             0             0              0
The Mark Tercek 2003 Annuity Trust I                                             0             0             0              0
Marks 2000 (continuing trust)                                                    0             0             0              0
The Mary Agnes Reilly Kiernan 2000 Trust                                         0             0             0              0
The Mary Ann Casati Trust                                                        0             0             0              0
The Matthew D. Rogers 2000 Trust                                                 0             0             0              0

                                                             ITEM 6           ITEM 7        ITEM 8        ITEM 9        ITEM 10
                                                            PLACE OF           SOLE         SHARED         SOLE         SHARED
                                                          ORGANIZATION        VOTING        VOTING     DISPOSITIVE    DISPOSITIVE
                                                           (NEW YORK         POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                                  UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED     UNCOVERED
       NAMES OF REPORTING PERSONS                          INDICATED)         SHARES        SHARES        SHARES        SHARES
-------------------------------------------             ----------------     ---------     ---------   -----------    -----------
The Maya Bettina Linden 2000 Trust                                               0             0             0              0
Melissa Jane Minehan 2001 Trust(33)                                              0             0             0              0
The Merritt Moore Townsend 2000 Trust                                            0             0             0              0
The Mesdag Family Trust                                 Delaware                 0             0             0              0
The Michael A. Price 2000 Family Trust                                           0             0             0              0
The Michael D. Ryan 2000 Family Trust                                            0             0             0              0
The Michael D. Ryan 2002 Annuity Trust II                                        0             0             0              0
The Michael D. Ryan 2003 Annuity Trust I                                         0             0             0              0
The Michael J. Zamkow 2000 Family Trust                                          0             0             0              0
The Michael J. Zamkow 2001 Trust                                                 0             0             0              0
The Michael J. Zamkow 2002 Annuity Trust I                                       0             0             0              0
The Michael J. Zamkow 2002 Annuity Trust II                                      0             0             0              0
The Michael Stecher 2000 Trust                                                   0             0             0              0
The Milton R. Berlinski 2002 Annuity Trust I                                     0             0             0              0
The Milton R. Berlinski 2002 Annuity Trust II                                    0             0             0              0
The Milton R. Berlinski 2003 Annuity Trust I                                     0             0             0              0
The Milton R. Berlinski 2003 Annuity Trust II                                    0             0             0              0
The Milton R. and Jena M. Berlinski
     2003 Life Insurance Trust                                                   0             0             0              0
The Mossavar-Rahmani 2000 Family Trust                                           0             0             0              0
Murphy 2000 (continuing trust)(34)                                               0             0             0              0
Murphy 2002 GRAT(34)                                                             0             0             0              0
The Natalie Cailyn Rogers 2000 Trust                                             0             0             0              0
The Nicole Schiller 2000 Trust                                                   0             0             0              0
The Patrick J. Ward 2001 Trust                                                   0             0             0              0
The Peter C. Gerhard 2000 Family Trust                                           0             0             0              0

-------------------------
(33)  Created by E. Gerald Corrigan.

(34)  Created by Thomas S. Murphy, Jr.

                                                             ITEM 6           ITEM 7        ITEM 8        ITEM 9        ITEM 10
                                                            PLACE OF           SOLE         SHARED         SOLE         SHARED
                                                          ORGANIZATION        VOTING        VOTING     DISPOSITIVE    DISPOSITIVE
                                                           (NEW YORK         POWER OF      POWER OF      POWER OF      POWER OF
                 ITEM 1                                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED     UNCOVERED
        NAMES OF REPORTING PERSONS                         INDICATED)         SHARES        SHARES        SHARES        SHARES
-------------------------------------------             ----------------     ---------     ---------   -----------    -----------
The Peter C. Gerhard 2002 Annuity Trust I                                        0             0             0              0
The Peter C. Gerhard 2002 Annuity Trust II                                       0             0             0              0
The Peter C. Gerhard 2003 Annuity Trust I                                        0             0             0              0
The Peter C. Gerhard 2003 Annuity Trust II                                       0             0             0              0
The Peter D. Kiernan, III 2002 Annuity Trust I                                   0             0             0              0
The Peter D. Kiernan, III 2002 Annuity Trust II                                  0             0             0              0
The Peter Kiernan IV 2000 Trust                                                  0             0             0              0
The Peter S. Kraus 2002 Annuity Trust I                                          0             0             0              0
The Peter S. Kraus 2002 Annuity Trust II                                         0             0             0              0
The Peter S. Kraus 2003 Annuity Trust I                                          0             0             0              0
The Peter S. Kraus 2003 Annuity Trust II                                         0             0             0              0
The Philip D. Murphy 2000 Family Trust                                           0             0             0              0
The Philip D. Murphy 2002 Annuity Trust I                                        0             0             0              0
The Philip D. and Tammy S. Murphy
    2002 Life Insurance Trust                                                    0             0             0              0
The Philip Darivoff 2002 Annuity Trust I                                         0             0             0              0
The Philip Darivoff 2002 Annuity Trust II                                        0             0             0              0
The Philip Darivoff 2002 Family Trust                                            0             0             0              0
The Rachel M. Darivoff 2000 Trust                                                0             0             0              0
The Ralph F. Rosenberg 2000 Family Trust                                         0             0             0              0
The Ralph F. Rosenberg 2002 Annuity Trust I                                      0             0             0              0
The Ralph F. Rosenberg 2002 Annuity Trust II                                     0             0             0              0
The Ralph F. Rosenberg 2003 Annuity Trust I                                      0             0             0              0
The Ralph F. Rosenberg 2003 Annuity Trust II                                     0             0             0              0

                                                             ITEM 6           ITEM 7        ITEM 8        ITEM 9        ITEM 10
                                                            PLACE OF           SOLE         SHARED         SOLE         SHARED
                                                          ORGANIZATION        VOTING        VOTING     DISPOSITIVE    DISPOSITIVE
                                                           (NEW YORK         POWER OF      POWER OF      POWER OF      POWER OF
                  ITEM 1                                UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED     UNCOVERED
         NAMES OF REPORTING PERSONS                        INDICATED)         SHARES        SHARES        SHARES        SHARES
-------------------------------------------             ----------------     ---------     ---------   -----------    -----------
Randal M. Fippinger-Millennium Trust(35)                                         0             0             0              0
The Randolph L. Cowen 2000 Family Trust                                          0             0             0              0
Rayas Trust(36)                                         Jersey                   0             0             0              0
The Rebecca Viniar 2000 Trust                                                    0             0             0              0
The Richard A. Friedman 2002 Annuity Trust I                                     0             0             0              0
The Richard A. Friedman 2000 Family Trust                                        0             0             0              0
The Richard A. Sapp 2000 Family Trust                                            0             0             0              0
The Richard A. Sapp 2002 Annuity Trust I                                         0             0             0              0
The Richard A. Sapp 2003 Annuity Trust I                                         0             0             0              0
The Richard E. Witten 2002 Annuity Trust I                                       0             0             0              0
The Richard E. Witten 2002 Annuity Trust II                                      0             0             0              0
The Richard E. Witten 2003 Annuity Trust I                                       0             0             0              0
The Richard E. Witten 2003 Annuity Trust II                                      0             0             0              0
The Richard G. Sherlund 2002 Annuity Trust I                                     0             0             0              0
Robert A. Fippinger, Jr. Millennium Trust(37)                                    0             0             0              0
The Robert B. Litterman 2000 Family Trust                                        0             0             0              0
The Robert B. Litterman 2002 Annuity Trust I                                     0             0             0              0
The Robert B. Litterman 2002 Annuity Trust II                                    0             0             0              0
The Robert B. Morris III 2000 Family Trust                                       0             0             0              0
The Robert B. Morris III 2002 Annuity Trust I                                    0             0             0              0
The Robert B. Morris III 2002 Annuity Trust II                                   0             0             0              0
The Robert B. Morris III 2003 Annuity Trust I                                    0             0             0              0
The Robert B. Morris III 2003 Annuity Trust II                                   0             0             0              0
The Robert J. Hurst 2000 Family Trust                                            0             0             0              0

-------------------------
(35)  Created by Ann F. Kaplan.

(36)  Created by Emmanuel Roman.

(37)  Created by Ann F. Kaplan.

                                                             ITEM 6           ITEM 7        ITEM 8        ITEM 9        ITEM 10
                                                            PLACE OF           SOLE         SHARED         SOLE         SHARED
                                                          ORGANIZATION        VOTING        VOTING     DISPOSITIVE    DISPOSITIVE
                                                           (NEW YORK         POWER OF      POWER OF      POWER OF      POWER OF
                 ITEM 1                                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED     UNCOVERED
        NAMES OF REPORTING PERSONS                         INDICATED)         SHARES        SHARES        SHARES        SHARES
-------------------------------------------             ----------------     ---------     ---------   -----------    -----------
The Robert J. Hurst 2002 Annuity Trust I                                         0             0             0              0
The Robert J. Hurst 2002 Annuity Trust II                                        0             0             0              0
The Robert J. Hurst 2003 Annuity Trust I                                         0             0             0              0
The Robert J. Hurst 2003 Annuity Trust II                                        0             0             0              0
The Robert J. Katz 2002 Annuity Trust I                                          0             0             0              0
The Robert J. Katz 2002 Annuity Trust II                                         0             0             0              0
The Robert J. Katz 2003 Annuity Trust I                                          0             0             0              0
The Robert J. Katz 2003 Annuity Trust II                                         0             0             0              0
The Robert J. O'Shea 2000 Family Trust                                           0             0             0              0
The Robert J. O'Shea 2002 Annuity Trust I                                        0             0             0              0
The Robert J. O'Shea 2002 Annuity Trust II                                       0             0             0              0
The Robert J. O'Shea 2003 Annuity Trust I                                        0             0             0              0
The Robert J. O'Shea 2003 Annuity Trust II                                       0             0             0              0
The Robert J. Pace 2000 Family Trust                                             0             0             0              0
The Robert J. Pace 2002 Annuity Trust I                                          0             0             0              0
The Robert J. Pace 2003 Annuity Trust I                                          0             0             0              0
The Robert J. Pace 2003 Annuity Trust II                                         0             0             0              0
The Robert K. Steel 2002 Annuity Trust I                                         0             0             0              0
The Robert K. Steel 2002 Annuity Trust II                                        0             0             0              0
The Robert K. Steel 2003 Annuity Trust I                                         0             0             0              0
The Robert K. Steel 2003 Annuity Trust II                                        0             0             0              0
Robin Neustein 2002 Annuity Trust                                                0             0             0              0
Robin Neustein 2003 Annuity Trust                                                0             0             0              0
The Samantha Schiller 2000 Trust                                                 0             0             0              0
The Sarah B. Lopatin 2000 Trust                                                  0             0             0              0

                                                       ITEM 6              ITEM 7        ITEM 8          ITEM 9          ITEM 10
                                                      PLACE OF              SOLE         SHARED           SOLE            SHARED
                                                    ORGANIZATION           VOTING        VOTING       DISPOSITIVE      DISPOSITIVE
                                                      (NEW YORK           POWER OF      POWER OF        POWER OF        POWER OF
                ITEM 1                            UNLESS OTHERWISE       UNCOVERED     UNCOVERED       UNCOVERED        UNCOVERED
      NAMES OF REPORTING PERSONS                     INDICATED)            SHARES        SHARES          SHARES          SHARES
      --------------------------                  ----------------       ---------     ---------      -----------      -----------
The Sarah Delacy Kiernan 2000 Trust                                          0             0               0                0
The Sarah M. Darivoff 2000 Trust                                             0             0               0                0
The Sarah Rose Berlinski 2000 Trust                                          0             0               0                0
The Scott B. Kapnick 2000 Family Trust                                       0             0               0                0
The Scott B. Kapnick 2002 Annuity Trust I                                    0             0               0                0
The Scott B. Kapnick 2003 Annuity Trust I                                    0             0               0                0
Scott M. Pinkus 2000 Family Trust                 New Jersey                 0             0               0                0
The Scott S. Prince Trust                                                    0             0               0                0
The Sharmin Mossavar-Rahmani 2002
    Annuity Trust I                                                          0             0               0                0
The Sharmin Mossavar-Rahmani 2003
    Annuity Trust I                                                          0             0               0                0
The Stephen M. Neidich 2000 Trust                                            0             0               0                0
The Steven J. Wisch 2001 Family Trust                                        0             0               0                0
The Steven J. Wisch 2002 Annuity
    Trust I                                                                  0             0               0                0
The Steven J. Wisch 2003 Annuity
    Trust I                                                                  0             0               0                0
The Steven M. Heller, Jr. 2000 Trust                                         0             0               0                0
The Steven Starker 2001 Family Trust                                         0             0               0                0
The Steven Starker 2002 Grantor Retained
    Annuity Trust                                                            0             0               0                0
The Steven T. Mnuchin 2000 Family Trust                                      0             0               0                0
The Steven T. Mnuchin 2002 Annuity Trust I                                   0             0               0                0
The Steven T. Mnuchin 2003 Annuity Trust I                                   0             0               0                0
The Steven T. Mnuchin 2003 Annuity Trust II                                  0             0               0                0
The Stuart Mark Rothenberg 2000 Family Trust                                 0             0               0                0
The Stuart Mark Rothenberg 2002
     Annuity Trust I                                                         0             0               0                0
The Stuart Mark Rothenberg 2002
    Annuity Trust II                                                         0             0               0                0

                                                       ITEM 6              ITEM 7        ITEM 8          ITEM 9          ITEM 10
                                                      PLACE OF              SOLE         SHARED           SOLE            SHARED
                                                    ORGANIZATION           VOTING        VOTING       DISPOSITIVE      DISPOSITIVE
                                                      (NEW YORK           POWER OF      POWER OF        POWER OF        POWER OF
                ITEM 1                            UNLESS OTHERWISE       UNCOVERED     UNCOVERED       UNCOVERED        UNCOVERED
      NAMES OF REPORTING PERSONS                     INDICATED)            SHARES        SHARES          SHARES          SHARES
      --------------------------                  ----------------       ---------     ---------      -----------      -----------
The Stuart Mark Rothenberg 2003
    Annuity Trust I                                                          0             0               0                0
The Stuart Mark Rothenberg 2003
    Annuity Trust II                                                         0             0               0                0
The Suzanne E. Cohen 2000 Trust                                              0             0               0                0
The Terence M. O' Toole 2000 Family
    Trust                                                                    0             0               0                0
The Terence M. O' Toole 2002 Annuity
    Trust I                                                                  0             0               0                0
The Tess Augusta Linden 2000 Trust                                           0             0               0                0
The Thomas J. Healey 2001 Annuity Trust           New Jersey                 0             0               0                0
The Thomas J. Healey 2002 Annuity Trust                                      0             0               0                0
The Thomas J. Healey 2003 Annuity Trust           New Jersey                 0             0               0                0
The Thomas J. Healey 2003 Annuity Trust II        New Jersey                 0             0               0                0
The Thomas K. Montag 2000 Family Trust                                       0             0               0                0
The Tracy Richard Wolstencroft 2000
    Family Trust                                                             0             0               0                0
The Tracy Richard Wolstencroft 2002
    Annuity Trust I                                                          0             0               0                0
The Tracy Richard Wolstencroft 2003
    Annuity Trust I                                                          0             0               0                0
Trust for the benefit of David Ford,
    Jr. under Indenture of Trust B of
    David B. Ford dated 6/16/00                   Pennsylvania               0             0               0                0
Trust for the benefit of Jamie Ford
    under Indenture of Trust B of
    David B. Ford dated as of 6/16/00             Pennsylvania               0             0               0                0
Trust for the benefit of Megan H.
    Hagerty u/a DTD 3/26/01(38)                   New Jersey                 0             0               0                0
Trust f/b/o Megan H. Hagerty u/a/d
    June 5, 2002(38)                                                         0             0               0                0
Trust f/b/o Megan H. Hagerty u/a/d
    March 26, 2003(38)                            New Jersey                 0             0               0                0
Trust f/b/o Megan H. Hagerty u/a/d
    June 13, 2003(38)                             New Jersey
Trust for the benefit of Thomas
    Jeremiah Healey u/a DTD 3/26/01               New Jersey                 0             0               0                0

-------------------------
(38)  Created by Thomas J. Healey.

                                                       ITEM 6              ITEM 7        ITEM 8          ITEM 9          ITEM 10
                                                      PLACE OF              SOLE         SHARED           SOLE            SHARED
                                                    ORGANIZATION           VOTING        VOTING       DISPOSITIVE      DISPOSITIVE
                                                      (NEW YORK           POWER OF      POWER OF        POWER OF        POWER OF
                ITEM 1                            UNLESS OTHERWISE       UNCOVERED     UNCOVERED       UNCOVERED        UNCOVERED
      NAMES OF REPORTING PERSONS                     INDICATED)            SHARES        SHARES          SHARES          SHARES
      --------------------------                  ----------------       ---------     ---------      -----------      -----------
Trust f/b/o Thomas Jeremiah Healey
    u/a/d June 5, 2002                                                       0             0               0                0
Trust f/b/o Thomas Jeremiah Healey
    u/a/d March 26, 2003                          New Jersey                 0             0               0                0
Trust f/b/o Thomas Jeremiah Healey
    u/a/d June 13, 2003                           New Jersey                 0             0               0                0
The Unicorn Trust(39)                             UK                         0             0               0                0
Vyrona Trust(40)                                  Jersey                     0             0               0                0
The William C. Sherlund 2000 Trust                                           0             0               0                0
The William Keith Litzenberger
    Remainder Trust                                                          0             0               0                0
Zachariah Cobrinik 2001 Family Trust                                         0             0               0                0
The Zachariah Cobrinik Family 2000
    Trust                                                                    0             0               0                0
Zachariah Cobrinik 2002 Annuity Trust                                        0             0               0                0
Zachariah Cobrinik 2003 Annuity Trust                                        0             0               0                0

PARTNERSHIPS

ALS Investment Partners, L.P.(41)                 Delaware                   0             0               0                0
Beech Associates, L.P.(42)                        Delaware                   0             0               0                0
Crestley, L.P.(43)                                Delaware                   0             0               0                0
Greenley Partners, L.P.(44)                       Delaware                   0             0               0                0
HEMPA Limited Partnership(45)                     Delaware                   0             0               0                0
JSS Investment Partners, L.P.(46)                 Delaware                   0             0               0                0
The Litzenberger Family Limited
    Partnership                                   Delaware                   0             0               0                0
Mesdag Family Limited Partnership                 Delaware                   0             0               0                0
Mijen Family Partnership(47)                      Illinois                   0             0               0                0
Opatrny Investment Partners, L.P.                 Delaware                   0             0               0                0
Quail Brook GS Partners, L.P.(48)                 Delaware                   0             0               0                0
Rantz GS Investment Partners, L.P.                Delaware                   0             0               0                0

-------------------------
(39)  Created by Wiet H.M. Pot.

(40)  Created by Sylvain M. Hefes.

(41)  Created by Charles B. Seelig, Jr.

(42)  Created by David B. Ford.

(43)  Created by Thomas J. Healey.

(44)  Created by Jaime E. Yordan.

(45)  Created by Henry M. Paulson, Jr.

(46)  Created by Jonathan S. Savitz.

(47)  Created by Peter Layton.

(48)  Created by Barry L. Zubrow.

                                                       ITEM 6             ITEM 7         ITEM 8          ITEM 9          ITEM 10
                                                      PLACE OF             SOLE          SHARED           SOLE           SHARED
                                                    ORGANIZATION          VOTING         VOTING       DISPOSITIVE      DISPOSITIVE
                                                      (NEW YORK           POWER OF      POWER OF        POWER OF        POWER OF
                ITEM 1                            UNLESS OTHERWISE       UNCOVERED     UNCOVERED       UNCOVERED        UNCOVERED
      NAMES OF REPORTING PERSONS                     INDICATED)            SHARES        SHARES          SHARES          SHARES
      --------------------------                  ----------------       ---------     ---------      -----------      -----------
Savitz Investment Partners, L.P.(49)              Delaware                   0             0               0                0
Stone Gate GS Partners, L.P.(50)                  Delaware                   0             0               0                0
Trott GS Investment Partners, L.P.                Delaware                   0             0               0                0
Tuft GS Investment Partners, L.P.                 Delaware                   0             0               0                0
Ward Investment Partners, L.P.                    Delaware                   0             0               0                0
Windy Hill Investment Company II, L.P.(51)        Delaware                   0             0               0                0
Winkelried Investment Partners, L.P.              Delaware                   0             0               0                0

LIMITED LIABILITY COMPANIES

The James Coufos Family LLC                       Delaware                   0             0               0                0
The Lawrence Cohen Family LLC                     Delaware                   0             0               0                0
The Rebecca Amitai Family LLC                     Delaware                   0             0               0                0
The Steven Starker Family LLC                     Delaware                   0             0               0                0

CORPORATIONS

Anahue Limited(52)                                Jersey                     0             0               0                0
Chambolle Limited(53)                             Jersey                     0             0               0                0
Guapulo Holdings Ltd(54)                          Jersey                     0             0               0                0
HJS2 Limited(55)                                  Cayman Islands             0             0               0                0
Majix Limited(56)                                 Jersey                     0             0               0                0
Melalula Limited(57)                              Jersey                     0             0               0                0
RJG Holding Company(58)                           Cayman Islands             0             0               0                0
Robinelli Limited(59)                             Jersey                     0             0               0                0
Vyrona Holdings Limited(60)                       Jersey                     0             0               0                0
Zurrah Limited(61)                                Jersey                     0             0               0                0

-------------------------
(49)  Created by Peter Savitz.

(50)  Created by Connie K. Duckworth.

(51)  Created by Joseph D. Gutman.

(52)  Created by Andrew A. Chisholm.

(53)  Created by Emmanuel Roman.

(54)  Created by Erland S. Karlsson.

(55)  Created by Hsueh J. Sung.

(56)  Created by Alok Oberoi.

(57)  Created by Peter D. Sutherland.

(58)  Created by Richard J. Gnodde.

(59)  Created by Claudio Costamagna.

(60)  Created by Sylvain M. Hefes.

(61)  Created by Yoel Zaoui.

         This Amendment No. 42 to a Statement on Schedule 13D amends and restates in its entirety such Schedule 13D (as so amended and restated, this "Schedule"). This Amendment No. 42 is being filed primarily because the number of shares of Common Stock (as defined in Item 1 below) beneficially owned by Covered Persons (as defined in Item 2 below) has decreased by an amount in excess of one percent of the total number of shares of Common Stock outstanding.

ITEM 1.  SECURITY AND ISSUER

         This Schedule relates to the Common Stock, par value $.01 per share (the "Common Stock"), of The Goldman Sachs Group, Inc. ("GS Inc."), a Delaware corporation. The address of the principal executive offices of GS Inc. is 85 Broad Street, New York, New York 10004.

ITEM 2.  IDENTITY AND BACKGROUND

         (a), (b), (c), (f) The cover page to this Schedule and Appendix A hereto contain the names of the persons ("Covered Persons") who beneficially own Common Stock subject to a Shareholders' Agreement ("Covered Shares"), dated as of May 7, 1999, to which the Covered Persons are party (as amended from time to time, the "Shareholders' Agreement"). This filing is being made on behalf of all of the Covered Persons, and their agreement that this filing may be so made is contained in the Shareholders' Agreement.

         Appendix A hereto also provides the citizenship or place of organization of each Covered Person. Each Covered Person who is an individual (an "Individual Covered Person") is a senior professional employed or formerly employed by GS Inc. or one of its affiliates or a spouse or former spouse thereof. GS Inc. is a global investment banking and securities firm. Each Covered Person who is not an individual is a trust, limited partnership, limited liability company or corporation created by or for an Individual Covered Person for estate planning purposes. Each Covered Person listed in Appendix A under the caption "Partnerships" is a limited partnership of which an Individual Covered Person is general partner. Each Covered Person listed in Appendix A under the caption "Corporations" (a "Corporate Covered Person") is controlled by an Individual Covered Person (the "Controlling Covered Person"). Each Covered Person listed in Appendix A under the caption "Limited Liability Companies" (a "Limited Liability Covered Person") is a limited liability company of which an Individual Covered Person is a managing member. The name, citizenship, business address and present principal occupation or employment of each of the directors and executive officers of each Corporate Covered Person (other than the Controlling Covered Person) are set forth in Annex A hereto. The business address of each Covered Person for purposes of this Schedule is: (i) in the case of entities organized in Jersey or under the laws of the United Kingdom, 26 New Street, St. Helier, Jersey, JE2 3RA; (ii) in the case of entities organized in the Cayman Islands, P.O. Box 309, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands; (iii) in the case of entities organized in Bermuda, Victoria Hall, 11 Victoria Street, Hamilton HM11, Bermuda; and (iv) in the case of all other Covered Persons, 85 Broad Street, New York, New York 10004.

         (d), (e) Except as described in Annex A or Annex B, during the last five years no Covered Person or, to the best knowledge of the Covered Persons, any executive officer or director of a Covered Person, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in such Covered Person being subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

         The Covered Shares have been and will be acquired by the Covered Persons in the following manner: (i) the former profit participating limited partners active in the business of The Goldman Sachs Group, L.P. ("Group L.P.") (each such former partner, a "PMD" and, collectively, the "PMDs") acquired certain Covered Shares in exchange for their interests in Group L.P. and certain of its affiliates and investee corporations; (ii) the former owners (the "Hull Covered Persons") of Hull and Associates, L.L.C. ("Hull"), the former members (the "SLK Covered Persons") of SLK LLC, the former members (the "Jacobson Covered

Persons") of Benjamin Jacobson & Sons, LLC ("Jacobson") and the former members (the "Walter Frank Covered Persons" and, together with the Hull Covered Persons, the SLK Covered Persons and the Jacobson Covered Persons, the "Acquisition Covered Persons") of Walter N. Frank & Co., LLC ("Walter Frank") acquired certain Covered Shares in exchange for their interests in Hull, SLK LLC, Jacobson or Walter Frank, as applicable; (iii) certain Individual Covered Persons have acquired and will acquire beneficial ownership of certain other Covered Shares in connection with GS Inc.'s initial public offering and/or pursuant to GS Inc.'s employee compensation, benefit or similar plans; (iv) certain Individual Covered Persons (the "Transferee Covered Persons") acquired their Covered Shares from other Individual Covered Persons in accordance with pre-existing contractual arrangements or judicial decrees; and (v) certain Covered Persons (the "Estate Planning Covered Persons") have acquired and will acquire beneficial ownership of their Covered Shares as contributions or gifts made by Individual Covered Persons.

         Covered Persons may from time to time acquire Common Stock not subject to the Shareholders' Agreement ("Uncovered Shares") for investment purposes. Such Common Stock may be acquired with personal funds of or funds borrowed by such Covered Person.

ITEM 4.  PURPOSE OF TRANSACTIONS

         The Individual Covered Persons, other than the Acquisition Covered Persons and the Transferee Covered Persons, acquired certain Covered Shares in connection with the succession of GS Inc. to the business of Group L.P. and GS Inc.'s initial public offering and through certain employee compensation, benefit or similar plans of GS Inc. The Acquisition Covered Persons acquired certain Covered Shares in connection with the acquisition by GS Inc. of Hull, Jacobson or Walter Frank or the combination of GS Inc. with SLK LLC, as applicable, and through certain employee compensation, benefit or similar plans of GS Inc. The Transferee Covered Persons acquired their Covered Shares from other Individual Covered Persons in accordance with pre-existing contractual arrangements or judicial decrees. As a condition to the transfer of the Covered Shares, the Shareholders' Committee required that each Transferee Covered Person agree to become a party to the Shareholders' Agreement and to be bound by the Partner Transfer Restrictions referred to in Item 6 below. The Estate Planning Covered Persons acquired the Covered Shares as contributions or gifts made for estate planning purposes by Individual Covered Persons, and the provisions of the organizational documents of certain Estate Planning Covered Persons provide for the distribution of Common Stock to certain other Covered Persons. As a condition to the contribution or gift of the Covered Shares, the Shareholders' Committee required that each Estate Planning Covered Person agree to become a party to the Shareholders' Agreement and to be bound by the Partner Transfer Restrictions referred to in Item 6 below.

         The board of directors of GS Inc. and, in the case of the PMDs and the Transferee Covered Persons, the Shareholders' Committee have approved sales by the PMDs, Transferee Covered Persons and certain Estate Planning Covered Persons and Acquisition Covered Persons of a portion of their shares of Common Stock through two programs (the "Channel A Sales Program" and the "Channel B Sales Program"). Sales under the Channel A and Channel B Sales Programs commenced on June 26, 2003 and are expected to terminate on or around July 25, 2003. See Annex E for sales since the last amendment to this Schedule 13D. The Channel A and Channel B Sales Programs may continue in subsequent fiscal quarters, but can be suspended, modified or terminated at any time.

         The participants in the Channel A Sales Program may sell, in a coordinated manner, a portion of their Covered Shares in accordance with the volume and manner of sale limitations of Rule 144 under the Securities Act of 1933, as amended ("Rule 144"), and a volume limitation that will be established by GS Inc. (the "Channel A Sales Limit"). Subject to the volume limitations of Rule 144 and the Channel A Sales Limit, up to 16,655,384 Covered Shares are eligible for sale by Covered Persons under the Channel A Sales Program (of which 411,274 Covered Shares have been sold from June 26, 2003 through June 30, 2003). These consist of those Covered Shares that had been subject to the Partner Transfer Restrictions (as defined below) that lapsed on May 8, 2002 and May 8, 2003, as well as up to 10% of each Covered Person's shares that are subject to the Partner Transfer Restrictions that would otherwise lapse on May 8, 2004 (generally not including shares held through U.S. estate planning vehicles or private charitable foundations). Certain participants in the Channel A Sales Program are effecting their sales pursuant to plans designed to comply with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, as described in Annex C. With respect to other participants, the decision as to whether and how many shares to sell will be made by each participant on a daily basis, subject to the foregoing limitations.

         The participants in the Channel B Sales Program may sell, in a coordinated manner, a portion of their shares of Common Stock in accordance with Rule 144(k) and a volume limitation that will be established by GS Inc. (the "Channel B Sales Limit"). Subject to the Channel B Sales Limit, up to
22,981,290 Covered Shares are eligible for sale by Covered Persons under the Channel B Sales Program (of which 2,000,955 Covered Shares have been sold from June 26, 2003 through June 30, 2003). These consist of those Covered Shares that had been subject to the Partner Transfer Restrictions that lapsed on May 8, 2002 and May 8, 2003, as well as up to 10% of each Covered Person's shares that are subject to the Partner Transfer Restrictions that would otherwise lapse on May 8, 2004 (generally not including shares held through U.S. estate planning vehicles or private charitable foundations). The decision as to whether and how many shares to sell will be made by each participant on a daily basis, subject to the volume limitation.

         Covered Persons may from time to time acquire Uncovered Shares for investment purposes. Except as described herein and except for the acquisition by Covered Persons of Common Stock pursuant to employee compensation, benefit or similar plans of GS Inc. in the future or as described above, none of the Covered Persons has any plans or proposals which relate to or would result in their acquisition of additional Common Stock or any of the other events described in Item 4(a) through 4(j).

         Each Covered Person is expected to evaluate on an ongoing basis GS Inc.'s financial condition and prospects and his or her interests in and with respect to GS Inc. Accordingly, each Covered Person may change his or her plans and intentions at any time and from time to time. In particular, each Covered Person may at any time and from time to time acquire or dispose of shares of Common Stock.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER

         (a) Rows (11) and (13) of the cover page to this Schedule, Appendix A and Annex A are hereby incorporated by reference. Each Covered Person hereby disclaims beneficial ownership of any shares of Common Stock held by any other Covered Person. Except as described in Annex D, none of the shares of Common Stock reported in rows (11) and (13) of the cover page to this Schedule and Appendix A are shares as to which there is a right to acquire exercisable within 60 days.

         (b) Rows (7) through (10) of the cover page to this Schedule, Appendix A and Annex A set forth the percentage range of Covered Shares as to which there is sole power to vote or direct the vote or to dispose or direct the disposition; the number of Uncovered Shares as to which there is sole power to vote or direct the vote or to dispose or direct the disposition; and the number of shares of Common Stock as to which there is shared power to vote or direct the vote or to dispose or direct the disposition. With respect to the Covered Shares subject to the Partner Transfer Restrictions, the power to vote Covered Shares by Covered Persons is shared with each other Covered Person, as described below in response to Item 6. Each Covered Person hereby disclaims beneficial ownership of any shares of Common Stock held by any other Covered Person.

         (c) Except as described in Annex E or previously reported on Schedule 13D, no Covered Person has effected any transactions in Common Stock in the past 60 days.

         (d), (e) Not applicable.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER

         Each Covered Person listed on the cover page to this Schedule and Appendix A hereto is a party to the Shareholders' Agreement. The Shareholders' Agreement, and forms of the Counterparts to the Shareholders' Agreement executed by or on behalf of the Estate Planning Covered Persons, certain Hull Covered Persons and the Transferee Covered Persons, are filed as Exhibits to this Schedule and the following summary of the terms of the Shareholders' Agreement is qualified in its entirety by reference thereto. In the case of each SLK Covered Person, certain of the provisions and restrictions discussed below are set forth in an Amended and Restated Member Agreement, dated as of September 10, 2000, and amended and restated as of October 26, 2000 (an "SLK Member Agreement"), between such SLK Covered Person and GS Inc. In the case of each Jacobson Covered Person, certain of the provisions and restrictions discussed below are set forth in a Member Agreement, dated as of January 26, 2001 (the "Jacobson Member Agreement"), between such Jacobson Covered Person and GS Inc. In the case of each Walter Frank Covered Person, certain of the provisions and restrictions discussed below are set forth in a Member Agreement, dated as of May 16, 2002 (the "Walter Frank Member Agreement" and, together with the SLK Member Agreement and the Jacobson Member Agreement, the "Member Agreements"), between such Walter Frank Covered Person and GS Inc. The forms of the Member Agreements are filed as Exhibits to this Schedule and the following summary is qualified in its entirety by reference thereto. References to the "board of directors" are to the board of directors of The Goldman Sachs Group, Inc.

         The Covered Shares include generally all Common Stock acquired or to be acquired from GS Inc. by the Covered Persons. Covered Shares include: shares of Common Stock acquired by the PMDs in exchange for their interests in Group L.P. and certain of its affiliates; shares of Common Stock acquired by the Acquisition Covered Persons in exchange for their interests in Hull, SLK LLC, Jacobson or Walter Frank, as applicable; shares of Common Stock acquired or to be acquired through the grant of restricted stock units, stock options and interests in a defined contribution plan (except for certain Uncovered Shares as specified in Appendix A); shares of Common Stock acquired by the Transferee Covered Persons in accordance with pre-existing contractual arrangements or judicial decrees; shares of Common Stock acquired or to be acquired by Estate Planning Covered Persons from Individual Covered Persons for estate planning purposes and shares of Common Stock to be distributed by Estate Planning Covered Persons to Individual Covered Persons or to other Estate Planning Covered Persons; and, unless otherwise determined by the board of directors and the Shareholders' Committee, any shares of Common Stock acquired or to be acquired by the Covered Persons from GS Inc. through any other employee compensation, benefit or similar plan. Covered Shares do not include any shares of Common Stock purchased or to be purchased by a Covered Person in the open market or in a subsequent underwritten public offering.

TRANSFER RESTRICTIONS

         Each Individual Covered Person (other than the Transferee Covered Persons and, with respect to the shares of Common Stock received in exchange for their interests in Hull, the Hull Covered Persons) has agreed in the Shareholders' Agreement, among other things, to retain beneficial ownership of Covered Shares at least equal to 25% of the cumulative number of Covered Shares beneficially owned by him or her at the time he or she became a Covered Person or acquired by him or her thereafter and with no credit for dispositions (the "General Transfer Restrictions") for so long as he or she is a Covered Person and an employee of GS Inc. (an "Employee Covered Person").

         The PMDs are also subject to limitations on their ability to transfer some of the Covered Shares received in connection with the succession of GS Inc. to the business of Group L.P. Such restrictions also apply to some of the Covered Shares acquired by the Acquisition Covered Persons in exchange for their interests in Hull, SLK LLC, Jacobson or Walter Frank, as applicable. Under these restrictions (the "Partner Transfer Restrictions" and, together with the General Transfer Restrictions, the "Transfer Restrictions"), each PMD, Hull Covered Person, SLK Covered Person and Jacobson Covered Person agreed not to transfer such Covered Shares until after May 7, 2002, the third anniversary of the date of GS Inc.'s initial public offering of its Common Stock, and each Walter Frank Covered Person agreed not to transfer such Covered Shares until after June 26, 2003, the first anniversary of the closing of the acquisition by GS Inc. of Walter Frank. The Partner Transfer Restrictions lapsed as to 25,325,624 Covered Shares on May 8, 2002, 54,786,126 Covered Shares on May 8, 2003 and 177,851 Covered Shares on June 26, 2003, and will lapse as to the remaining Covered Shares beneficially owned by the PMDs, Hull Covered Persons, SLK Covered Persons and Jacobson Covered Persons on May 8, 2004, and as to the Covered Shares beneficially owned by the Walter Frank Covered Persons in equal installments on each of June 26, 2004 and June 26, 2005. The Covered Shares held by each Estate Planning Covered Person and Transferee Covered Person are subject to the same Partner Transfer Restrictions that applied to such Covered Shares prior to such Covered Person's acquisition thereof. The Transfer Restrictions applicable to an Individual Covered Person (and his or her Estate Planning Covered Persons) terminate upon the death of the Individual Covered Person.

WAIVERS

         Except in the case of a third-party tender or exchange offer, the Partner Transfer Restrictions may be waived or terminated at any time by the Shareholders' Committee described below under "Information Regarding the Shareholders' Committee". The Shareholders' Committee also has the power to waive the Transfer Restrictions to permit Covered Persons to: participate as sellers in underwritten public offerings of Common Stock and tender and exchange offers and share repurchase programs by GS Inc.; transfer Covered Shares to charities, including charitable foundations; transfer Covered Shares held in employee benefit plans; and transfer Covered Shares in specific transactions (for example, to immediate family members and trusts) or other circumstances. The Shareholders' Committee permitted the transfers of Covered Shares to the Estate Planning Covered Persons and the Transferee Covered Persons on the condition that each Estate Planning Covered Person and Transferee Covered Person agree to become a party to the Shareholders' Agreement and to be bound by the Partner Transfer Restrictions.

         On July 31, 2000, the Shareholders' Committee waived the Partner Transfer Restrictions solely to permit certain Covered Persons to pledge a portion of their Covered Shares to obtain approximately $400,000,000 in loan commitments to make investments from time to time in certain merchant banking funds sponsored by GS Inc. The loan commitments are for five years, may be drawn upon from time to time and generally require that any loans be collateralized by shares of Common Stock with a market value four times that of the amount borrowed. Pursuant to Rule 13d-3(d)(3) under the Securities Exchange Act of 1934, as amended, the pledgees did not acquire beneficial ownership of the pledged shares by virtue of the pledge.

         The Shareholders' Committee and, in the case of the Acquisition Covered Persons, the board of directors waived the Partner Transfer Restrictions to permit the sale of up to an aggregate of 647,058 Covered Shares by certain Covered Persons under the Channel A Sales Program described in Item 4 and up to an aggregate of 2,171,950 Covered Shares by certain Covered Persons under the Channel B Sales Program described in Item 4. These amounts represent no more than 10% of the Covered Shares held by each participant in the Channel A or Channel B Sales Program that are subject to the Partner Transfer Restrictions that would otherwise lapse on May 8, 2004 (generally not including shares held through U.S. estate planning vehicles or private charitable foundations).

         In the case of a third-party tender or exchange offer, the Transfer Restrictions may be waived or terminated: if the board of directors is recommending acceptance or is not making any recommendation with respect to acceptance of the tender or exchange offer, by a majority of the Voting Interests (as defined below); or if the board of directors is recommending rejection of the tender or exchange offer, by 66 2/3% of the outstanding Voting Interests.

         In the case of a tender or exchange offer by GS Inc., a majority of the outstanding Voting Interests may also elect to waive or terminate the Transfer Restrictions.

VOTING

         Prior to any vote of the shareholders of GS Inc., the Shareholders' Agreement requires a separate, preliminary vote of the Voting Interests on each matter upon which a vote of the shareholders is proposed to be taken (the "Preliminary Vote"). Each Covered Share held by an Employee Covered Person and each other Covered Share subject to the Partner Transfer Restrictions will be voted in accordance with the majority of the votes cast by the Voting Interests in the Preliminary Vote. In elections of directors, each Covered Share will be voted in favor of the election of those persons receiving the highest numbers of votes cast by the Voting Interests in the Preliminary Vote. "Voting Interests" are Covered Shares beneficially owned by all Employee Covered Persons.

OTHER RESTRICTIONS

         The Shareholders' Agreement also prohibits the Employee Covered Persons from engaging in certain activities relating to any securities of GS Inc. with any person who is not a Covered Person or a director, officer or employee of GS Inc. ("Restricted Persons"). Among other things, an Employee Covered

Person may not: participate in a proxy solicitation to or with a Restricted Person; deposit any Covered Shares in a voting trust or subject any Covered Shares to any voting agreement or arrangement that includes any Restricted Person; form, join or in any way participate in a "group" with any Restricted Person; or together with any Restricted Person, propose certain transactions with GS Inc. or seek the removal of any directors of GS Inc. or any change in the composition of the board of directors.

TERM, AMENDMENT AND CONTINUATION

         The Shareholders' Agreement is to continue in effect until the earlier of January 1, 2050 and the time it is terminated by the vote of 66 2/3% of the outstanding Voting Interests. The Partner Transfer Restrictions will not terminate upon the expiration or termination of the Shareholders' Agreement unless previously waived or terminated or unless subsequently waived or terminated by the board of directors. The Shareholders' Agreement may generally be amended at any time by a majority of the outstanding Voting Interests.

         Unless otherwise terminated, in the event of any transaction in which a third party succeeds to the business of GS Inc. and in which Covered Persons hold securities of the third party, the Shareholders' Agreement will remain in full force and effect as to the securities of the third party, and the third party shall succeed to the rights and obligations of GS Inc. under the Shareholders' Agreement.

INFORMATION REGARDING THE SHAREHOLDERS' COMMITTEE

         The Shareholders' Committee constituted pursuant to the Shareholders' Agreement (the "Shareholders' Committee") shall at any time consist of each of those individuals who are both Employee Covered Persons and members of the board of directors and who agree to serve as members of the Shareholders' Committee. If there are less than three individuals who are both Employee Covered Persons and members of the board of directors and who agree to serve as members of the Shareholders' Committee, the Shareholders' Committee shall consist of each such individual plus such additional individuals who are Employee Covered Persons and who are selected pursuant to procedures established by the Shareholders' Committee as shall assure a Shareholders' Committee of not less than three members who are Employee Covered Persons. Currently, Henry M. Paulson, Jr., John
A. Thain and Lloyd C. Blankfein are the members of the Shareholders' Committee.

PLEDGE AGREEMENTS

         Each PMD has pledged (the "IPO Pledge") to GS Inc. Common Stock or other assets with an initial value equal to $15 million for each such person who served on the board of directors on May 7, 1999, the Management Committee or the Partnership Committee of GS Inc. and $10 million for each other such person. This pledge secures the liquidated damages provision of a noncompetition agreement which each such person has entered into with GS Inc. The form of agreement relating to noncompetition and other covenants and the form of pledge agreement, as amended, are filed as Exhibits to this Schedule and the foregoing summary of these agreements is qualified in its entirety by reference thereto.

         In connection with the transfers by persons subject to a noncompetition agreement to Estate Planning Covered Persons who are corporations and certain transfers to Estate Planning Covered Persons who are trusts, the IPO Pledge was replaced with a guarantee and pledge agreement that was entered into by the relevant Estate Planning Covered Person. In addition, each transferring Covered Person in these transfers was required to pledge the capital stock or trust interests, as applicable, of the relevant Estate Planning Covered Person to GS Inc. in order to further secure the transferring Covered Person's obligations under the noncompetition agreement. The forms of the pledge agreements, as amended, are filed as Exhibits to this Schedule and the foregoing summary of these agreements is qualified in its entirety by reference thereto. On June 25, 2003, a similar arrangement was established with respect to a previously established Estate Planning Covered Person, with the IPO Pledge being replaced by a guarantee and pledge agreement entered into by the Estate Planning Covered Person and the Individual Covered Person pledging his interests in the entity to GS Inc.

         In connection with GS Inc.'s combination with SLK and acquisitions of Jacobson and Walter Frank, each SLK Covered Person, Jacobson Covered Person and Walter Frank Covered Person who is an individual has pledged to GS Inc. Common Stock or other assets to secure the Covered Person's obligation under his or her Member Agreement to pay liquidated damages upon breach of certain provisions relating to noncompetition and nonsolicitation. The form of each pledge agreement, as amended, is filed as an Exhibit to this Schedule and the foregoing summary of this agreement is qualified in its entirety by reference thereto.

         In addition to pledges pursuant to the arrangements described in the second paragraph under "Waivers" above, one or more Covered Persons have pledged in the aggregate 1,331,643 Covered Shares to third-party lending institutions as collateral for loans. A portion of these pledged shares may be sold from time to time with the consent of the third-party lending institution.

REGISTRATION RIGHTS INSTRUMENT FOR CHARITABLE DONATIONS

         In connection with the donations of shares of Common Stock by certain Covered Persons to certain charitable organizations on December 13, 1999, December 22, 2000, December 26, 2001, January 9, 2002, December 23, 2002 and January 8, 2003, GS Inc. entered into a Registration Rights Instrument and four substantially similar Supplemental Registration Rights Instruments (the "Charitable Supplements"). The following is a description of the Registration Rights Instrument, as supplemented by the Charitable Supplements. The Registration Rights Instrument and the Charitable Supplements are filed as Exhibits to this Schedule, and the following summary of these agreements is qualified in its entirety by reference thereto.

         Pursuant to the Registration Rights Instrument and the Charitable Supplements, GS Inc. has agreed to register the donated shares of Common Stock for resale by charitable foundations and public charities. GS Inc. has agreed in the Registration Rights Instrument and the Charitable Supplements to pay all of the fees and expenses relating to the offering by the charitable organizations, other than any agency fees and commissions or underwriting commissions or discounts or any transfer taxes incurred by the charitable organizations in connection with their resales. GS Inc. also has agreed to indemnify the charitable organizations against certain liabilities, including those arising under the Securities Act.

         GS Inc. may amend the Registration Rights Instrument and the Charitable Supplements in any manner that it deems appropriate, without the consent of any charitable organization. However, GS Inc. may not make any amendment that would cause the shares of Common Stock to fail to be "qualified appreciated stock" within the meaning of Section 170 of the Internal Revenue Code. In addition, GS Inc. may not make any amendment that would materially and adversely affect the rights of any charitable organization without the consent of a majority of the materially and adversely affected charitable organizations.

REGISTRATION RIGHTS INSTRUMENT FOR EMPLOYEE MANAGING DIRECTORS

         In connection with the sale by certain Covered Persons (the "Employee Managing Directors") of shares of Common Stock acquired from GS Inc. pursuant to the terms of restricted stock units, GS Inc. entered into a Supplemental Registration Rights Instrument (the "EMD Supplement"), which supplements the Registration Rights Instrument referred to above. The following is a description of the Registration Rights Instrument, as supplemented by the EMD Supplement. The Registration Rights Instrument and the EMD Supplement are filed as Exhibits to this Schedule, and the following summary of these agreements is qualified in its entirety by reference thereto.

         Pursuant to the Registration Rights Instrument and the EMD Supplement, GS Inc. has agreed to pay all of the fees and expenses relating to the registered offering of shares of Common Stock held by the Employee Managing Directors, other than any agency fees and commissions or underwriting commissions or discounts or any transfer taxes incurred by the Employee Managing Directors in connection with the sales. GS Inc. also has agreed to indemnify the Employee Managing Directors against certain liabilities, including those arising under the Securities Act.

DERIVATIVE INSTRUMENTS

         Certain Individual Covered Persons have written American-style call options on an aggregate of 2,925,700 Covered Shares with strike prices ranging from $65 to $100 and maturity dates ranging from July 19, 2003 to January 21, 2006. None of these Covered Persons is employed by Goldman Sachs.

         On May 8, 2003, an Individual Covered Person purchased an American-style put option on 40,000 Covered Shares with a strike price of $70.00 and an expiration date of January 17, 2004 and wrote an American-style call option on 40,000 Covered Shares with a strike price of $85.00 and an expiration date of January 17, 2004. On June 3, 2003, this Individual Covered Person purchased an American-style put option on 30,000 Covered Shares with a strike price of $75.00 and an expiration date of January 17, 2004 and wrote an American-style call option on 30,000 Covered Shares with a strike price of $90.00 and expiration date of January 17, 2004. This Covered Person is not employed by Goldman Sachs.

         Certain private foundations established by one or more Individual Covered Persons, none of whom are employed by Goldman Sachs, have written American-style call options on an aggregate of 155,100 Uncovered Shares with strike prices ranging from $80 to $90 and maturity dates ranging from July 19, 2003 to October 18, 2003.

Material to be Filed as Exhibits

Exhibit                                                   Description
-------                                                   -----------
   A.                  Shareholders' Agreement, dated as of May 7, 1999 (incorporated by reference to Exhibit A to the
                       Schedule 13D filed May 17, 1999 (File No. 005-56295) (the "Initial Schedule 13D")).

   B.                  Form of Agreement Relating to Noncompetition and Other Covenants (incorporated by reference to
                       Exhibit 10.20 to the registration statement on Form S-1 (File No. 333-74449) filed by The
                       Goldman Sachs Group, Inc.).

   C.                  Form of Pledge Agreement (the "IPO Pledge Agreement") (incorporated by reference to Exhibit
                       10.21 to the registration statement on Form S-1 (File No. 333-74449) filed by The Goldman Sachs
                       Group, Inc.).

   D.                  Form of Amendment No. 1 to the IPO Pledge Agreement (filed as Exhibit E), dated July 10, 2000
                       (incorporated by reference to Exhibit F to Amendment No. 4 to the Initial Schedule 13D, filed
                       July 11, 2000 (File No. 005-56295)).

   E.                  Registration Rights Instrument, dated as of December 10, 1999 (incorporated by reference to
                       Exhibit G to Amendment No. 1 to the Initial Schedule 13D, filed December 17, 1999 (File
                       No. 005-56295)).

   F.                  Supplemental Registration Rights Instrument, dated as of December 10, 1999 (incorporated by reference to Exhibit H to Amendment No. 1 to the Initial Schedule 13D, filed December 17, 1999
                       (File No. 005-56295)).

   G.                  Form of Counterpart to Shareholders' Agreement for former profit participating limited partners of The Goldman Sachs Group, L.P. (incorporated by reference to Exhibit I to Amendment No. 2 to the Initial Schedule 13D, filed June 21, 2000 (File No. 005-56295)).

   H.                  Form of Counterpart to Shareholders' Agreement for former retired limited partners of The
                       Goldman Sachs Group, L.P. who are currently managing directors of The Goldman Sachs Group, Inc.
                       (incorporated by reference to Exhibit J to Amendment No. 2 to the Initial Schedule 13D, filed
                       June 21, 2000 (File No. 005-56295)).

   I.                  Form of Counterpart to Shareholders' Agreement for non-individual former owners of Hull and
                       Associates, L.L.C. (incorporated by reference to Exhibit K to Amendment No. 3 to the Initial
                       Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

   J.                  Form of Counterpart to Shareholders' Agreement for non-U.S. corporations (incorporated by reference to Exhibit L to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File
                       No. 005-56295)).

   K.                  Form of Counterpart to Shareholders' Agreement for non-U.S. trusts (incorporated by reference to
                       Exhibit M to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No.
                       005-56295)).

   L.                  Form of Guarantee and Pledge Agreement for non-U.S. corporations (incorporated by reference to
                       Exhibit N to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No.
                       005-56295)).

   M.                  Form of Pledge Agreement for shareholders of non-U.S. corporations (incorporated by reference to
                       Exhibit O to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No.
                       005-56295)).

Exhibit                                                   Description
-------                                                   -----------
   N.                  Form of Pledge Agreement for shareholders of non-U.S. corporations (Jersey version)
                       (incorporated by reference to Exhibit P to Amendment No. 3 to the Initial Schedule 13D, filed
                       June 30, 2000 (File No. 005-56295)).

   O.                  Form of Counterpart to Shareholders' Agreement for Transferee Covered Persons (incorporated by reference to Exhibit Q to Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000
                       (File No. 005-56295)).

   P.                  Supplemental Registration Rights Instrument, dated as of June 19, 2000 (incorporated by reference to Exhibit R to Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000
                       (File No. 005-56295)).

   Q.                  Power of Attorney (incorporated by reference to Exhibit X to Amendment No. 14 to the Initial
                       Schedule 13D, filed March 29, 2001 (File No. 005-56295)).

   R.                  Form of Amended and Restated Member Agreement, dated as of September 10, 2000, and amended and restated as of October 26, 2000, between GS Inc. and each SLK Covered Person (incorporated by reference to Exhibit Y to Amendment No. 10 to the Initial Schedule 13D, filed November 3, 2000
                       (File No. 005-56295)).

   S.                  Form of Pledge Agreement, dated as of October 31, 2000, between GS Inc. and each SLK Covered
                       Person (incorporated by reference to Exhibit Z to Amendment No. 10 to the Initial Schedule 13D,
                       filed November 3, 2000 (File No. 005-56295)).

   T.                  Supplemental Registration Rights Instrument, dated as of December 21, 2000 (incorporated by reference to Exhibit AA to Amendment No. 12 to the Initial Schedule 13D, filed January 23, 2001
                       (File No. 005-56295)).

   U.                  Form of Member Agreement, dated as of January 26, 2001, between GS Inc. and each Jacobson
                       Covered Person (incorporated by reference to Exhibit BB to Amendment No. 14 to the Initial
                       Schedule 13D, filed March 28, 2001 (File No. 005-56295)).

   V.                  Form of Pledge Agreement, dated as of March 19, 2001, between GS Inc. and each Jacobson Covered
                       Person (incorporated by reference to Exhibit CC to Amendment No. 14 to the Initial Schedule 13D,
                       filed March 28, 2001 (File No. 005-56295)).

   W.                  Form of Guarantee and Pledge Agreement for trusts (incorporated by reference to Exhibit DD to
                       Amendment No. 19 to the Initial Schedule 13D, filed October 30, 2001 (File No. 005-56295)).

   X.                  Form of Pledge Agreement for beneficiaries of trusts (incorporated by reference to Exhibit EE to
                       Amendment No. 19 to the Initial Schedule 13D, filed October 30, 2001 (File No. 005-56295)).

   Y.                  Form of Guarantee and Pledge Agreement for non-U.S. trusts holding Common Stock through non-U.S.
                       corporations (incorporated by reference to Exhibit FF to Amendment No. 20 to the Initial
                       Schedule 13D, filed December 21, 2001 (File No. 005-56295)).

   Z.                  Form of Pledge Agreement for beneficiaries of non-U.S. trusts holding Common Stock through
                       non-U.S. corporations (incorporated by reference to Exhibit GG to Amendment No. 20 to the
                       Initial Schedule 13D, filed December 21, 2001 (File No. 005-56295)).

Exhibit                                                   Description
-------                                                   -----------
   AA.                 Supplemental Registration Rights Instrument, dated as of December 21, 2001 (incorporated by reference to Exhibit 4.4 to the registration statement on Form S-3 (File No. 333-74006) filed by
                       The Goldman Sachs Group, Inc.).

   BB.                 Form of Power of Attorney executed by Covered Persons participating in the Channel A Sales
                       Program (incorporated by reference to Exhibit BB to Amendment No. 27 to the Initial Schedule
                       13D, filed June 20, 2002 (File No. 005-56295)).

   CC.                 Form of Member Agreement, dated as of May 16, 2002, between GS Inc. and each Walter Frank
                       Covered Person (incorporated by reference to Exhibit CC to Amendment No. 28 to the Initial
                       Schedule 13D, filed July 5, 2002 (File No. 005-56295)).

   DD.                 Form of Pledge Agreement, dated as of June 26, 2002, between GS Inc. and each Walter Frank
                       Covered Person (incorporated by reference to Exhibit DD to Amendment No. 28 to the Initial
                       Schedule 13D, filed July 5, 2002 (File No. 005-56295)).

   EE.                 Supplemental Registration Rights Instrument, dated as of December 20, 2002 (incorporated by reference to Exhibit 4.4 to the registration statement on Form S-3 (File No. 333-101093) filed by The Goldman Sachs Group, Inc.).

   FF.                 Form of Written Consent Relating to Sale and Purchase of Common Stock (incorporated by reference to Exhibit FF to Amendment No. 35 to the Initial Schedule 13D, filed January 8, 2003 (File No.
                       005-56295)).

                                                                         ANNEX A

    INFORMATION REQUIRED AS TO EXECUTIVE OFFICERS AND DIRECTORS OF CORPORATE
                                 COVERED PERSONS

--------------------------------------------------------------------------------------------------------------------
                                                                             CONVICTIONS OR         BENEFICIAL
                                                                              VIOLATIONS OF      OWNERSHIP OF THE
                                                                            FEDERAL OR STATE   COMMON STOCK OF THE
                                                          PRESENT            LAWS WITHIN THE       GOLDMAN SACHS
   NAME           CITIZENSHIP    BUSINESS ADDRESS        EMPLOYMENT          LAST FIVE YEARS        GROUP, INC.
--------------------------------------------------------------------------------------------------------------------
Steven M.             USA       85 Broad Street      Managing Director,           None         Covered Person, so
Bunson                          New York, NY         The Goldman Sachs                         ownership is as set
                                10004                Group, Inc.                               forth in or
                                                                                               incorporated into
                                                                                               Item 5 above.
--------------------------------------------------------------------------------------------------------------------
Russell E.            USA       85 Broad Street      Managing Director,           None         Covered Person, so
Makowsky                        New York, NY         The Goldman Sachs                         ownership is as set
                                10004                Group, Inc.                               forth in or
                                                                                               incorporated into
                                                                                               Item 5 above.
--------------------------------------------------------------------------------------------------------------------
Michael H.            UK        26 New Street,       Partner,                     None         None
Richardson                      St. Helier,          Bedell Cristin
                                Jersey,
                                JE4 3RA
--------------------------------------------------------------------------------------------------------------------
Anthony J.            UK        26 New Street,       Partner,                     None         None
Dessain                         St. Helier,          Bedell Cristin
                                Jersey,
                                JE4 3RA
--------------------------------------------------------------------------------------------------------------------

                                                                         ANNEX B

ITEMS 2(D)
   AND 2(E).    INFORMATION REQUIRED AS TO CERTAIN PROCEEDINGS

None.

                                                                         ANNEX C

ITEM 4.    PLANNED DISPOSITION OF SECURITIES OF THE ISSUER BY COVERED PERSONS

         Pursuant to sales plans intended to comply with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, each of the Covered Persons listed below may sell up to the number of shares of Common Stock set forth opposite such Covered Person's name under the Channel A Sales Program described in Item 4.

----------------------------------------------------------------------------------------------------------------------
                                                                                   NUMBER OF SHARES SOLD FROM JUNE
                                             MAXIMUM NUMBER OF SHARES THAT         26, 2003 THROUGH JUNE 30, 2003
   COVERED PERSON                             MAY BE SOLD UNDER THE PLAN                    UNDER THE PLAN
----------------------------------------------------------------------------------------------------------------------
Christopher A. Cole                                     135,000                                 14,302
----------------------------------------------------------------------------------------------------------------------
Suzanne M. Nora Johnson                                 556,969                                100,000
----------------------------------------------------------------------------------------------------------------------
Peter S. Kraus                                           50,000                                      0
----------------------------------------------------------------------------------------------------------------------
Eric M. Mindich                                         150,000                                      0
----------------------------------------------------------------------------------------------------------------------
Philip D. Murphy                                        350,000                                 50,000
----------------------------------------------------------------------------------------------------------------------
Gregory K. Palm                                         100,000                                      0
----------------------------------------------------------------------------------------------------------------------
Esta E. Stecher                                          50,000                                      0
----------------------------------------------------------------------------------------------------------------------
John S. Weinberg                                        100,000                                      0
----------------------------------------------------------------------------------------------------------------------
Peter A. Weinberg                                       165,000                                 45,000
----------------------------------------------------------------------------------------------------------------------

                                                                         ANNEX D

ITEM 5(A). DESCRIPTION OF SHARES AS TO WHICH THERE IS A RIGHT TO ACQUIRE EXERCISABLE WITHIN 60 DAYS.

An aggregate of 15,461,696 shares of Common Stock are deliverable to Covered Persons upon the exercise of stock options, all of which have vested and are exercisable. Upon delivery, these shares of Common Stock will be Covered Shares.

                                                                         ANNEX E

ITEM 5(C). DESCRIPTION OF ALL TRANSACTIONS IN THE COMMON STOCK EFFECTED BY THE COVERED PERSONS IN THE PAST 60 DAYS AND NOT PREVIOUSLY REPORTED ON SCHEDULE 13D

On June 26, 2003, 6,054,748 shares of Common Stock were delivered to Covered Persons pursuant to the terms of an equal number of restricted stock units. Upon delivery, these shares of Common Stock became Covered Shares.

On June 26, 2003, 75 Individual Covered Persons received an aggregate of 2,889,164 Covered Shares as distributions from previously established Estate Planning Covered Persons, and 46 Individual Covered Persons transferred an aggregate of 1,990,645 Covered Shares to entities created for estate planning purposes. Upon these transfers, certain of the transferor Estate Planning Covered Persons ceased to be, and the transferee entities became, Covered Persons.

 The following sales of Covered Shares were made by the following Covered Persons through one or more subsidiaries of GS Inc. for cash on the New York Stock Exchange:

----------------------------------------------------------------------------------
    COVERED PERSON           TRADE DATE        NUMBER OF SHARES    PRICE PER SHARE
----------------------------------------------------------------------------------
Channel A Sales
----------------------------------------------------------------------------------
Christopher A. Cole         June 26, 2003            4,302            $   84.05
----------------------------------------------------------------------------------
Stephen H. Frank            June 26, 2003            3,531            $   84.05
----------------------------------------------------------------------------------
Suzanne Nora Johnson        June 26, 2003           86,030            $   84.05
----------------------------------------------------------------------------------
Philip D. Murphy            June 26, 2003           43,015            $   84.05
----------------------------------------------------------------------------------
Daniel M. Neidich           June 26, 2003           30,000            $   84.05
----------------------------------------------------------------------------------
Eric S. Schwartz            June 26, 2003           90,441            $   84.05
----------------------------------------------------------------------------------
Peter A. Weinberg           June 26, 2003           38,714            $   84.05
----------------------------------------------------------------------------------
Christopher A. Cole         June 27, 2003            5,000            $   83.22
----------------------------------------------------------------------------------
Stephen H. Frank            June 27, 2003           20,000            $   83.22
----------------------------------------------------------------------------------
Suzanne Nora Johnson        June 27, 2003           13,970            $   83.22
----------------------------------------------------------------------------------
John G. Ketterer III        June 27, 2003           10,000            $   83.22
----------------------------------------------------------------------------------
Philip D. Murphy            June 27, 2003            6,985            $   83.22
----------------------------------------------------------------------------------
Eric S. Schwartz            June 27, 2003           28,000            $   83.22
----------------------------------------------------------------------------------
Peter A. Weinberg           June 27, 2003            6,286            $   83.22
----------------------------------------------------------------------------------
Christopher A. Cole         June 30, 2003            5,000            $   83.18
----------------------------------------------------------------------------------
Stephen H. Frank            June 30, 2003           20,000            $   83.18
----------------------------------------------------------------------------------

----------------------------------------------------------------------------------
Channel B Sales
----------------------------------------------------------------------------------
Frank A. Bednarz            June 26, 2003              263            $   84.09
----------------------------------------------------------------------------------
David W. Blood              June 26, 2003           59,106            $   84.09
----------------------------------------------------------------------------------
Lawrence A. Cohen           June 26, 2003            5,259            $   84.09
----------------------------------------------------------------------------------
Paul C. Deighton            June 26, 2003           29,953            $   84.09
----------------------------------------------------------------------------------
Neil V. Desena              June 26, 2003            3,945            $   84.09
----------------------------------------------------------------------------------
Glenn P. Earle              June 26, 2003            2,298            $   84.09
----------------------------------------------------------------------------------
Pieter Maarten Feenstra     June 26, 2003            1,492            $   84.09
----------------------------------------------------------------------------------
Edward C. Forst             June 26, 2003            2,630            $   84.09
----------------------------------------------------------------------------------
Peter C. Gerhard            June 26, 2003           13,278            $   84.09
----------------------------------------------------------------------------------
Joseph D. Gutman            June 26, 2003            5,259            $   84.09
----------------------------------------------------------------------------------
Vyrona Holdings Limited     June 26, 2003            9,020            $   84.09
----------------------------------------------------------------------------------
David B. Heller             June 26, 2003              789            $   84.09
----------------------------------------------------------------------------------
David L. Henle              June 26, 2003            6,574            $   84.09
----------------------------------------------------------------------------------
Barry A. Kaplan             June 26, 2003            2,630            $   84.09
----------------------------------------------------------------------------------
Guapulo Holdings Ltd        June 26, 2003            1,253            $   84.09
----------------------------------------------------------------------------------

----------------------------------------------------------------------------------
    COVERED PERSON           TRADE DATE        NUMBER OF SHARES    PRICE PER SHARE
----------------------------------------------------------------------------------
Robert J. Katz              June 26, 2003            6,574            $   84.09
----------------------------------------------------------------------------------
William J. Kenney           June 26, 2003            6,574            $   84.09
----------------------------------------------------------------------------------
Douglas W. Kimmelman        June 26, 2003            9,203            $   84.09
----------------------------------------------------------------------------------
Jonathan L. Kolatch         June 26, 2003            2,630            $   84.09
----------------------------------------------------------------------------------
Robert Litterman            June 26, 2003            5,259            $   84.09
---------------------------------------------------------------------------------
Jonathan M. Lopatin         June 26, 2003            1,184            $   84.09
----------------------------------------------------------------------------------
Peter G.C. Mallinson        June 26, 2003            5,259            $   84.09
----------------------------------------------------------------------------------
Ronald G. Marks             June 26, 2003              526            $   84.09
----------------------------------------------------------------------------------
R. Scott Morris             June 26, 2003              263            $   84.09
----------------------------------------------------------------------------------
Kipp M. Nelson              June 26, 2003           12,218            $   84.09
----------------------------------------------------------------------------------
Michael E. Novogratz        June 26, 2003            4,420            $   84.09
----------------------------------------------------------------------------------
Timothy C. Plaut            June 26, 2003           23,837            $   84.09
----------------------------------------------------------------------------------
The Unicorn Trust           June 26, 2003            3,080            $   84.09
----------------------------------------------------------------------------------
James P. Riley Jr.          June 26, 2003           33,351            $   84.09
----------------------------------------------------------------------------------
Chambolle Limited           June 26, 2003              232            $   84.09
----------------------------------------------------------------------------------
Richard M. Ruzika           June 26, 2003            4,469            $   84.09
----------------------------------------------------------------------------------
Richard A. Sapp             June 26, 2003            6,574            $   84.09
----------------------------------------------------------------------------------
Joseph Sassoon              June 26, 2003            1,578            $   84.09
----------------------------------------------------------------------------------
Howard B. Schiller          June 26, 2003            2,630            $   84.09
----------------------------------------------------------------------------------
Antoine Schwartz            June 26, 2003            5,101            $   84.09
----------------------------------------------------------------------------------
Richard S. Sharp            June 26, 2003           26,294            $   84.09
----------------------------------------------------------------------------------
Richard G. Sherlund         June 26, 2003            6,574            $   84.09
----------------------------------------------------------------------------------
Howard A. Silverstein       June 26, 2003              921            $   84.09
----------------------------------------------------------------------------------
Steven R. Starker           June 26, 2003           13,147            $   84.09
----------------------------------------------------------------------------------
Melalula Limited            June 26, 2003            1,218            $   84.09
----------------------------------------------------------------------------------
Brian J. Toolan             June 26, 2003           10,518            $   84.09
----------------------------------------------------------------------------------
Malcolm B. Turnbull*        June 26, 2003            1,315            $   84.09
----------------------------------------------------------------------------------
George H. Walker            June 26, 2003            6,196            $   84.09
----------------------------------------------------------------------------------
George W. Wellde Jr.        June 26, 2003            6,574            $   84.09
----------------------------------------------------------------------------------
Yasuyo Yamazaki             June 26, 2003            2,235            $   84.09
----------------------------------------------------------------------------------
Mark A. Zurack              June 26, 2003            1,315            $   84.09
----------------------------------------------------------------------------------
David W. Blood              June 27, 2003          148,292            $   83.29
----------------------------------------------------------------------------------
Lawrence A. Cohen           June 27, 2003           13,426            $   83.29
----------------------------------------------------------------------------------
Paul C. Deighton            June 27, 2003           75,150            $   83.29
----------------------------------------------------------------------------------
Neil V. Desena              June 27, 2003           15,913            $   83.29
----------------------------------------------------------------------------------
Glenn P. Earle              June 27, 2003            5,765            $   83.29
----------------------------------------------------------------------------------
Pieter Maarten Feenstra     June 27, 2003            4,476            $   83.29
----------------------------------------------------------------------------------
Edward C. Forst             June 27, 2003            8,951            $   83.29
----------------------------------------------------------------------------------
Christopher G. French       June 27, 2003           28,688            $   83.29
----------------------------------------------------------------------------------
Peter C. Gerhard            June 27, 2003           33,311            $   83.29
----------------------------------------------------------------------------------
Andrew M. Gordon            June 27, 2003            8,951            $   83.29
----------------------------------------------------------------------------------
Joseph D. Gutman            June 27, 2003           13,194            $   83.29
----------------------------------------------------------------------------------
Vyrona Holdings Limited     June 27, 2003           22,630            $   83.29
----------------------------------------------------------------------------------
David B. Heller             June 27, 2003            2,686            $   83.29
----------------------------------------------------------------------------------
David L. Henle              June 27, 2003           17,901            $   83.29
----------------------------------------------------------------------------------
Francis J. Ingrassia        June 27, 2003            8,951            $   83.29
----------------------------------------------------------------------------------
Guapulo Holdings Ltd        June 27, 2003            7,403            $   83.29
----------------------------------------------------------------------------------
Robert J. Katz              June 27, 2003           31,327            $   83.29
----------------------------------------------------------------------------------
William J. Kenney           June 27, 2003           16,493            $   83.29
----------------------------------------------------------------------------------
Douglas W. Kimmelman        June 27, 2003           31,327            $   83.29
----------------------------------------------------------------------------------
Robert Litterman            June 27, 2003           17,901            $   83.29
----------------------------------------------------------------------------------
Jonathan M. Lopatin         June 27, 2003            4,118            $   83.29
----------------------------------------------------------------------------------
Ronald G. Marks             June 27, 2003            8,951            $   83.29
----------------------------------------------------------------------------------

----------------------------------------------------------------------------------
    COVERED PERSON           TRADE DATE        NUMBER OF SHARES    PRICE PER SHARE
----------------------------------------------------------------------------------
R. Scott Morris             June 27, 2003              896            $   83.29
----------------------------------------------------------------------------------
Sharmin Mossavar-Rahmani    June 27, 2003            8,951            $   83.29
----------------------------------------------------------------------------------
Kipp M. Nelson              June 27, 2003           30,654            $   83.29
----------------------------------------------------------------------------------
Timothy C. Plaut            June 27, 2003           59,804            $   83.29
----------------------------------------------------------------------------------
The Unicorn Trust           June 27, 2003           18,211            $   83.29
----------------------------------------------------------------------------------
James P. Riley Jr.          June 27, 2003           83,673            $   83.29
----------------------------------------------------------------------------------
Chambolle Limited           June 27, 2003            1,368            $   83.29
----------------------------------------------------------------------------------
Richard M. Ruzika           June 27, 2003           11,210            $   83.29
----------------------------------------------------------------------------------
Richard A. Sapp             June 27, 2003           22,377            $   83.29
----------------------------------------------------------------------------------
Joseph Sassoon              June 27, 2003            5,371            $   83.29
----------------------------------------------------------------------------------
Howard B. Schiller          June 27, 2003            8,951            $   83.29
----------------------------------------------------------------------------------
Antoine Schwartz            June 27, 2003           24,834            $   83.29
----------------------------------------------------------------------------------
Charles B. Seelig Jr.       June 27, 2003           22,377            $   83.29
----------------------------------------------------------------------------------
Richard S. Sharp            June 27, 2003           89,505            $   83.29
----------------------------------------------------------------------------------
Richard G. Sherlund         June 27, 2003           22,377            $   83.29
----------------------------------------------------------------------------------
Howard A. Silverstein       June 27, 2003            3,581            $   83.29
----------------------------------------------------------------------------------
Daniel W. Stanton           June 27, 2003           17,901            $   83.29
----------------------------------------------------------------------------------
Steven R. Starker           June 27, 2003           22,377            $   83.29
----------------------------------------------------------------------------------
Melalula Limited            June 27, 2003            7,197            $   83.29
----------------------------------------------------------------------------------
John R. Tormondsen          June 27, 2003            5,371            $   83.29
----------------------------------------------------------------------------------
George H. Walker            June 27, 2003           15,544            $   83.29
----------------------------------------------------------------------------------
Yasuyo Yamazaki             June 27, 2003            5,608            $   83.29
----------------------------------------------------------------------------------
Mark A. Zurack              June 27, 2003            4,476            $   83.29
----------------------------------------------------------------------------------
David W. Blood              June 30, 2003           17,389            $   82.97
----------------------------------------------------------------------------------
Robinelli Limited           June 30, 2003           51,411            $   82.97
----------------------------------------------------------------------------------
Paul C. Deighton            June 30, 2003           33,878            $   82.97
----------------------------------------------------------------------------------
Glenn P. Earle              June 30, 2003           15,000            $   82.97
----------------------------------------------------------------------------------
Vyrona Holdings Limited     June 30, 2003           57,386            $   82.97
----------------------------------------------------------------------------------
David B. Heller             June 30, 2003            3,000            $   82.97
----------------------------------------------------------------------------------
M. Roch Hillenbrand         June 30, 2003            5,000            $   82.97
----------------------------------------------------------------------------------
Guapulo Holdings Ltd        June 30, 2003            5,630            $   82.97
----------------------------------------------------------------------------------
Robert J. Katz              June 30, 2003           15,000            $   82.97
----------------------------------------------------------------------------------
David G. Lambert            June 30, 2003            1,000            $   82.97
----------------------------------------------------------------------------------
Mijen Family Partnership    June 30, 2003            2,425            $   82.97
----------------------------------------------------------------------------------
Robert Litterman            June 30, 2003            9,968            $   82.97
----------------------------------------------------------------------------------
Jonathan M. Lopatin         June 30, 2003            4,700            $   82.97
----------------------------------------------------------------------------------
Ronald G. Marks             June 30, 2003            5,000            $   82.97
----------------------------------------------------------------------------------
Kipp M. Nelson              June 30, 2003           33,303            $   82.97
----------------------------------------------------------------------------------
Timothy J. O'Neill          June 30, 2003           50,968            $   82.97
----------------------------------------------------------------------------------
Timothy C. Plaut            June 30, 2003           32,101            $   82.97
----------------------------------------------------------------------------------
The Unicorn Trust           June 30, 2003           13,848            $   82.97
----------------------------------------------------------------------------------
James P. Riley Jr.          June 30, 2003           70,043            $   82.97
----------------------------------------------------------------------------------
Chambolle Limited           June 30, 2003            1,040            $   82.97
----------------------------------------------------------------------------------
Michael S. Rubinoff         June 30, 2003           12,093            $   82.97
----------------------------------------------------------------------------------
Richard M. Ruzika           June 30, 2003            1,314            $   82.97
----------------------------------------------------------------------------------
Richard A. Sapp             June 30, 2003            5,000            $   82.97
----------------------------------------------------------------------------------
Joseph Sassoon              June 30, 2003            4,000            $   82.97
----------------------------------------------------------------------------------
Antoine Schwartz            June 30, 2003            8,463            $   82.97
----------------------------------------------------------------------------------
Richard G. Sherlund         June 30, 2003           25,000            $   82.97
----------------------------------------------------------------------------------
Howard A. Silverstein       June 30, 2003            3,500            $   82.97
----------------------------------------------------------------------------------
Christian J. Siva-Jothy     June 30, 2003           16,000            $   82.97
----------------------------------------------------------------------------------
Melalula Limited            June 30, 2003            5,472            $   82.97
----------------------------------------------------------------------------------
Brian J. Toolan             June 30, 2003           29,482            $   82.97
----------------------------------------------------------------------------------

----------------------------------------------------------------------------------
    COVERED PERSON           TRADE DATE        NUMBER OF SHARES    PRICE PER SHARE
----------------------------------------------------------------------------------
John R. Tormondsen          June 30, 2003            5,000            $   82.97
----------------------------------------------------------------------------------
Barry S. Volpert            June 30, 2003           20,000            $   82.97
----------------------------------------------------------------------------------
George H. Walker            June 30, 2003            1,822            $   82.97
----------------------------------------------------------------------------------
Yasuyo Yamazaki             June 30, 2003            1,500            $   82.97
----------------------------------------------------------------------------------
Joseph R. Zimmel            June 30, 2003           57,782            $   82.97
----------------------------------------------------------------------------------
Mark A. Zurack              June 30, 2003            3,000            $   82.97
----------------------------------------------------------------------------------

----------------------------------------------------------------------------------
Other Sales
----------------------------------------------------------------------------------
Alok Oberoi                 June 13, 2003            5,000            $   90.00
----------------------------------------------------------------------------------
Robert B. Morris III        June 13, 2003           60,000            $   90.44
----------------------------------------------------------------------------------
Amy O. Goodfriend           June 13, 2003            2,500            $   89.16
----------------------------------------------------------------------------------
Edward A. Mule              June 13, 2003           10,000            $   89.46
----------------------------------------------------------------------------------
Greg M. Ostroff             June 13, 2003            1,000            $   90.14
----------------------------------------------------------------------------------
Arthur J. Reimers III       June 13, 2003          100,000            $   89.50
----------------------------------------------------------------------------------
Danny O. Yee                June 13, 2003           10,000            $   90.50
----------------------------------------------------------------------------------
Andrew M. Alper             June 16, 2003            5,000            $   90.60
----------------------------------------------------------------------------------
Robert B. Morris III        June 16, 2003           40,000            $   90.45
----------------------------------------------------------------------------------
T. Willem Mesdag            June 16, 2003          100,000            $   91.00
----------------------------------------------------------------------------------
Greg M. Ostroff             June 16, 2003            1,000            $   90.91
----------------------------------------------------------------------------------
Arthur J. Reimers III       June 16, 2003           50,000            $   90.00
----------------------------------------------------------------------------------
Mark Schwartz               June 16, 2003           15,000            $   90.65
----------------------------------------------------------------------------------
Mark Schwartz               June 16, 2003           10,000            $   91.00
----------------------------------------------------------------------------------
James M. Sheridan           June 16, 2003           10,000            $   90.80
----------------------------------------------------------------------------------
Fredric E. Steck            June 16, 2003            5,000            $   91.05
----------------------------------------------------------------------------------
Richard E. Witten           June 16, 2003            5,000            $   90.75
----------------------------------------------------------------------------------
Richard E. Witten           June 16, 2003            5,000            $   91.50
----------------------------------------------------------------------------------
Steven J. Wisch             June 16, 2003            5,000            $   90.10
----------------------------------------------------------------------------------
Danny O. Yee                June 16, 2003           20,000            $   90.25
----------------------------------------------------------------------------------
Andrew M. Alper             June 17, 2003            5,000            $   91.50
----------------------------------------------------------------------------------
John O. Downing             June 17, 2003            7,500            $   91.00
----------------------------------------------------------------------------------
J. David Rogers             June 17, 2003           20,000            $   91.70
----------------------------------------------------------------------------------
Arthur J. Reimers III       June 17, 2003           10,000            $   91.50
----------------------------------------------------------------------------------
Steven J. Wisch             June 17, 2003            5,000            $   91.58
----------------------------------------------------------------------------------
Steven J. Wisch             June 18, 2003           15,000            $   89.07
----------------------------------------------------------------------------------
Greg M. Ostroff             June 19, 2003            1,000            $   86.78
----------------------------------------------------------------------------------
Alok Oberoi                 June 20, 2003           15,000            $   85.00
----------------------------------------------------------------------------------
Amy O. Goodfriend           June 20, 2003            2,500            $   86.05
----------------------------------------------------------------------------------
Amy O. Goodfriend           June 20, 2003            2,500            $   86.82
----------------------------------------------------------------------------------
Robert H. Litzenberger      June 20, 2003           40,000            $   80.00
----------------------------------------------------------------------------------
T. Willem Mesdag            June 20, 2003           50,000            $   75.00
----------------------------------------------------------------------------------
T. Willem Mesdag            June 20, 2003           50,000            $   80.00
----------------------------------------------------------------------------------
Greg M. Ostroff             June 20, 2003            1,000            $   86.70
----------------------------------------------------------------------------------
Amy O. Goodfriend           June 23, 2003            2,500            $   85.00
----------------------------------------------------------------------------------
Amy O. Goodfriend           June 23, 2003            2,500            $   85.05
----------------------------------------------------------------------------------
Zachariah Cobrinik          June 23, 2003           12,499            $   85.14
----------------------------------------------------------------------------------
John O. Downing             June 23, 2003           10,000            $   85.24
----------------------------------------------------------------------------------
Michael G. Rantz            June 23, 2003           25,000            $   85.75
----------------------------------------------------------------------------------
Greg M. Ostroff             June 24, 2003            1,000            $   86.31
----------------------------------------------------------------------------------
Michael G. Rantz            June 24, 2003           50,000            $   86.32
----------------------------------------------------------------------------------
Peter C. Aberg              June 26, 2003            2,000            $   84.09
----------------------------------------------------------------------------------
Raanan A. Agus              June 26, 2003            2,000            $   84.09
----------------------------------------------------------------------------------
Francois Andriot            June 26, 2003            4,453            $   84.09
----------------------------------------------------------------------------------
John A. Ashdown             June 26, 2003              862            $   84.09
----------------------------------------------------------------------------------

----------------------------------------------------------------------------------
    COVERED PERSON           TRADE DATE        NUMBER OF SHARES    PRICE PER SHARE
----------------------------------------------------------------------------------
John A. Ashdown             June 26, 2003            1,700            $   84.09
----------------------------------------------------------------------------------
Neil Z. Auerbach            June 26, 2003              500            $   84.09
----------------------------------------------------------------------------------
Christopher M. Barter       June 26, 2003            2,771            $   84.09
----------------------------------------------------------------------------------
Stacy Bash-Polley           June 26, 2003              850            $   84.09
----------------------------------------------------------------------------------
Jonathan A. Beinner         June 26, 2003            3,000            $   84.09
----------------------------------------------------------------------------------
Jordan M. Bender            June 26, 2003            1,200            $   84.09
----------------------------------------------------------------------------------
Charles W.A. Bott           June 26, 2003            3,000            $   84.09
----------------------------------------------------------------------------------
Thomas C. Brasco            June 26, 2003            7,500            $   84.09
----------------------------------------------------------------------------------
Timothy J. Bridges          June 26, 2003              400            $   84.09
----------------------------------------------------------------------------------
Steven M. Bunson            June 26, 2003            2,000            $   84.09
----------------------------------------------------------------------------------
George H. Butcher III       June 26, 2003            3,806            $   84.09
----------------------------------------------------------------------------------
Lawrence V. Calcano         June 26, 2003           10,000            $   84.09
----------------------------------------------------------------------------------
Laurie G. Campbell          June 26, 2003            2,392            $   84.09
----------------------------------------------------------------------------------
Gerald J. Cardinale         June 26, 2003            1,000            $   84.09
----------------------------------------------------------------------------------
Mark M. Carhart             June 26, 2003            1,500            $   84.09
----------------------------------------------------------------------------------
Mariafrancesca Carli        June 26, 2003            5,219            $   84.09
----------------------------------------------------------------------------------
Amy L. Chasen               June 26, 2003            2,273            $   84.09
----------------------------------------------------------------------------------
Sacha A. Chiaramonte        June 26, 2003            3,800            $   84.09
----------------------------------------------------------------------------------
Marta Z. Cotton             June 26, 2003            1,400            $   84.09
----------------------------------------------------------------------------------
Eric J. Coutts              June 26, 2003            3,864            $   84.09
----------------------------------------------------------------------------------
John S. Daly                June 26, 2003            2,171            $   84.09
----------------------------------------------------------------------------------
Luigi de Vecchi             June 26, 2003            4,487            $   84.09
----------------------------------------------------------------------------------
Michele I. Docharty         June 26, 2003            1,500            $   84.09
----------------------------------------------------------------------------------
James H. Donovan            June 26, 2003            6,134            $   84.09
----------------------------------------------------------------------------------
William C. Dudley           June 26, 2003            5,983            $   84.09
----------------------------------------------------------------------------------
Matthieu B. Duncan          June 26, 2003            8,104            $   84.09
----------------------------------------------------------------------------------
Jay S. Dweck                June 26, 2003           15,657            $   84.09
----------------------------------------------------------------------------------
Herbert E. Ehlers           June 26, 2003            6,814            $   84.09
----------------------------------------------------------------------------------
Robert K. Ehudin            June 26, 2003              400            $   84.09
----------------------------------------------------------------------------------
John E. Eisenberg           June 26, 2003              400            $   84.09
----------------------------------------------------------------------------------
Katherine B. Enquist        June 26, 2003              100            $   84.09
----------------------------------------------------------------------------------
Earl S. Enzer               June 26, 2003            1,300            $   84.09
----------------------------------------------------------------------------------
George C. Estey             June 26, 2003            2,000            $   84.09
----------------------------------------------------------------------------------
Bruce J. Evans              June 26, 2003            1,000            $   84.09
----------------------------------------------------------------------------------
Ian J. Evans                June 26, 2003            2,000            $   84.09
----------------------------------------------------------------------------------
Pierre-Henri Flamand        June 26, 2003              352            $   84.09
----------------------------------------------------------------------------------
Orit P. Freedman            June 26, 2003            5,630            $   84.09
----------------------------------------------------------------------------------
Matthias K. Frisch          June 26, 2003            1,000            $   84.09
----------------------------------------------------------------------------------
C. Douglas Fuge             June 26, 2003            5,006            $   84.09
----------------------------------------------------------------------------------
Robert R. Gheewalla         June 26, 2003            1,500            $   84.09
----------------------------------------------------------------------------------
Gary T. Giglio              June 26, 2003           10,916            $   84.09
----------------------------------------------------------------------------------
Daniel C. Goldwater         June 26, 2003            2,217            $   84.09
----------------------------------------------------------------------------------
David J. Greenwald          June 26, 2003            1,000            $   84.09
----------------------------------------------------------------------------------
David R. Hansen             June 26, 2003            1,725            $   84.09
----------------------------------------------------------------------------------
Mary L. Harmon              June 26, 2003              869            $   84.09
----------------------------------------------------------------------------------
Roger C. Harper             June 26, 2003            5,138            $   84.09
----------------------------------------------------------------------------------
Rumiko Hasegawa             June 26, 2003            2,325            $   84.09
----------------------------------------------------------------------------------
Michael I. Hill             June 26, 2003            2,700            $   84.09
----------------------------------------------------------------------------------
Timothy E. Hodgson          June 26, 2003            7,901            $   84.09
----------------------------------------------------------------------------------
Michael R. Housden          June 26, 2003            1,074            $   84.09
----------------------------------------------------------------------------------
Terry P. Hughes             June 26, 2003            5,925            $   84.09
----------------------------------------------------------------------------------
Richard I. Jaffee           June 26, 2003            3,458            $   84.09
----------------------------------------------------------------------------------
Andrew R. Jessop            June 26, 2003            1,770            $   84.09
----------------------------------------------------------------------------------

----------------------------------------------------------------------------------
    COVERED PERSON           TRADE DATE        NUMBER OF SHARES    PRICE PER SHARE
----------------------------------------------------------------------------------
Daniel J. Jick              June 26, 2003           6,595             $   84.09
----------------------------------------------------------------------------------
David A. Kaplan             June 26, 2003           4,996             $   84.09
----------------------------------------------------------------------------------
Jason S. Kaplan             June 26, 2003           3,750             $   84.09
----------------------------------------------------------------------------------
Rustom N. Khandalavala      June 26, 2003           2,000             $   84.09
----------------------------------------------------------------------------------
Timothy M. Kingston         June 26, 2003           2,000             $   84.09
----------------------------------------------------------------------------------
Ewan M. Kirk                June 26, 2003           9,250             $   84.09
----------------------------------------------------------------------------------
Daniel H. Klebes II         June 26, 2003           7,896             $   84.09
----------------------------------------------------------------------------------
Eiichiro Kuwana             June 26, 2003           4,000             $   84.09
----------------------------------------------------------------------------------
John J. Lauto               June 26, 2003           2,927             $   84.09
----------------------------------------------------------------------------------
Andrew D. Learoyd           June 26, 2003           6,853             $   84.09
----------------------------------------------------------------------------------
Stephen C. Lichtenauer      June 26, 2003           1,000             $   84.09
----------------------------------------------------------------------------------
Ryan D. Limaye              June 26, 2003           1,000             $   84.09
----------------------------------------------------------------------------------
Kevin L. Lundeen            June 26, 2003           3,474             $   84.09
----------------------------------------------------------------------------------
Shogo Maeda                 June 26, 2003           5,888             $   84.09
----------------------------------------------------------------------------------
Russell E. Makowsky         June 26, 2003           1,026             $   84.09
----------------------------------------------------------------------------------
Jacques Martin              June 26, 2003             200             $   84.09
----------------------------------------------------------------------------------
Thomas J. McAdam            June 26, 2003           3,352             $   84.09
----------------------------------------------------------------------------------
John C. McIntire            June 26, 2003          10,541             $   84.09
----------------------------------------------------------------------------------
Audrey A. McNiff            June 26, 2003           9,502             $   84.09
----------------------------------------------------------------------------------
Christian A. Meissner       June 26, 2003           8,492             $   84.09
----------------------------------------------------------------------------------
Andrew L. Metcalfe          June 26, 2003           2,257             $   84.09
----------------------------------------------------------------------------------
Michael R. Miele            June 26, 2003           7,486             $   84.09
----------------------------------------------------------------------------------
Therese L. Miller           June 26, 2003           1,500             $   84.09
----------------------------------------------------------------------------------
Christopher K. Norton       June 26, 2003           7,080             $   84.09
----------------------------------------------------------------------------------
Jay S. Nydick               June 26, 2003           3,600             $   84.09
----------------------------------------------------------------------------------
L. Peter O'Hagan            June 26, 2003           2,231             $   84.09
----------------------------------------------------------------------------------
Arthur J. Peponis           June 26, 2003          12,369             $   84.09
----------------------------------------------------------------------------------
David E. Perlin             June 26, 2003           1,964             $   84.09
----------------------------------------------------------------------------------
Kevin A. Quinn              June 26, 2003           4,424             $   84.09
----------------------------------------------------------------------------------
William M. Quinn            June 26, 2003             500             $   84.09
----------------------------------------------------------------------------------
Charlotte P. Ransom         June 26, 2003           2,500             $   84.09
----------------------------------------------------------------------------------
Michael J. Richman          June 26, 2003             707             $   84.09
----------------------------------------------------------------------------------
Jacob D. Rosengarten        June 26, 2003           1,507             $   84.09
----------------------------------------------------------------------------------
Ivan Ross                   June 26, 2003           2,600             $   84.09
----------------------------------------------------------------------------------
Michael S. Rotter           June 26, 2003           4,191             $   84.09
----------------------------------------------------------------------------------
John P. Rustum              June 26, 2003           1,668             $   84.09
----------------------------------------------------------------------------------
Katsunori Sago              June 26, 2003          12,582             $   84.09
----------------------------------------------------------------------------------
Stephen M. Scherr           June 26, 2003           1,673             $   84.09
----------------------------------------------------------------------------------
Jeffrey W. Schroeder        June 26, 2003           6,115             $   84.09
----------------------------------------------------------------------------------
Thomas M. Schwartz          June 26, 2003           8,295             $   84.09
----------------------------------------------------------------------------------
Richard P. Simon            June 26, 2003           5,000             $   84.09
----------------------------------------------------------------------------------
Ravi M. Singh               June 26, 2003           5,254             $   84.09
----------------------------------------------------------------------------------
Jeffrey S. Sloan            June 26, 2003           1,785             $   84.09
----------------------------------------------------------------------------------
Derek S. Smith              June 26, 2003           9,380             $   84.09
----------------------------------------------------------------------------------
Randolph C. Snook           June 26, 2003           4,000             $   84.09
----------------------------------------------------------------------------------
Daniel L. Sparks            June 26, 2003           2,000             $   84.09
----------------------------------------------------------------------------------
Andrew J. Stuart            June 26, 2003           3,500             $   84.09
----------------------------------------------------------------------------------
Howard B. Surloff           June 26, 2003             112             $   84.09
----------------------------------------------------------------------------------
Daisuke Toki                June 26, 2003           2,000             $   84.09
----------------------------------------------------------------------------------
Peter K. Tomozawa           June 26, 2003             900             $   84.09
----------------------------------------------------------------------------------
Stephen S. Trevor           June 26, 2003           7,189             $   84.09
----------------------------------------------------------------------------------
Irene Y. Tse                June 26, 2003           2,276             $   84.09
----------------------------------------------------------------------------------
Barry S. Turkanis           June 26, 2003           2,296             $   84.09
----------------------------------------------------------------------------------

----------------------------------------------------------------------------------
    COVERED PERSON           TRADE DATE        NUMBER OF SHARES    PRICE PER SHARE
----------------------------------------------------------------------------------
Ashok Varadhan              June 26, 2003          10,648             $   84.09
----------------------------------------------------------------------------------
David M. Weil               June 26, 2003           8,000             $   84.09
----------------------------------------------------------------------------------
Scott R. Weinstein          June 26, 2003             700             $   84.09
----------------------------------------------------------------------------------
Martin M. Werner            June 26, 2003           2,700             $   84.09
----------------------------------------------------------------------------------
Richard T. Wertz            June 26, 2003             675             $   84.09
----------------------------------------------------------------------------------
Melanie J. White            June 26, 2003           1,420             $   84.09
----------------------------------------------------------------------------------
A. Carver Wickman           June 26, 2003          18,689             $   84.09
----------------------------------------------------------------------------------
Elisha Wiesel               June 26, 2003           2,120             $   84.09
----------------------------------------------------------------------------------
C. Howard Wietschner        June 26, 2003             265             $   84.09
----------------------------------------------------------------------------------
David D. Wildermuth         June 26, 2003             100             $   84.09
----------------------------------------------------------------------------------
Meurig R. Williams          June 26, 2003             464             $   84.09
----------------------------------------------------------------------------------
Michael S. Wishart          June 26, 2003          16,710             $   84.09
----------------------------------------------------------------------------------
William H. Wolf Jr.         June 26, 2003             500             $   84.09
----------------------------------------------------------------------------------
Neil J. Wright              June 26, 2003             297             $   84.09
----------------------------------------------------------------------------------
Raanan A. Agus              June 27, 2003           2,000             $   83.29
----------------------------------------------------------------------------------
Mark E. Bamford             June 27, 2003           5,080             $   83.29
----------------------------------------------------------------------------------
Jonathan A. Beinner         June 27, 2003           5,448             $   83.29
----------------------------------------------------------------------------------
Jordan M. Bender            June 27, 2003             500             $   83.29
----------------------------------------------------------------------------------
Steven M. Bunson            June 27, 2003           2,000             $   83.29
----------------------------------------------------------------------------------
John D. Campbell            June 27, 2003             600             $   83.29
----------------------------------------------------------------------------------
Mark J. Carlebach           June 27, 2003             586             $   83.29
----------------------------------------------------------------------------------
Robert J. Christie          June 27, 2003           6,000             $   83.29
----------------------------------------------------------------------------------
Philip A. Cooper            June 27, 2003           4,000             $   83.29
----------------------------------------------------------------------------------
Stephen D. Daniel           June 27, 2003           2,767             $   83.29
----------------------------------------------------------------------------------
James Del Favero            June 27, 2003           3,174             $   83.29
----------------------------------------------------------------------------------
Stephen D. Dias             June 27, 2003           1,300             $   83.29
----------------------------------------------------------------------------------
Katherine B. Enquist        June 27, 2003             100             $   83.29
----------------------------------------------------------------------------------
Steven M. Feldman           June 27, 2003           4,000             $   83.29
----------------------------------------------------------------------------------
Robert R. Gheewalla         June 27, 2003           1,000             $   83.29
----------------------------------------------------------------------------------
Scott A. Gieselman          June 27, 2003           3,960             $   83.29
----------------------------------------------------------------------------------
Thomas J. Healey            June 27, 2003         120,454             $   83.26
----------------------------------------------------------------------------------
Thomas J. Kenny             June 27, 2003           1,000             $   83.29
----------------------------------------------------------------------------------
Rustom N. Khandalavala      June 27, 2003           1,000             $   83.29
----------------------------------------------------------------------------------
Kenneth H.M. Leet           June 27, 2003          14,077             $   83.29
----------------------------------------------------------------------------------
Ryan D. Limaye              June 27, 2003           1,000             $   83.29
----------------------------------------------------------------------------------
Russell E. Makowsky         June 27, 2003           1,000             $   83.29
----------------------------------------------------------------------------------
David J. Marshall           June 27, 2003             502             $   83.29
----------------------------------------------------------------------------------
Jacques Martin              June 27, 2003             500             $   83.29
----------------------------------------------------------------------------------
Lynn M. McCormick           June 27, 2003             800             $   83.29
----------------------------------------------------------------------------------
Gregory T. Mount            June 27, 2003           6,145             $   83.29
----------------------------------------------------------------------------------
Markus J. Noe-Nordberg      June 27, 2003             354             $   83.29
----------------------------------------------------------------------------------
L. Peter O'Hagan            June 27, 2003           1,000             $   83.29
----------------------------------------------------------------------------------
David B. Philip             June 27, 2003           2,200             $   83.29
----------------------------------------------------------------------------------
Andrea Ponti                June 27, 2003           5,094             $   83.29
----------------------------------------------------------------------------------
Kevin A. Quinn              June 27, 2003           2,500             $   83.29
----------------------------------------------------------------------------------
Jean Raby                   June 27, 2003           1,000             $   83.29
----------------------------------------------------------------------------------
John J. Rafter              June 27, 2003           1,200             $   83.29
----------------------------------------------------------------------------------
Eileen P. Rominger          June 27, 2003           6,000             $   83.29
----------------------------------------------------------------------------------
Pamela P. Root              June 27, 2003             600             $   83.29
----------------------------------------------------------------------------------
Stephen M. Scherr           June 27, 2003           1,673             $   83.29
----------------------------------------------------------------------------------
John P. Shaughnessy         June 27, 2003          12,825             $   83.29
----------------------------------------------------------------------------------
Daniel M. Shefter           June 27, 2003             700             $   83.29
----------------------------------------------------------------------------------
Daniel L. Sparks            June 27, 2003           1,751             $   83.29
----------------------------------------------------------------------------------

----------------------------------------------------------------------------------
    COVERED PERSON           TRADE DATE        NUMBER OF SHARES    PRICE PER SHARE
----------------------------------------------------------------------------------
Chase O. Stevenson          June 27, 2003           2,054             $   83.29
----------------------------------------------------------------------------------
Christopher H. Turner       June 27, 2003           9,509             $   83.29
----------------------------------------------------------------------------------
Kaysie P. Uniacke           June 27, 2003           4,978             $   83.29
----------------------------------------------------------------------------------
John J. Vaske               June 27, 2003           1,649             $   83.29
----------------------------------------------------------------------------------
Richard T. Wertz            June 27, 2003             500             $   83.29
----------------------------------------------------------------------------------
Kevin L. Willens            June 27, 2003           2,045             $   83.29
----------------------------------------------------------------------------------
Christopher G. Williams     June 27, 2003           6,461             $   83.29
----------------------------------------------------------------------------------
Todd A. Williams            June 27, 2003          11,798             $   83.29
----------------------------------------------------------------------------------
Alexander D. Wohl           June 27, 2003             630             $   83.29
----------------------------------------------------------------------------------
William H. Wolf Jr.         June 27, 2003             500             $   83.29
----------------------------------------------------------------------------------
Paul M. Young               June 27, 2003           4,409             $   83.29
----------------------------------------------------------------------------------
Raanan A. Agus              June 30, 2003           2,000             $   82.97
----------------------------------------------------------------------------------
Yusuf A. Aliredha           June 30, 2003           4,460             $   82.97
----------------------------------------------------------------------------------
Driss Ben Brahim            June 30, 2003           1,112             $   82.97
----------------------------------------------------------------------------------
Steven M. Bunson            June 30, 2003           2,202             $   82.97
----------------------------------------------------------------------------------
Mark J. Carney              June 30, 2003             500             $   82.97
----------------------------------------------------------------------------------
Diego De Giorgi             June 30, 2003           3,017             $   82.97
----------------------------------------------------------------------------------
Juan A. Del Rivero          June 30, 2003           9,620             $   82.97
----------------------------------------------------------------------------------
Michael P. Esposito         June 30, 2003           8,582             $   82.97
----------------------------------------------------------------------------------
Ian J. Evans                June 30, 2003           3,000             $   82.97
----------------------------------------------------------------------------------
David N. Fleischer          June 30, 2003           4,000             $   82.97
----------------------------------------------------------------------------------
Matthias K. Frisch          June 30, 2003             500             $   82.97
----------------------------------------------------------------------------------
Nobumichi Hattori           June 30, 2003           7,500             $   82.97
----------------------------------------------------------------------------------
Gregory T. Hoogkamp         June 30, 2003           1,151             $   82.97
----------------------------------------------------------------------------------
Raymond J. Iwanowski        June 30, 2003           4,894             $   82.97
----------------------------------------------------------------------------------
Todd W. Leland              June 30, 2003           1,390             $   82.97
----------------------------------------------------------------------------------
Roger A. Liddell            June 30, 2003           2,126             $   82.97
----------------------------------------------------------------------------------
Ryan D. Limaye              June 30, 2003           1,000             $   82.97
----------------------------------------------------------------------------------
Jacques Martin              June 30, 2003             200             $   82.97
----------------------------------------------------------------------------------
Joseph P. McGrath Jr.       June 30, 2003           4,479             $   82.97
----------------------------------------------------------------------------------
Edward S. Misrahi           June 30, 2003           5,000             $   82.97
----------------------------------------------------------------------------------
Duncan L. Niederauer        June 30, 2003           2,000             $   82.97
----------------------------------------------------------------------------------
Theodore E. Niedermayer     June 30, 2003           1,500             $   82.97
----------------------------------------------------------------------------------
Geoffrey M. Parker          June 30, 2003           4,504             $   82.97
----------------------------------------------------------------------------------
Joseph Ravitch              June 30, 2003             901             $   82.97
----------------------------------------------------------------------------------
Jeffrey A. Resnick          June 30, 2003           1,000             $   82.97
----------------------------------------------------------------------------------
Richard J. Rosenstein       June 30, 2003           1,000             $   82.97
----------------------------------------------------------------------------------
Marc A. Rothenberg          June 30, 2003           1,734             $   82.97
----------------------------------------------------------------------------------
Daniel J. Silber            June 30, 2003           1,728             $   82.97
----------------------------------------------------------------------------------
Patrick Sullivan            June 30, 2003           6,422             $   82.97
----------------------------------------------------------------------------------
Greg W. Tebbe               June 30, 2003           3,198             $   82.97
----------------------------------------------------------------------------------
Gregg S. Weinstein          June 30, 2003           2,673             $   82.97
----------------------------------------------------------------------------------
Richard T. Wertz            June 30, 2003             500             $   82.97
----------------------------------------------------------------------------------
Zi Wang Xu                  June 30, 2003           6,192             $   82.97
----------------------------------------------------------------------------------

   *Sold through a corporation wholly-owned by the Covered Person.

On June 26, 2003, Christopher J. Carrera purchased 10 Uncovered Shares for cash on the New York Stock Exchange at a price of $85.00 per share.

On June 26, 2003, an Individual Covered Person donated 1,800 Covered Shares to a public charitable institution.

On June 17, 2003, Lee G. Vance transferred 115,000 Covered Shares to a charitable remainder trust of which he and his spouse are the trustees. The following sales of Covered Shares were made by Mr. Vance or, if marked with an sterisk, by the trust, in each case for cash on the New York Stock Exchange:

----------------------------------------------------------------------
 TRADE DATE               NUMBER OF SHARES             PRICE PER SHARE
----------------------------------------------------------------------
June 5, 2003                   30,000                       $86.00
----------------------------------------------------------------------
June 17, 2003                   5,000                       $90.87
----------------------------------------------------------------------
June 20, 2003*                 20,000                       $87.00
----------------------------------------------------------------------
June 23, 2003*                 20,000                       $85.00
----------------------------------------------------------------------
June 24, 2003*                 20,000                       $85.95
----------------------------------------------------------------------
June 25, 2003*                 20,000                       $85.70
----------------------------------------------------------------------

The Covered Persons listed below participate in the Common Stock fund of The Goldman Sachs Employees' Profit Sharing Retirement Income Plan. These Covered Persons acquired or disposed of interests in the Common Stock fund representing the number of shares of Common Stock set forth below. These shares are Uncovered Shares.

-------------------------------------------------------------------------------------------------------------------

                                  ACQUISITION OR                                  NUMBER OF
  COVERED PERSON                   DISPOSITION           TRANSACTION DATE          SHARES          PRICE PER SHARE
-------------------------------------------------------------------------------------------------------------------
Thomas J. McAdam                   Acquisition            June 13, 2003               1                 $89.17
-------------------------------------------------------------------------------------------------------------------
Richard T. Roberts                 Acquisition            June 13, 2003               1                 $89.17
-------------------------------------------------------------------------------------------------------------------
Edward R. Wilkinson                Acquisition            June 13, 2003               1                 $89.17
-------------------------------------------------------------------------------------------------------------------
Thomas J. McAdam                   Acquisition            June 30, 2003               1                 $83.75
-------------------------------------------------------------------------------------------------------------------
Richard T. Roberts                 Acquisition            June 30, 2003               1                 $83.75
-------------------------------------------------------------------------------------------------------------------
Edward R. Wilkinson                Acquisition            June 30, 2003               1                 $83.75
-------------------------------------------------------------------------------------------------------------------

The following cashless exercises of stock options were effected by the following Covered Persons, with the indicated number of underlying shares sold through an affiliate of Mellon Investor Services LLC for cash on the New York Stock
Exchange:

--------------------------------------------------------------------------------------------------------------------
                                                                                               NUMBER      NUMBER OF
                                                        NUMBER OF     STRIKE     SALES        OF SHARE       SHARES
 COVERED PERSON              DATE OF EXERCISE            OPTIONS      PRICE      PRICE          SOLD        RETAINED
--------------------------------------------------------------------------------------------------------------------
Francois Andriot              June 26, 2003               7,644       $53.00     $84.78         7,644            0
--------------------------------------------------------------------------------------------------------------------
Stephen D. Daniel             June 26, 2003               9,172       $53.00     $84.78         9,172            0
--------------------------------------------------------------------------------------------------------------------
Joseph P. DiSabato            June 26, 2003               9,177       $53.00     $84.78         9,177            0
--------------------------------------------------------------------------------------------------------------------
Herbert E. Ehlers             June 26, 2003              22,581       $53.00     $84.78        16,516        6,065
--------------------------------------------------------------------------------------------------------------------
Matthias K. Frisch            June 26, 2003               1,000       $53.00     $84.78         1,000            0
--------------------------------------------------------------------------------------------------------------------
David R. Hansen               June 26, 2003               6,133       $53.00     $84.78         6,133            0
--------------------------------------------------------------------------------------------------------------------
Nobumichi Hattori             June 26, 2003              38,252       $53.00     $84.78        29,505        8,747
--------------------------------------------------------------------------------------------------------------------
Stephen J. Hay                June 26, 2003              10,000       $53.00     $84.78        10,000            0
--------------------------------------------------------------------------------------------------------------------
Michiya Nagai                 June 26, 2003              20,000       $53.00     $84.78        15,427        4,573
--------------------------------------------------------------------------------------------------------------------
Lisa M. Shalett               June 26, 2003               9,776       $53.00     $84.78         9,776            0
--------------------------------------------------------------------------------------------------------------------
Randolph C. Snook             June 26, 2003              17,298       $53.00     $84.78        17,298            0
--------------------------------------------------------------------------------------------------------------------
Melanie J. White              June 26, 2003               6,657       $53.00     $84.78         6,657            0
--------------------------------------------------------------------------------------------------------------------
Meurig R. Williams            June 26, 2003               3,409       $53.00     $84.78         3,409            0
--------------------------------------------------------------------------------------------------------------------
Mark J. Carlebach             June 27, 2003               2,082       $53.00     $84.15         2,082            0
--------------------------------------------------------------------------------------------------------------------
Virginia E. Carter            June 27, 2003              10,000       $53.00     $84.15        10,000            0
--------------------------------------------------------------------------------------------------------------------
Stephen D. Dias               June 27, 2003              10,018       $53.00     $84.15        10,018            0
--------------------------------------------------------------------------------------------------------------------
Joseph P. DiSabato            June 27, 2003               4,588       $53.00     $84.15         4,588            0
--------------------------------------------------------------------------------------------------------------------
Scott A. Gieselman            June 27, 2003               8,000       $53.00     $84.15         8,000            0
--------------------------------------------------------------------------------------------------------------------
Paul R. Harvey                June 27, 2003              16,000       $53.00     $84.15        16,000            0
--------------------------------------------------------------------------------------------------------------------
Philip Holzer*                June 27, 2003               2,051       $53.00        N/A             0        2,051
--------------------------------------------------------------------------------------------------------------------
Paul J. Huchro                June 27, 2003               8,000       $53.00     $84.15         8,000            0
--------------------------------------------------------------------------------------------------------------------
Jonathan R. Knight            June 27, 2003              16,960       $53.00     $84.15        16,960            0
--------------------------------------------------------------------------------------------------------------------
Linda J. Slotnick             June 27, 2003               7,577       $53.00     $84.15         7,577            0
--------------------------------------------------------------------------------------------------------------------
Paul J. Huchro                June 30, 2003               1,000       $53.00     $82.38         1,000            0
--------------------------------------------------------------------------------------------------------------------
Douglas F. Londal             June 30, 2003              20,000       $53.00     $82.38        20,000            0
--------------------------------------------------------------------------------------------------------------------

* This was a cash-for stock exercise, not a cashless exercise.

SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: July 8, 2003

                                         By: /s/ James B. McHugh
                                             -----------------------------------
                                         Name: James B. McHugh
                                         Title: Attorney-in-Fact

                                  EXHIBIT INDEX

Exhibit                                                   Description
-------                                                   -----------
   A.              Shareholders' Agreement, dated as of May 7, 1999 (incorporated by reference to Exhibit A to the Schedule 13D filed May 17, 1999 (File No. 005-56295) (the "Initial Schedule 13D")).

   B.              Form of Agreement Relating to Noncompetition and Other Covenants (incorporated by reference to Exhibit 10.20 to the registration statement on Form S-1 (File No. 333-74449)
                   filed by The Goldman Sachs Group, Inc.).

   C.              Form of Pledge Agreement (the "IPO Pledge Agreement") (incorporated by reference to
                   Exhibit 10.21 to the registration statement on Form S-1 (File No. 333-74449) filed by The
                   Goldman Sachs Group, Inc.).

   D.              Form of Amendment No. 1 to the IPO Pledge Agreement (filed as Exhibit E), dated July 10,
                   2000 (incorporated by reference to Exhibit F to Amendment No. 4 to the Initial
                   Schedule 13D, filed July 11, 2000 (File No. 005-56295)).

   E.              Registration Rights Instrument, dated as of December 10, 1999 (incorporated by reference to Exhibit G to Amendment No. 1 to the Initial Schedule 13D, filed December 17, 1999 (File
                   No. 005-56295)).

   F.              Supplemental Registration Rights Instrument, dated as of December 10, 1999 (incorporated by reference to Exhibit H to Amendment No. 1 to the Initial Schedule 13D, filed
                   December 17, 1999 (File No. 005-56295)).

   G.              Form of Counterpart to Shareholders' Agreement for former profit participating limited partners of The Goldman Sachs Group, L.P. (incorporated by reference to Exhibit I to
                   Amendment No. 2 to the Initial Schedule 13D, filed June 21, 2000 (File No. 005-56295)).

   H.              Form of Counterpart to Shareholders' Agreement for former retired limited partners of The
                   Goldman Sachs Group, L.P. who are currently managing directors of The Goldman Sachs Group,
                   Inc. (incorporated by reference to Exhibit J to Amendment No. 2 to the Initial
                   Schedule 13D, filed June 21, 2000 (File No. 005-56295)).

   I.              Form of Counterpart to Shareholders' Agreement for non-individual former owners of Hull and Associates, L.L.C. (incorporated by reference to Exhibit K to Amendment No. 3 to the
                   Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

   J.              Form of Counterpart to Shareholders' Agreement for non-U.S. corporations (incorporated by reference to Exhibit L to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000
                   (File No. 005-56295)).

   K.              Form of Counterpart to Shareholders' Agreement for non-U.S. trusts (incorporated by reference to Exhibit M to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000
                   (File No. 005-56295)).

   L.              Form of Guarantee and Pledge Agreement for non-U.S. corporations (incorporated by reference to Exhibit N to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000
                   (File No. 005-56295)).

Exhibit                                                   Description
-------                                                   -----------
   M.              Form of Pledge Agreement for shareholders of non-U.S. corporations (incorporated by reference to Exhibit O to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000
                   (File No. 005-56295)).

   N.              Form of Pledge Agreement for shareholders of non-U.S. corporations (Jersey version)
                   (incorporated by reference to Exhibit P to Amendment No. 3 to the Initial Schedule 13D,
                   filed June 30, 2000 (File No. 005-56295)).

   O.              Form of Counterpart to Shareholders' Agreement for Transferee Covered Persons
                   (incorporated by reference to Exhibit Q to Amendment No. 5 to the Initial Schedule 13D,
                   filed August 2, 2000 (File No. 005-56295)).

   P.              Supplemental Registration Rights Instrument, dated as of June 19, 2000 (incorporated by reference to Exhibit R to Amendment No. 5 to the Initial Schedule 13D, filed August 2,
                   2000 (File No. 005-56295)).

   Q.              Power of Attorney (incorporated by reference to Exhibit X to Amendment No. 14 to the
                   Initial Schedule 13D, filed March 29, 2001 (File No. 005-56295)).

   R.              Form of Amended and Restated Member Agreement, dated as of September 10, 2000, and amended and restated as of October 26, 2000, between GS Inc. and each SLK Covered Person
                   (incorporated by reference to Exhibit Y to Amendment No. 10 to the Initial Schedule 13D,
                   filed November 3, 2000 (File No. 005-56295)).

   S.              Form of Pledge Agreement, dated as of October 31, 2000, between GS Inc. and each SLK
                   Covered Person (incorporated by reference to Exhibit Z to Amendment No. 10 to the Initial
                   Schedule 13D, filed November 3, 2000 (File No. 005-56295)).

   T.              Supplemental Registration Rights Instrument, dated as of December 21, 2000 (incorporated by reference to Exhibit AA to Amendment No. 12 to the Initial Schedule 13D, filed
                   January 23, 2001 (File No. 005-56295)).

   U.              Form of Member Agreement, dated as of January 26, 2001, between GS Inc. and each Jacobson
                   Covered Person (incorporated by reference to Exhibit BB to Amendment No. 14 to the Initial
                   Schedule 13D, filed March 28, 2001 (File No. 005-56295)).

   V.              Form of Pledge Agreement, dated as of March 19, 2001, between GS Inc. and each Jacobson
                   Covered Person (incorporated by reference to Exhibit CC to Amendment No. 14 to the Initial
                   Schedule 13D, filed March 28, 2001 (File No. 005-56295)).

   W.              Form of Guarantee and Pledge Agreement for trusts (incorporated by reference to Exhibit DD to Amendment No. 19 to the Initial Schedule 13D, filed October 30, 2001 (File No.
                   005-56295)).

   X.              Form of Pledge Agreement for beneficiaries of trusts (incorporated by reference to Exhibit
                   EE to Amendment No. 19 to the Initial Schedule 13D, filed October 30, 2001 (File
                   No. 005-56295)).

   Y.              Form of Guarantee and Pledge Agreement for non-U.S. trusts holding Common Stock through
                   non-U.S. corporations (incorporated by reference to Exhibit FF to Amendment No. 20 to the
                   Initial Schedule 13D, filed December 21, 2001 (File No. 005-56295)).

Exhibit                                                   Description
-------                                                   -----------
   Z.              Form of Pledge Agreement for beneficiaries of non-U.S. trusts holding Common Stock through
                   non-U.S. corporations (incorporated by reference to Exhibit GG to Amendment No. 20 to the
                   Initial Schedule 13D, filed December 21, 2001 (File No. 005-56295)).

   AA.             Supplemental Registration Rights Instrument, dated as of December 21, 2001 (incorporated by reference to Exhibit 4.4 to the registration statement on Form S-3 (File No. 333-74006)
                   filed by The Goldman Sachs Group, Inc.).

   BB.             Form of Power of Attorney executed by Covered Persons participating in the Channel A Sales
                   Program (incorporated by reference to Exhibit BB to Amendment No. 27 to the Initial
                   Schedule 13D, filed June 20, 2002 (File No. 005-56295)).

   CC.             Form of Member Agreement, dated as of May 16, 2002, between GS Inc. and each Walter Frank
                   Covered Person (incorporated by reference to Exhibit CC to Amendment No. 28 to the Initial
                   Schedule 13D, filed July 5, 2002 (File No. 005-56295)).

   DD.             Form of Pledge Agreement, dated as of June 26, 2002, between GS Inc. and each Walter Frank
                   Covered Person (incorporated by reference to Exhibit DD to Amendment No. 28 to the Initial
                   Schedule 13D, filed July 5, 2002 (File No. 005-56295)).

   EE.             Supplemental Registration Rights Instrument, dated as of December 20, 2002 (incorporated by reference to Exhibit 4.4 to the registration statement on Form S-3 (File No.
                   333-101093) filed by The Goldman Sachs Group, Inc.).

   FF.             Form of Written Consent Relating to Sale and Purchase of Common Stock (incorporated by reference to Exhibit FF to Amendment No. 35 to the Initial Schedule 13D, filed January 8,
                   2003 (File No. 005-56295)).